UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Forest City Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOREST CITY ENTERPRISES, INC.

Notice of Annual Meeting of Shareholders

To Be Held June 13, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Forest City Enterprises, Inc. (the “Company”) will be held in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113, on Thursday, June 13, 2013 at 2:00 p.m., Eastern Daylight Time, for the purpose of considering and acting upon:

(1)
The election of thirteen (13) directors, nominated by the Board of Directors, each to hold office until the next annual shareholders' meeting and until a successor shall be elected and qualified. Four (4) directors will be elected by holders of Class A Common Stock and nine (9) by holders of Class B Common Stock.

(2)	The approval (on an advisory, non-binding basis) of the compensation of the Company's Named Executive Officers.

(3)	The approval of the amendment and restatement of the Executive Short-Term Incentive Plan.

(4)	The approval of the amendment and restatement of the Executive Long-Term Incentive Plan.

(5)	The approval of the amendment and restatement of the 1994 Stock Plan.

(6)	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the eleven months ending December 31, 2013.

(7)	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 17, 2013 will be entitled to notice of and to vote at such annual meeting or any adjournment or postponement thereof.

BY THE ORDER OF THE BOARD OF DIRECTORS

Geralyn M. Presti, Secretary

Cleveland, Ohio
April 30, 2013

IMPORTANT: It is important that your stock be represented at the meeting. Whether or not you intend to be present, please mark, date and sign the appropriate enclosed proxy or proxies and send them by return mail in the enclosed envelope, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON JUNE 13, 2013

The Proxy Statement, Proxy Card, Annual Report on Form 10-K, Summary Annual Report and Supplemental Package
are available on the Investor Relations page at www.forestcity.net.

i

Forest City Enterprises, Inc.
50 Public Square
Cleveland, Ohio 44113
www.forestcity.net	April 30, 2013
Proxy Statement

Solicitation of Proxies

The enclosed proxy or proxies relating to shares of Class A Common Stock, par value $.33 1/3 per share (the “Class A Common Stock”) and Class B Common Stock, par value $.33 1/3 per share (the “Class B Common Stock”) (collectively, “Common Stock”) are solicited on behalf of the Board of Directors of Forest City Enterprises, Inc. (the “Company,” Forest City, “we,” “us,” or “our”) for use at the annual meeting of shareholders to be held on Thursday, June 13, 2013 at 2:00 p.m., Eastern Daylight Time, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 (the “Annual Meeting”). This proxy statement and related form of proxy are being first sent to shareholders on or about April 30, 2013.

Questions and Answers about the Proxy Materials and Annual Meeting

Why am I receiving these proxy materials?

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Forest City for use at the Annual Meeting, and any adjournments or postponements thereof. You are receiving these proxy materials because you owned Common Stock at the close of business on April 17, 2013 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Why do the proxy materials contain information regarding the internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company provides access to our proxy materials over the internet. Proxy materials for the Company's Annual Meeting, including this proxy statement and the 2012 Annual Report and Supplemental Package, are available over the internet by accessing the Investor Relations page at www.forestcity.net. In addition, if you prefer to receive the proxy materials in an electronic format in lieu of paper copies, you may do so by following the instructions contained in the enclosed proxy card.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. In addition to solicitation by mail, we may make arrangements with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and we may reimburse them for their expense in so doing. Our officers and other regular employees may, if necessary, request the return of proxies by telephone, email or facsimile or in person, and will not receive any special compensation for taking such actions.

How many shares of Common Stock are entitled to vote at the Annual Meeting?

As of the Record Date, there were outstanding 166,060,380 of our shares of Class A Common Stock, and 20,216,683 shares of Class B Common Stock entitled to vote at the Annual Meeting.

What constitutes a quorum?

In order to carry out the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Broker non-votes and abstaining votes will be counted for purposes of determining whether a quorum is present.

What voting rights do I have as a shareholder?

At the Annual Meeting, the holders of Class A Common Stock will be entitled as a class to elect four (4) Class A directors and will be entitled to one vote per share for this purpose. Arthur F. Anton, Scott S. Cowen, Michael P. Esposito, Jr. and Stan Ross have been nominated for election to serve as these directors. At the Annual Meeting, the holders of Class B Common Stock will be entitled as a class to elect nine (9) Class B directors and will be entitled to one vote per share for this purpose. Kenneth J. Bacon, Deborah L. Harmon, David J. LaRue, Brian J. Ratner, Bruce C. Ratner, Charles A. Ratner, Deborah Ratner Salzberg, Ronald A. Ratner and Louis Stokes have been nominated for election to serve as these directors. Except for the election of directors, the holders of Class A Common Stock and Class B Common Stock will vote together on all other matters presented at the Annual Meeting and will be entitled to one (1) vote per share of Class A Common Stock and ten (10) votes per share of Class B Common Stock held as of the Record Date.

If notice in writing is given by any shareholder to our President, a Vice President or the Secretary not less than forty-eight hours before the time fixed for the holding of the Annual Meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which the holder belongs, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class will have the right to accumulate such voting power as the holder possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by that holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in such proportion as the holder may desire. To date, we have not received a notice from any shareholders of his, her or its intention to request cumulative voting.

How do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy. You have three ways to vote by proxy:

•	Mail: sign, date and mail in your proxy card using the accompanying envelope;

•	Telephone: submit a proxy by calling 1-800-690-6903; or

•	Internet: connect to the website at www.proxyvote.com.

Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this proxy statement. The internet and telephone services authenticate shareholders by use of a control number. If you choose to vote via the internet or the telephone, you do not need to return the proxy card.

Proxies submitted via the telephone or internet must be received by 11:59 p.m. Eastern Time on June 12, 2013. More detailed instructions are included on the proxy card. In order to submit a proxy via the telephone or internet, you must have the enclosed proxy card available and follow the instructions on the proxy card.

If you are a shareholder of record, the proxy holders will vote your shares based on your directions. If you sign and return your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the director nominees, “FOR” the advisory approval of executive compensation "FOR" Proposals 3, 4 and 5, and “FOR” the ratification of PricewaterhouseCoopers, LLP. The proxy holders will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting. If cumulative voting is involved, the proxy holders will vote all proxy cards received by them in such manner in accordance with cumulative voting as will assure the election of as many of the Company's nominees as possible.

Can I revoke or change my vote after I submit a proxy?

Yes. In the event you deliver a duly executed proxy and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the Annual Meeting. You may revoke your proxy in any of the following five ways:

•	Connect to the website at www.proxyvote.com by 11:59 p.m. on June 12, 2013;

•	Call 1-800-690-6903 by 11:59 p.m. on June 12, 2013;

•	Deliver a duly executed proxy bearing a later date;

•	Deliver a written revocation to the Secretary; or

•	Vote in person at the Annual Meeting.

You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What vote is required to approve each of the proposals?

•
Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes effectively count as votes “against” the election of a director as each abstention or broker non‑vote would be one less vote in favor of a director. In addition, brokers may not exercise their discretion to vote uninstructed shares for the election of directors. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your shares to be voted on the election of directors.

•
Advisory Approval of Executive Compensation (Proposal 2), and Approvals of the amendments and restatements of the Executive Short-Term Incentive Plan (Proposal 3), Executive Long-Term Incentive Plan (Proposal 4) and 1994 Stock Plan (Proposal 5). Proposals 2 through 5 will be decided by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy. Abstentions will effectively be counted as votes against these proposals as each abstention would be one less vote in favor of these proposals. Broker non-votes will have no effect on the outcome of these proposals. In addition, brokers may not exercise their discretion to vote uninstructed shares for these proposals. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your shares to be voted on Proposals 2-5.

•
Auditor Ratification (Proposal 6). Ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy. Abstentions will effectively be counted as votes against this proposal as each abstention would be one less vote in favor of this proposal.

Can shareholders make proposals for the 2013 Annual Meeting?

From time to time, shareholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the Annual Meeting, the Company must have received proposals no later than December 31, 2012. To date, the Company has not received any shareholder proposals for the 2013 Annual Meeting. See “Shareholder Proposals for 2014 Annual Meeting” for a detailed discussion of the deadlines for shareholder proposals for next year's Annual Meeting of Shareholders.

Election of Directors
It is intended that proxies will be voted for the election of the nominees named below as our directors unless authority is withheld. All elected directors will serve until the next annual shareholders' meeting and until their successor is elected and qualified. In the event any one or more of such nominees unexpectedly becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder. All nominees are presently our directors.

At February 28, 2013, the Ratner, Miller and Shafran families, which include members of our current Board of Directors and certain executive officers not including Bruce C. Ratner (“Family Interests”), owned 7.8% of the Class A Common Stock and 89.1% of the Class B Common Stock. RMS, Limited Partnership (“RMSLP”), which owned 88.6% of the Class B Common Stock outstanding as of the Record Date (April 17, 2013), is a limited partnership, comprised of the Family Interests, with seven individual general partner positions, currently consisting of: Samuel H. Miller, Co‑Chairman Emeritus; Charles A. Ratner, Chairman of the Board of Directors; Ronald A. Ratner, our Executive Vice President and Director; Brian J. Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, president of Forest City Washington, Inc., one of our subsidiaries, and our Director; Joan K. Shafran, a former Director; and Abraham Miller. Charles A. Ratner, James A. Ratner and Ronald A. Ratner are brothers. Albert B. Ratner, our Co-Chairman Emeritus, is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to

Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Bruce C. Ratner and Joan K. Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner, and is the father of Abraham Miller.

Under the partnership agreement of RMSLP, the voting power of the general partners representing a family branch is determined by dividing the interest of the family branch they represent by the aggregate interests of all family branches. The voting power of the general partner or general partners representing a family branch may not be divided or apportioned but must be voted together as a whole. If the general partners representing a family branch are unable to agree on how to vote that branch, the total voting power of the other general partners is computed without reference to the voting power otherwise available to that family branch. General partners holding 60% of the total voting power (excluding the voting power of a family branch, if any, unable to agree on how to vote on a particular matter) of RMSLP determine how to vote the Class B Common Stock held by RMSLP.

The following table sets forth the shares of Class B Common Stock held by RMSLP at February 28, 2013, which under the partnership agreement are voted by the general partners of RMSLP, who under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be the beneficial owners of those shares of Class B Common Stock:

Family Branch	Name of General Partners	Shares of Class B Common Stock Held through RMSLP	Percent of RMSLP's Holdings of Class B Common Stock
Max Ratner	Charles A. Ratner	9,009,467	50.3%
	Ronald A. Ratner
Albert Ratner	Brian J. Ratner	4,928,658	27.5%
	Deborah Ratner Salzberg
Samuel H. Miller	Samuel H. Miller	998,206	5.6%
Nathan Shafran	Joan K. Shafran	1,880,808	10.5%
Ruth Miller	Abraham Miller	1,089,954	6.1%
Total		17,907,093	100.0%

Set forth below are each nominee's name, age, year first elected as a director, principal occupation, professional history and public company directorships held currently and during the past five years, and information about the experience, qualifications, attributes or skills that led to the conclusion that such person should serve as our director.

NOMINEES FOR ELECTION AS CLASS A DIRECTORS

Arthur F. Anton
Mr. Anton, 55, has been a Forest City director since 2010. He serves on the Audit and Compensation Committees of the Board.

Principal Occupation and Business Experience
Since 2003, Mr. Anton has been the chief executive officer of Swagelok, a privately-held domestic and international developer and provider of fluid system solutions with annual sales of approximately $1.8 billion. Prior to his current position, Mr. Anton served Swagelok as the president and chief operating officer from 2001 to 2003, executive vice president from 2000 to 2001, and chief financial officer from 1998 to 2000. Prior to joining Swagelok, Mr. Anton was a partner at the accounting and consulting firm of Ernst & Young, where he consulted with companies in the manufacturing, energy, service and other industries. He is a board member of two additional publicly-traded companies, including Olympic Steel Inc., a metal service center, since 2009, and The Sherwin-Williams Company, a paint and building material manufacturing and distribution company, since 2006. He is also a board member of University Hospitals of Cleveland and Western Reserve Partners LLC.

Key Experience, Attributes and Skills
Mr. Anton's leadership experience, both as a chief executive and chief financial officer, and his deep understanding of corporate strategy and impressive financial acumen, make him a tremendous asset for Forest City and our Board of Directors. Through his service on other public company boards, Mr. Anton is able to provide guidance on best practices, risk management and corporate governance strategies.

Scott S. Cowen
Dr. Cowen, 66, has been a Forest City director since 1989. He chairs the Compensation Committee, serves on the Corporate Governance and Nominating Committee, and is the Lead Director for the executive sessions of independent directors.

Principal Occupation and Business Experience
Dr. Cowen has been the President of and Seymour S. Goodman Memorial Professor of Business at Tulane University since July 1998. Leading Tulane University, as well as the City of New Orleans, through the aftermath of Hurricane Katrina, he also developed unique and exceptional skills in crisis management. In recognition of his leadership skills, he received the Carnegie Award for Academic Leadership and was named one of the “Ten Best College Presidents” in America by Time magazine in 2009. Prior to 1998, Dr. Cowen was dean at the Weatherhead School of Management at Case Western Reserve University, where he was also a professor for 23 years. Dr. Cowen is a board member of two additional publicly-traded companies, including Newell Rubbermaid, Inc., a consumer products corporation, since 1999 and American Greetings Corporation, a greeting card company, since 1989. In 2010, President Barack Obama appointed him to the White House Council for Community Solutions, which advises the president on the best ways to mobilize citizens, nonprofits, businesses and government to address community needs.

Key Experience, Attributes and Skills
An award-winning educator and leader, Dr. Cowen has consulted for dozens of companies, from start-ups to the Fortune 100. His impressive background and service on the boards of public companies has given him expertise in strategic planning, financial management, external reporting, organizational behavior, crisis management and corporate governance. Having served on our Board of Directors for over 24 years, Dr. Cowen has developed an in-depth knowledge of the real-estate industry in general and Forest City in particular.

Michael P. Esposito, Jr.
Mr. Esposito, 73, has been a Forest City director since 1995. He chairs the Audit Committee and serves on the Compensation, Corporate Governance and Nominating and Executive Committees.

Principal Occupation and Business Experience
Mr. Esposito has been the non-executive chairman of Syncora Holdings Ltd., a publicly-traded guarantee insurance company, since 2006, and non-executive chairman of Primus Guaranty Ltd., a publicly-traded seller of credit protection, since 2002. In 1995, Mr. Esposito retired from The Chase Manhattan Bank, N.A. as the executive vice president, chief control, compliance and administrative officer after serving 34 years with the company in various positions, including principal accounting officer, corporate controller and chief financial officer. In 2007, he retired as the non-executive chairman of XL Capital Ltd., an insurance company. Mr. Esposito's prior experience also included leadership positions within the Bank Administration Institute, American Bankers Association, Conference Board, and the advisory council to the Financial Accounting Standards Board.

Key Experience, Attributes and Skills
Mr. Esposito brings significant financial experience and expertise to our Board of Directors, including service with other publicly-traded companies. He provides insight on best practices in areas such as risk management, financial management, corporate governance, capital and debt management. Having served on our Board of Directors for 18 years, Mr. Esposito has developed an in-depth knowledge of the real estate industry in general and Forest City in particular.

Stan Ross
Mr. Ross, 77, has been a Forest City director since 1999 and serves on the Audit and Compensation Committees.

Principal Occupation and Business Experience
Mr. Ross, a certified public accountant, holds multiple positions at the University of Southern California, including chairman of the board of the Lusk Center for Real Estate and distinguished fellow of the School of Policy, Planning & Development. He is the retired vice chairman of real estate industry services for Ernst & Young, where he was a member of the firm's management committee. Mr. Ross is a life trustee and governor of the Urban Land Institute. He was also a member of the auditing standards board of the American Institute of Certified Public Accountants. Mr. Ross serves as senior advisor to The Irvine Company, a diversified private real estate company, and on the board of the American Jewish University.

Key Experience, Attributes and Skills
Mr. Ross brings substantial financial expertise to Forest City's Board of Directors. As a nationally recognized real estate expert, he provides thoughtful and far-reaching insight into current trends, domestic and global practices, and challenges facing the industry. Mr. Ross' expertise in strategic planning for real estate companies has been invaluable to our Board of Directors throughout his tenure, particularly during the recent economic downturn.

NOMINEES FOR ELECTION AS CLASS B DIRECTORS

Kenneth J. Bacon
Mr. Bacon, 58, has been a Forest City director since December 2012.

Principal Occupation and Business Experience
Mr. Bacon co-founded RailField Partners, a financial advisory and asset management firm based in Washington, D.C., in 2012. Mr. Bacon began his career with Kidder Peabody and later Morgan Stanley, where his focus was mortgage finance and related products. In 1990, he joined Resolution Trust Corporation as director of policy for the Oversight Board, and was later named director of securitization. Three years later, Mr. Bacon joined the Federal National Mortgage Association (Fannie Mae) as senior vice president, northeast region. In 1998, he was selected to lead Fannie Mae's American Communities Fund. In 2000, he became senior vice president (with promotion in 2005 to executive vice president) of the organization's multifamily division. He retired from Fannie Mae in 2012. Mr. Bacon has been a board member of one additional publicly-traded company, Comcast Corporation, a global media and technology company, since 2002, where he currently serves as presiding director. He is also a member of the Executive Leadership Council and a director of the Corporation for Supportive Housing.

Key experience, Attributes and Skills
Mr. Bacon brings significant real estate experience and expertise to our Board of Directors. His impressive background in corporate governance makes him a tremendous asset to Forest City and to the Board. In addition, he provides insight on best practices in areas such as governmental affairs, the financial industry and the non-profit, educational and philanthropic communities.

Deborah L. Harmon
Ms. Harmon, 53, has been a Forest City director since 2008 and serves on the Compensation Committee.

Principal Occupation and Business Experience
Ms. Harmon has been co-founder and chief executive officer of Artemis Real Estate Partners, LLC, a real estate investment firm that manages institutional, third-party capital, since September 2009. Ms. Harmon served as president of Harmon & Co., a strategic and financial advisory services company, during 2007 and 2008. From 2001 through 2007, she was president and chief investment officer of the J.E. Robert Companies, Inc., a fully integrated real estate investment firm. Prior to joining the J.E. Roberts Companies, Ms. Harmon was a managing director at Bankers Trust Company working in both the corporate finance and real estate groups. From 1997 through March 2001, she was a member of the board of directors of Avis Group Holdings, Inc., chairing the special committee of independent directors. In June 2009, Ms. Harmon was appointed by President Barack Obama to serve as a commissioner for the White House Fellows program.

Key Experience, Attributes and Skills
With more than 20 years in the management of real estate investment funds, Ms. Harmon has an extensive knowledge of the real estate financial markets and industry. She has expertise in capital markets, valuation and human resources. She provides insight into the capital markets in which the Company operates, as well as the competitive environment in which we must raise capital.

David J. LaRue
Mr. LaRue, 51, has been a Forest City director since June 2011.

Principal Occupation and Business Experience
Mr. LaRue has been our President and Chief Executive Officer since June 2011. He is also an officer of various subsidiaries of the Company. Prior to becoming President and Chief Executive Officer, Mr. LaRue served as executive vice president and chief operating officer from March 2010 through June 2011. Mr. LaRue served as president and chief operating officer of Forest City Commercial Group, Inc., our largest strategic business unit, from 2003 to March 2010, and as executive vice president of Forest City Rental Properties, Inc. from 1997 through 2003. Prior to joining Forest City in 1986, Mr. LaRue was an internal auditor and financial analyst with The Sherwin-Williams Company. Mr. LaRue is currently a board member of CubeSmart (formerly known as U-Store-It Trust), a publicly-traded real estate investment trust focused on self-storage facilities, and will serve as such through May 2013. He is a member of the 2013 NAREIT Board of Governors; a trustee, member of the executive committee, chair of the capital committee and board of directors of the Friends of the Cleveland School of the Arts; and a trustee and member of the finance committee of the Lawrence School. In addition, Mr. LaRue has been nominated by the International Council of Shopping Centers' Board of Trustees nominating committee to serve as the association's chairman for the 2013-2014 term commencing in May 2013.

Key Experience, Attributes and Skills
As an employee of the Company since 1986, Mr. LaRue brings vast experience in virtually every aspect of our business, along with broad strategic, operational and financial acumen to the Board of Directors.

Brian J. Ratner
Mr. Ratner, 55, has been a Forest City director since 1993.

Principal Occupation and Business Experience
Mr. Ratner has been our Executive Vice President since 2001 and is an officer and/or director of various subsidiaries of the Company. He also serves as president of Forest City Texas, Inc. and leads our operations in Dallas, a core market for the Company. Mr. Ratner is active with numerous community, charitable, educational and professional organizations, including the International Council of Shopping Centers, the Rock and Roll Hall of Fame and Museum, and Case Western Reserve University.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 20 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors. In addition, he is a former practicing attorney and his legal experience and acumen provide critical thinking and analysis to the Board.

Bruce C. Ratner
Mr. Ratner, 68, has been a Forest City director since 2007.

Principal Occupation and Business Experience
Mr. Ratner has been our Executive Vice President since November 2006 and is chairman and chief executive officer of Forest City Ratner Companies, the New York City subsidiary of Forest City. Mr. Ratner is also an officer and/or director of various other subsidiaries of Forest City. Prior to joining Forest City, Mr. Ratner served as New York City's commissioner of consumer affairs during the administration of Mayor Ed Koch. Earlier in his career, he was director of the Model Cities Program and head of New York City's Consumer Protection Division during the administration of Mayor John Lindsay. He also served for four years as a faculty member at the New York University Law School. Mr. Ratner is a board member of Almonty Industries, a publicly-traded company in Canada focused on tungsten mining, processing and shipping, as well as the Museum of Jewish Heritage - A Living Memorial to the Holocaust, the Memorial Sloan-Kettering Cancer Center, Brooklyn Hospital and the Weill Cornell Medical College.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 20 years experience leading the Company's operations in the New York metropolitan area, one of the Company's most important core markets, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.

Charles A. Ratner
Mr. Ratner, 71, has been a Forest City director since 1972.

Principal Occupation and Business Experience
Mr. Ratner has been the Chairman of our Board of Directors since June 2011. Previously, Mr. Ratner served as president and chief executive officer of the Company from 1995 through June 2011, and served as president and chief operating officer from 1993 to 1995. He is also an officer and/or director of various subsidiaries of Forest City. Mr. Ratner is currently a board member of two additional publicly-traded companies, including American Greetings Corporation, a greeting card company, since 2000, and RPM, Inc., a specialty coatings and sealants company, since 2005. He is active with numerous community, charitable and professional organizations, including United Way, the Greater Cleveland Partnership, the Musical Arts Association, the Jewish Community Federation of Cleveland, the Cleveland Foundation and University Hospitals of Cleveland.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 40 years experience at Forest City, Mr. Ratner brings a wealth of leadership experience and knowledge of the Company and the real estate industry to the Board of Directors.

Deborah Ratner Salzberg
Ms. Ratner Salzberg, 60, has been a Forest City director since 1995.

Principal Occupation and Business Experience
Ms. Ratner Salzberg has been president of Forest City Washington, Inc., a subsidiary of the Company since 2002, and leads our operations in the Washington D.C., metropolitan area, one of the Company's core markets. She is also an officer and/or director of various subsidiaries of Forest City. Ms. Ratner Salzberg is active with numerous District of Columbia community, charitable and professional organizations, including the Jewish Federation of Greater Washington, the District of Columbia Building Industry

Association and the Meyer Foundation, National Building Museum. She also serves on the boards of Kenyon College and George Washington University.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with more than 20 years experience at Forest City, Ms. Ratner Salzberg brings a wealth of experience and knowledge of the real estate industry and public-private partnerships to the Board of Directors. In addition, her legal education provides critical thinking and analysis to the Board of Directors.

Ronald A. Ratner
Mr. Ratner, 66, has been a Forest City director since 1985.

Principal Occupation and Business Experience
Mr. Ratner has been our Executive Vice President since March 1988 and is an officer and/or director of various subsidiaries of the Company. Mr. Ratner is active with numerous community, educational, charitable and professional organizations, including the Urban Land Institute, The Ohio State University, Brandeis University, and the United States Holocaust Memorial Museum Council, the National Multi Housing Council, the International Advisory Board of the Harvard Real Estate Initiative, and Harvard Design Magazine's Practitioners' Advisory Board.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 35 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.

Louis Stokes
Former U.S. Congressman Stokes, 88, has been a Forest City director since 1999. He chairs the Corporate Governance and Nominating Committee and serves on the Compensation Committee.

Principal Occupation and Business Experience
Mr. Stokes is a distinguished visiting professor at The Mandel School of Applied Social Sciences at Case Western Reserve University in Cleveland, Ohio. In 2012, he retired from Squire Sanders, where he served as senior counsel since 1999. In 1968 he became the first African American member of Congress from Ohio and was a tireless advocate for the people of the state and for the broader civil rights movement. During his 30‑year tenure in Congress, he chaired several important committees, including the Ethics Committee and the House Appropriations Subcommittee on Veteran Affairs, Housing and Urban Development and Independent Agencies. Through the years, Mr. Stokes has received numerous awards and honors that recognize his national leadership and strong commitment to public service. Most recently, his strong commitment to diversity and inclusion was honored by the American Bar Association Commission on Racial and Ethnic Diversity with the 2011 Spirit of Excellence Award for his dedication to expanding opportunity in the legal profession to all minorities.

Key Experience, Attributes and Skills
As a former member of Congress with legal expertise and experience in legislative counseling, Mr. Stokes provides the Board of Directors with a unique perspective on public-private partnerships and the issues affecting the states, cities and communities where we do business. In addition, as a civil rights leader, Mr. Stokes provides the Board of Directors with a unique perspective on diversity.

Voting

The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold All” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will effectively count as votes “against” the election of a director as each abstention or broker non-vote would be one less vote in favor of a director. We have been advised that the shares owned by RMSLP and otherwise owned by the Family Interests will be voted for the election of the directors nominated. If such shares are so voted, then such vote will be sufficient to elect the nominees voted on by the Class B Common Stock shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

CO-CHAIRMEN EMERITI

Samuel H. Miller
Mr. Miller, 91, has been our Co-Chairman Emeritus since June 2011. Mr. Miller was a Forest City director from 1960 through June 2011. He was a co-chairman of our Board from June 1995 through June 2011 and our treasurer from 1992 through June 2011. He previously served as chairman of the board from June 1993 to June 1995 and vice chairman and chief operating officer prior to June 1993. Mr. Miller is active with numerous community, educational, charitable and professional organizations, including the Cleveland Clinic Foundation, Cleveland State University, John Carroll University, Notre Dame College, Catholic Diocese of Cleveland Foundation, Baldwin Wallace College, and serves as the Co-Chairman of Medical Mutual of Ohio.

A large shareholder with significant experience in the real-estate industry and over 60 years experience at Forest City, Mr. Miller provides us with leadership, experience, knowledge and vision.

Albert B. Ratner
Mr. Ratner, 85, has been our Co-Chairman Emeritus since June 2011. Mr. Ratner was a Forest City director from 1960 through June 2011. He was a co-chairman of our Board from June 1995 through June 2011. He previously served as chief executive officer from 1975 to June 1995, vice chairman from June 1993 to June 1995, and president prior to June 1993. Mr. Ratner is active with numerous community, charitable and professional organizations.

As a member of one of our founding families with significant experience in the real-estate industry and over 60 years of experience at Forest City, Mr. Ratner provides us with leadership, experience, knowledge and vision.

The following table sets forth the beneficial ownership of shares of Class A and Class B Common Stock as of February 28, 2013 of each current director, nominee, and the other Named Executive Officers (as named in the Summary Compensation Table), as well as all directors and executive officers as a group.

	Number of Shares of Common Stock Beneficially Owned
	Class A Common		Percent of	Class A Assuming Conversion of Class B by the		Percent of	Class B Common		Percent of
Name	Stock(a)(c)		Class(a)	Beneficial Owner(b)(c)		Class(b)	Stock		Class

Arthur F. Anton	23,215	(1)	0.01%	23,215		0.01%	—		0.00%

Scott S. Cowen	70,196	(2)	0.04%	70,196		0.04%	—		0.00%

Michael P. Esposito, Jr.	184,102	(3)	0.11%	184,102		0.11%	—		0.00%

Stan Ross	90,116	(4)	0.05%	90,116		0.05%	—		0.00%

Kenneth J. Bacon	6,497	(5)	0.00%	6,497		0.00%	—		0.00%

Deborah L. Harmon	21,085	(6)	0.01%	21,085		0.01%	—		0.00%

David J. LaRue	459,072	(7)	0.28%	460,507		0.28%	1,435		0.01%

Brian J. Ratner	2,390,479	(8)	1.44%	20,297,572	(8)(9)	11.04%	17,907,093	(9)	88.58%

Bruce C. Ratner	1,448,112	(10)	0.87%	1,448,112		0.87%	—		0.00%

Charles A. Ratner	1,319,612	(11)	0.79%	19,230,755	(11)(12)	10.45%	17,911,143	(12)	88.60%

Deborah Ratner Salzberg	2,275,556	(13)	1.37%	20,182,649	(13)(14)	10.98%	17,907,093	(14)	88.58%

Ronald A. Ratner	2,412,055	(15)	1.45%	20,323,198	(15)(16)	11.05%	17,911,143	(16)	88.60%

Louis Stokes	70,281	(17)	0.04%	70,281		0.04%	—		0.00%

OTHER NAMED EXECUTIVE OFFICERS

Robert G. O'Brien (d)	534,296	(18)	0.32%	534,296		0.32%	—		0.00%

James A. Ratner	2,297,650	(19)	1.38%	2,297,650	(19)(20)	1.38%	—	(20)	0.00%

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (19 in number)	10,219,634	(21)	6.06%	28,133,947	(21)(22)	15.09%	17,914,313	(23)	88.61%

(1)	Includes 6,116 shares of restricted stock and 7,471 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(2)	Includes 12,224 shares of restricted stock and 43,366 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(3)	Includes 71,570 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(4)	Includes 4,079 shares of restricted stock and 44,816 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(5)	Includes 6,497 shares of restricted stock.

(6)	Includes 3,558 shares of restricted stock and 11,903 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(7)
David J. LaRue has beneficial ownership of 46,316 shares of Class A Common Stock held in a trust for which he has sole power of voting and disposition and 7,800 shares held in custodial accounts. Includes 133,877 shares of restricted stock and 151,775 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(8)
Brian J. Ratner has beneficial ownership of 2,266,778 shares of Class A Common Stock held in trusts and foundations: 2,251,178 shares for which he is trustee and has shared power of voting and disposition and 15,600 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 33,800 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 24,447 shares of restricted stock and 65,454 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(9)
Brian J. Ratner's beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 1,226,206 shares of Class B Common Stock held in trusts for which he is trustee, of which these shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.

(10)
On February 28, 2013, Bruce C. Ratner and certain individuals and entities affiliated with Bruce C. Ratner held 3,646,755 Class A Common Units (“Units”) in Forest City Master Associates III, LLC that were obtained in a transaction designed to increase Forest City's ownership interest in 30 properties and service companies that were owned jointly by us and Bruce C. Ratner. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for a more detailed description of the transaction. The Units may be exchanged for an equal number of shares of our Class A Common Stock or, at our option, for cash equal to the then-current market price of our Class A Common Stock. Bruce C. Ratner claims beneficial ownership in 1,410,612 Units: 982,452 Units held by him and 428,160 Units held in a trust for which he is trustee. Bruce C. Ratner disclaims beneficial ownership in 2,017,518 Units held in trusts in which he is not trustee and 218,625 Units held directly by others. Bruce C. Ratner claims beneficial ownership of 15,000 shares of Class A Common Stock held in a custodial account.

(11)
Charles A. Ratner has beneficial ownership of 789,998 shares of Class A Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 329,445 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 9,419 shares of restricted stock and 190,750 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(12)
Includes 4,050 shares of Class B Common Stock held in a trust for which Charles A. Ratner is trust advisor and has shared power of voting and disposition. Mr. Ratner's beneficial ownership of the remaining 17,907,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 314,478 shares of Class B Common Stock held in trusts for which he is trustee, of which these shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.

(13)
Deborah Ratner Salzberg has beneficial ownership of 2,146,057 shares of Class A Common Stock held in trusts and foundations: 1,494,546 shares for which she is trustee and has shared power of voting and disposition and 651,511 shares for which she has sole power of voting and disposition. Ms. Ratner Salzberg has beneficial ownership of 41,152 shares held in trusts for which she is trust advisor and has shared power of voting and disposition. Includes 22,661 shares of restricted stock and 65,686 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(14)
Deborah Ratner Salzberg's beneficial ownership of these shares of Class B Common Stock reflects her status as a general partner of RMSLP. Does not reflect the following shares of which Ms. Ratner Salzberg disclaims beneficial ownership: 1,798,655 shares of Class B Common Stock held in trusts for which she is trustee, of which these shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.

(15)
Ronald A. Ratner has beneficial ownership of 2,235,709 shares of Class A Common Stock held in trusts: 1,406,930 shares for which he is trustee and has shared power of voting and disposition and 828,779 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 28,408 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 8,478 shares of restricted stock and 139,460 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(16)
Includes 4,050 shares of Class B Common Stock held in a trust for which Ronald A. Ratner is a trustee and has shared power of voting and disposition. Mr. Ratner's beneficial ownership of the remaining 17,907,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on pages 3-4.

(17)	Includes 12,224 shares of restricted stock and 43,366 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(18)
Robert G. O'Brien has beneficial ownership of 146,734 shares of Class A Common Stock held in trusts: 115,721 shares for which he is trustee and has sole power of voting and disposition and 31,013 shares for which he is trust advisor and has shared power of voting and disposition. Includes 191,521 shares of restricted stock and 146,753 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(19)
James A. Ratner has beneficial ownership of 2,102,854 shares of Class A Common Stock held in trusts: 2,092,470 shares for which he is trustee and has shared power of voting and disposition and 10,384 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 46,858 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 8,478 shares of restricted stock and 139,460 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter.

(20)
Does not reflect the following shares of which James A. Ratner disclaims beneficial ownership: 4,044,527 shares of Class B Common Stock held in trusts for which he is trustee and 1,115,754 shares held in trusts for which he is trust advisor, of which 3,882,305 shares are held in the Max Ratner Family Branch of RMSLP and 1,277,976 shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.

(21)
These shares of Class A Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category. Includes 520,328 shares of restricted stock, 1,301,822 shares that were issuable upon the exercise of stock options vested at February 28, 2013 or that will vest within 60 days thereafter, and 1,410,612 Class A Common Units (see note 10 above).

(22)
These shares of Class B Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Included in this total are 17,907,093 shares of Class B Common Stock that are held by RMSLP. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category.

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)
Reflects potential conversion of all Class B Common Stock held by the person listed to Class A Common Stock. Shares of Class B Common Stock are convertible pursuant to their terms into shares of Class A Common Stock at any time on a one-for-one basis.

(c)	This column includes Class A stock options, if any, that were exercisable on February 28, 2013 or that will be exercisable within 60 days after such date.

(d)	Officer and/or director of various subsidiaries.

Voting Agreement: On November 8, 2006, we entered into a Voting Agreement with RMSLP, Powell Partners Limited, Joseph Shafran, and Bruce C. Ratner (the "Voting Agreement"). Pursuant to the terms of the agreement, the Board of Directors appointed Bruce C. Ratner as a Class B director. Additionally, RMSLP, Powell Partners Limited and Joseph Shafran have agreed to vote the shares owned by them for the election of Bruce C. Ratner to the Board of Directors at each meeting of our shareholders. If such shares are voted in accordance with the Voting Agreement, then such vote will be sufficient to elect Bruce C. Ratner as a Class B director. The Voting Agreement will terminate under any of the following three circumstances: (i) Bruce C. Ratner's death or his physical or mental incapacity that prevents him from performing all duties required of our directors; (ii) Bruce C. Ratner and his affiliates no longer hold at least 1.5 million Class A Common Units in Forest City Master Associates III, LLC (or stock issued upon exchange of the Class A Common Units) while he is employed by us or at least 2.5 million Class A Common Units (or stock issued upon exchange of the Class A Common Units) if he is no longer employed by us; or (iii) Bruce C. Ratner materially breaches his non-compete agreement with us or any written policy generally applicable to all members of our Board of Directors. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for further discussion about Forest City Master Associates III, LLC.

Director Compensation

Our director compensation policy is outlined in the following chart. Compensation is paid to nonemployee directors only. Directors who are also our employees receive no additional compensation for service as directors.

Director Compensation Policy	Amount (1)
Annual Board Retainer	$50,000
Annual Stock Award to Independent Directors (2)	$100,000
Annual Retainer to Independent Director Serving as "Lead Director"	$12,500
Annual Retainer to Committee Chairman for:
Audit Committee	$24,000
Compensation Committee	$16,000
Corporate Governance and Nominating Committee	$12,000
Annual Retainer to Committee Members (other than Chairman) for:
Audit Committee	$12,000
Compensation Committee	$8,000
Corporate Governance and Nominating Committee	$6,000
Other Fees for:	(fees per day)
Attending other formal meetings in their capacity as directors not held on the same day as a board meeting or board committee meeting, such as Executive Committee and strategic planning meetings.	$1,500
Attending special meetings or performing special services in their capacity as members of a board committee, in each case as determined and approved by the applicable committee.	$1,500
Director Stock Ownership Requirement:(3)

Independent directors have up to five years to accumulate ownership of our Class A Common Stock in an amount of at least four times the annual board retainer. The shares may be acquired through direct acquisition, exercise of stock options, vesting of restricted stock or accumulation of phantom stock in their deferred compensation plan.

(1)	We pay annual retainers in quarterly installments.

(2)
Independent directors may choose between stock options and/or restricted stock in 25% multiples. The default selection is a 50%‑50% mix if no choice is made. All grants have graded vesting over three years. The number of Class A Common Stock options granted is determined by dividing the amount of award allocated to stock options by the Black-Scholes fair value, and the number of shares of restricted Class A Common Stock is determined by dividing the amount of award allocated to restricted stock by the closing price of the Class A Common Stock on the date of grant.

(3)
As of July 1, 2012, the most recent measurement date, all of our independent directors, except Arthur F. Anton and Deborah L. Harmon, met their stock ownership requirement. Both Mr. Anton and Ms. Harmon have accumulated more than 40% toward their requirement and they have until January 31, 2016 to meet the requirement.

The Deferred Compensation Plan for Nonemployee Directors permits nonemployee members of the Board of Directors to defer 50% or 100% of their annual board retainer. Directors electing to participate select either a cash investment option or stock investment option for fees deferred during the year. Fees deferred to the stock investment option are deemed to be invested in phantom shares of our Class A Common Stock. Dividends earned on phantom shares are deemed to be reinvested in more shares. After the participant ceases to be our director, the phantom shares accumulated in the participant's account will be paid out in real shares of Class A Common Stock or cash, as elected by the participant. There were 12,382 phantom shares accumulated in participants' accounts as of January 31, 2013. Participants may make an annual election as of each December 31 to reallocate their account balances between the two investment options. The Plan does not limit the number of shares that can be issued under the stock investment option.

The Corporate Governance and Nominating Committee bi-annually reviews the policy of independent/nonemployee director compensation and annually reviews stock ownership requirements.

The information presented in the following table is for the year ended of January 31, 2013. All other directors not listed are our employees and receive no compensation in their capacity as director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Arthur F. Anton	$71,500	$49,998	$49,992	$—	$—	$171,490
Kenneth J. Bacon (6)	$14,000	$99,989	$—	$—	$—	$113,989
Scott S. Cowen	$84,500	$99,996	$—	$—	$—	$184,496
Michael P. Esposito, Jr.	$104,500	$—	$99,993	$2,413	$—	$206,906
Deborah L. Harmon	$58,000	$—	$99,993	$—	$—	$157,993
Stan Ross	$70,000	$—	$99,993	$—	$—	$169,993
Joan K. Shafran (1)	$25,000	$—	$—	$—	$—	$25,000
Louis Stokes	$73,000	$99,996	$—	$2,309	$—	$175,305

(1)	Joan K. Shafran's service as a member of the board concluded at the 2012 annual meeting of shareholders.

(2)
Restricted stock grants are valued at their grant-date fair value based on the closing price of the Class A Common Stock on the date of grant. During the year ended January 31, 2013, we granted restricted stock having a grant-date fair value of $14.74 per share ($15.39 for Mr. Bacon's shares) as follows: Mr. Anton, 3,392; Mr. Bacon, 6,497; Dr. Cowen, 6,784; and Mr. Stokes 6,784. The aggregate number of unvested restricted stock outstanding as of January 31, 2013 was as follows: Mr. Anton, 6,116; Mr. Bacon, 6,497; Dr. Cowen, 12,224; Ms. Harmon, 3,558; Mr. Ross, 4,079; and Mr. Stokes, 12,224.

(3)
Stock option grants are valued at their grant-date fair value that is estimated using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations in 2012 are described in Footnote R, “Stock-Based Compensation,” to our consolidated financial statements for the year ended January 31, 2013, which are included in our Annual Report on Form 10-K filed with the SEC. During the year ended January 31, 2013, we granted stock options having a grant-date fair value of $9.2372 per share as follows: Mr. Anton, 5,412; Mr. Esposito, 10,825; Ms. Harmon, 10,825 and Mr. Ross, 10,825. The options have an exercise price of $14.74, which was the closing price of the underlying Class A Common Stock on the date of grant. The aggregate number of stock options outstanding as of January 31, 2013 was as follows: Mr. Anton, 13,913; Dr. Cowen, 43,366; Mr. Esposito, 81,762; Ms. Harmon, 20,607; Mr. Ross, 52,776; and Mr. Stokes, 43,366.

(4)
Amounts deferred under the Deferred Compensation Plan for Nonemployee Directors under the cash investment option earn interest at a rate equal to the average of the Moody's Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody's Rates”). The rate is updated every calendar quarter using the first published Moody's Rates of the new quarter. Interest rates ranged from 4.14% to 4.77% during the last fiscal year. Interest is compounded quarterly. The amounts shown in this column represent the amount of above-market earnings on each director's nonqualified deferred compensation balances. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

(5)
All other compensation does not include our incremental cost for the use of our chartered airplane service by directors for attending board of directors meetings and committee meetings because such use is deemed to be a business expense. The total incremental cost of airplane usage by all directors for business purposes amounted to $15,527 for the year ended January 31, 2013.

(6)	Mr. Bacon was appointed to the board in December 2012.

Chairman of the Board Compensation
Our Chairman receives compensation for his service to the Company as an executive officer. Further information and details regarding our Chairman's compensation can be found under the “Employment Agreements” portion of the “Certain Relationships and Related Transactions” section of this proxy statement.

Principal Security Holders

Unless otherwise indicated, the following table sets forth the security ownership as of February 28, 2013 of all other persons who beneficially own more than 5% of our Common Stock.

	Number of Shares of Common Stock Beneficially Owned
Name and Address	Class A Common Stock (a)	Percent of Class (a)	Class A Assuming Conversion of Class B by the Beneficial Owner (b)	Percent of Class (b)	Class B Common Stock	Percent of Class
Wellington Management Company, LLP	17,066,047 (1)	10.29%	17,066,047 (1)	10.29%	—	0.00%
280 Congress Street
Boston, MA 02210
Morgan Stanley	16,584,370 (2)	10.00%	16,584,370 (2)	10.00%	—	0.00%
1585 Broadway
New York, NY 10036
Third Avenue Management LLC	14,254,841 (3)	8.59%	14,258,843 (3)	8.60%	4,002 (3)	0.02%
622 Third Avenue, 32nd Floor
New York, NY 10017
BlackRock, Inc.	10,588,674 (4)	6.38%	10,588,674 (4)	6.38%	—	0.00%
40 East 52nd Street
New York, NY 10022
Cohen & Steers, Inc.	8,719,101 (5)	5.26%	8,719,101 (5)	5.26%	—	0.00%
280 Park Avenue, 10th Floor
New York, NY 10017
Ratner, Miller & Shafran Family Interests	12,913,116 (6)	7.76%	30,927,736 (6)	16.76%	18,014,620 (6)	89.11%
(see pages 3-4)
Terminal Tower
50 Public Square, Suite 1600
Cleveland, OH 44113

(1)
Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has shared voting power of 16,476,420 shares of Class A Common Stock and shared dispositive power of 17,066,047 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2012 as disclosed in Schedule 13G filed with the SEC by the principal security holder.

(2)
The securities reported by Morgan Stanley, as a parent holding company, are owned or may be deemed to be beneficially owned by Morgan Stanley Investment Management Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Morgan Stanley Investment Management Inc. is a wholly owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power of 12,698,481 shares of Class A Common Stock and sole dispositive power of 16,584,370 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2012 as disclosed in Schedule 13G filed with the SEC by the principal security holder.

(3)
Third Avenue Management LLC (“TAM”), a Delaware limited liability company, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. TAM has sole power of voting for 14,251,366 shares and sole dispositive power of 14,254,841 shares of Class A Common Stock. Various other Third Avenue investment companies registered under the Investment Company Act of 1940 have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. Various separately-managed accounts for whom TAM acts as investment advisor have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2012 as disclosed in Schedule 13G filed with the SEC by the principal security holder. The number of shares of Class B Common Stock beneficially owned represents shares beneficially owned at December 31, 2012 as disclosed in its response to a questionnaire for 5% Beneficial Owners provided to us by the principal security holder.

(4)
BlackRock, Inc. has sole voting power of 10,588,674 shares of Class A Common Stock and sole dispositive power of 10,588,674 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2012 as disclosed in Schedule 13G filed with the SEC by the principal security holder.

(5)
Cohen & Steers, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and its affiliates Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A., have sole voting power of 7,286,522 shares of Class A Common Stock and sole dispositive power of 8,719,101 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2012 as disclosed in Form 13F filed with the SEC by the principal security holder. No Schedule 13D or 13G has been filed by Cohen & Steers.

(6)
The Ratner, Miller and Shafran families have an ownership interest in the Company as reflected in the principal security holders table. These securities are beneficially owned by members of these families either individually or through a series of trusts, foundations and custodianships. Of the shares of Class B Common Stock listed, RMSLP owns 17,907,093 shares, which represent 88.58% of the Class B Common Stock outstanding at February 28, 2013.

Certain members of the Ratner family are currently directors and have been nominated for election to serve on our Board of Directors. (See information regarding current directors and director nominees previously disclosed for further information regarding the beneficial ownership of Common Stock by these individuals). Samuel H. Miller, Abraham Miller and Joan K. Shafran are each general partners of RMSLP, but are not directors, director nominees or Named Executive Officers. Samuel H. Miller has beneficial ownership of 1,121,978 shares of Class A Common Stock, of which 1,110,020 are held in trusts and a foundation: 648,505 shares for which he has sole power of voting and disposition and 461,515 shares for which he is a trustee with shared power of voting and disposition. Abraham Miller has beneficial ownership of 280,423 shares of Class A Common Stock held in trusts: 37,154 shares for which he is a trustee with shared power of voting and disposition and 243,269 shares for which he has sole power of voting and disposition. Joan K. Shafran has beneficial ownership of 245,612 shares of Class A Common Stock, of which 211,995 shares are held in trusts, foundations and partnerships: 192,783 shares for which she has sole power of voting and disposition and 19,212 shares for which she has shared power of voting and disposition. As general partners of RMSLP, Samuel H. Miller, Abraham Miller and Joan K. Shafran each have beneficial ownership of the 17,907,093 shares of Class B Common Stock owned by RMSLP. See discussion of RMSLP under “Election of Directors” on pages 3-4 for additional details.

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)
Reflects potential conversion of all Class B Common Stock held by the principal security holder listed to Class A Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at anytime on a one-for-one basis.

Corporate Governance

We are managed by our senior management under the direction of the Board. The Board operates within a comprehensive plan of corporate governance and has adopted, and periodically reviews, policies and procedures to guide it in the discharge of its oversight responsibilities. Those policies and procedures are summarized in this section. Copies of the Corporate Governance Guidelines adopted by our Board, its committee charters, the Forest City Enterprises, Inc. Amended and Restated Code of Legal and Ethical Conduct (“Code of Legal and Ethical Conduct”) and other relevant information are set forth or explained in greater detail on our website at www.forestcity.net. References to our website are for your convenience; however, the information contained on our website is not incorporated into this proxy statement or any other report we file with the Securities and Exchange Commission (the “SEC”).

We regularly review our corporate governance policies and practices. The Board also routinely compares our corporate governance policies and practices to those suggested by various groups or authorities active in corporate governance, as well as the requirements of the SEC, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the listing standards of the New York Stock Exchange (“NYSE”). These reviews specifically focus on the following areas of corporate governance:

•	our Corporate Governance Guidelines in general;

•	our current Board composition, size and compensation;

•	our Board and Board committee operation and charters;

•	certain procedures relating to our Code of Legal and Ethical Conduct;

•	our director nomination process;

•	our shareholder communications process; and

•	director continuing education.

We will continue to adopt further changes in the future that the Board believes are consistent with best practices in corporate governance.

Corporate Governance Guidelines

The Board believes in establishing a corporate culture of accountability, responsibility, legal compliance and ethical behavior through the careful selection and evaluation of senior management and members of the Board and by carrying out the responsibilities of the Board with honesty and integrity. Our Corporate Governance and Nominating Committee performed its annual review of our Corporate Governance Guidelines and did not recommend any substantive changes. Our Corporate Governance Guidelines, among other things, provide for Audit, Compensation, and Corporate Governance and Nominating Committees; all members of the Audit Committee to be independent directors as determined in accordance with applicable standards, rules, laws and regulations, including but not limited to, standards and rules promulgated by the NYSE; regular sessions of independent directors; an annual self-assessment process for the Board and its committees; succession planning; new director orientation; and continuing director education. These guidelines, as amended, largely document practices and principles already in place at the Board level and are available on our website at www.forestcity.net.

Board Leadership Structure

The Board has chosen to separate the positions of chairman of the Board, who currently serves in an executive capacity, and chief executive officer. We believe this structure is optimal for us because it provides a checks and balances process between the chairman and the chief executive officer. This separation provides strong leadership for the Board and the Company through the chairman, while also positioning our chief executive officer as our leader in the eyes of our employees and other stakeholders. The Board has no formal policy that requires the separation or combination of the chairman and chief executive officer roles. Because our chairman serves in an executive officer capacity, the Company has chosen to have a independent lead director as well.

The chairman's role, among other responsibilities, is to provide overall leadership to the Board; ensure that the Board fulfills its advisory, oversight and corporate governance responsibilities; lead the Board in its oversight of the Company's long-term strategic plan and initiatives, annual operating plans, and risks; in consultation with the chief executive officer, develop a schedule of Board and Board committee meetings, establish the agenda for Board meetings, and assess the need for special meetings of the Board; chair the meetings of the Board and the annual meeting of shareholders; interview Board candidates and recommend Board candidates to the Corporate Governance and Nominating Committee; facilitate communications and serve as the principal liaison on Board-related issues between the chief executive officer and the lead director; assess and advise the chief executive officer as to the quality, quantity and timeliness of the flow of information from Company management to the Board; review with the Corporate Governance and Nominating Committee and the chief executive officer recommendations regarding Board committee structure, membership and chairperson selections; engage in communications with shareholders, the investment community and other external constituencies, as appropriate; act as a mentor to the chief executive officer; chair the search committee for chief executive officer succession planning, as appropriate; and perform other powers and duties as may be prescribed by the Board.

The chief executive officer's role, among other responsibilities, is to provide day-to-day leadership for the Company; establish, direct and lead the vision, mission, core values and long-term strategic plan and initiatives of the Company; establish and direct annual and long-term financial plans and objectives for the Company and its business units; direct and lead programs and initiatives regarding talent and leadership development, and senior management succession planning; direct and lead the development of programs and initiatives that promote organizational development and growth; direct and lead the efforts to ensure the integrity of the Company's financial statements and reporting, compliance with applicable laws and ethical business conduct; identification, assessment and management of the Company's exposure to enterprise risks, compliance with health and safety standards and minimization of the Company's environmental impact; generally serve as the Company's chief spokesperson; facilitate Board governance and administration; regularly meet with the lead director and individual Board members from time to time; and perform other powers and duties as may be prescribed by the Chairman or the Board.

Our independent directors meet in an executive session following each regularly scheduled Board meeting. In accordance with our Corporate Governance Guidelines, Dr. Scott S. Cowen, as an independent, non-management director, is the lead director over all of those sessions. The role of the independent lead director and the executive sessions is to provide balance between the different perspectives of the independent directors and the management directors and maintain proper independent oversight of management. In addition, the lead director's role, among other responsibilities, is to chair meetings of the Board at which the chairman is not present; as appropriate, engage in communications with shareholders, the investment community and other external constituencies; keep the Board focused on strategic decisions and matters of significance for the long-term success of the Company; facilitate communications and serve as the principal liaison on Board-related issues between the chief executive officer, the chairman and the independent directors; authorize the retention of independent legal advisors, consultants and other advisors that report to the Board on Board-related issues; and perform other powers and duties as may be prescribed by the independent directors from time to time.

While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with the separation of duties and responsibilities between the chairman, the chief executive officer, and the lead director, is the optimal structure for us at this time.

The Board's Role in Risk Oversight

Our Board plays an important role in our risk oversight. While management is responsible for the day-to-day management of the risks we face, our Board and its committees oversee risks through their direct decision-making authority with respect to significant matters and the oversight of management.

Risk oversight is administered by our Board (or a Committee thereof) through:

•
The review and discussion of regular periodic reports to the Board and its Committees on topics relating to the risks we face, including, among others, national and international market and industry conditions, cash projections, internal financial measures, occupancy rates, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, the ability to refinance, tax matters, access to debt and equity capital markets, changes in interest rates, competition, regulatory matters, existing and potential legal claims against us and various other matters of risk relating to our business;

•
The required approval by the Board (or a Committee thereof) of significant transactions and decisions, including, among others, executive compensation plans, equity and capital transactions, strategic planning, budget and the appointment of, succession planning for and retention of senior management;

•	The direct oversight of specific areas of our business, enterprise risk management and strategic business risks by the Board (or a Committee thereof); and

•	Regular periodic reports from our internal and external auditors and other outside consultants regarding various areas of potential risk.

Our Board relies on management and our internal audit group to bring significant matters impacting us to the Board's attention. Management is responsible for identifying the Company's significant strategic business risks and other risks, developing risk management strategies and policies to mitigate such risks, and integrating risk management into the Company's decision-making process. To that end, the Company has implemented an enterprise risk management program where management identifies, monitors and controls such risks and exposures. This risk management structure helps ensure that necessary information regarding significant risks and exposures is transmitted across the Company's leadership, including the appropriate Board Committees and the Board of Directors.

Our Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee is the lead committee for the Board's risk oversight functions through its review of our: financial statements and preparation thereof, including internal controls over financial reporting; fraud risks identified by management and internal and external auditors; management of financial risk; risk assessments; enterprise risk management program; and compliance with our internal policies, such as policies related to data privacy, information technology, conflict of interest, Regulation FD, anti-corruption, insider trading and social media. In addition, the Audit Committee oversees our Code of Legal and Ethical Conduct, including an annual update on the content, implementation, operation and effectiveness of our ethics program and the administration of our whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives and is responsible for assessing whether our compensation programs and policies encourage inappropriate risk taking. The Corporate Governance and Nominating Committee is responsible for advising the Board on matters of organizational and governance structure for effective oversight. See “Meetings and Committees of the Board of Directors” for further discussion of the roles and responsibilities of each of the Committees.

Because all of these Committees are comprised of independent directors, our independent directors have a significant role in the Board's risk oversight function. As part of the oversight process, each Committee regularly receives reports from members of senior management on areas of material risk to us that are under the purview of that Committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each Committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular Committee reports. This enables the Board and its Committees to assume joint accountability and to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Because of the Board's role in our risk oversight program, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board recognizes that there are different leadership structures that could allow the Board to effectively oversee the management of the risks relating to our operations, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Independence Determinations

We are considered a “controlled company” under the NYSE corporate governance rules because, as of February 28, 2013, the Family Interests controlled 12,913,116 Class A votes and 180,146,200 Class B votes for an aggregate voting percentage of 52.4%. See the section of this proxy statement entitled “Election of Directors” for a description of the Family Interests. During 2012, the Board of Directors took multiple actions to move the Board of Directors to a majority of independent directors despite not being required to do so under the NYSE rules due to our “controlled company” status. These actions included a reduction to the size of the Board from fifteen (15) authorized members to thirteen (13) effective at the 2012 Annual Meeting and not re-nominating two former non-independent members of the Board at the 2012 Annual Meeting. Effective December 3, 2012, the Board of Directors succeeded in becoming composed of a majority of independent directors when it appointed Kenneth J. Bacon as a member of the Board.

The Board has determined that all members of our Compensation Committee, Corporate Governance and Nominating Committee and Audit Committee are independent.

The Board unanimously determined that Messrs. Anton, Bacon, Cowen, Esposito, Ross and Stokes and Ms. Harmon are neither affiliated persons of ours, nor do they have any material relationship with us (other than their role as our director) and, therefore, qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the NYSE.

The independence standards of the NYSE discussed by the Corporate Governance and Nominating Committee in their review of director independence status are as follows:

A.
No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. We will identify which directors are independent and disclose these affirmative determinations.

B.	No director can be independent if the director is, or has been within the last three years, our employee.

C.	No director can be independent whose immediate family member is or has been an executive officer of ours within the last three years.

D.
No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than (a) director and committee fees, (b) compensation received by a director for former service as an interim chairman, chief executive officer or other executive officer, (c) compensation received by an immediate family member for service as our employee (other than an executive officer), and (d) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

E.	No director can be independent if:

•	the director is our internal auditor or a current partner or employee of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current partner of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current employee of our independent registered public accounting firm and personally works on our audit; or

•
the director or an immediate family member was within the last three years our internal auditor or a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.

F.
No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

G.
No director can be independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

In making these independence determinations, the Board considered all of the factors that automatically compromise director independence as specified in the respective independence standards of the SEC and the NYSE, including but not limited to charitable contributions to any charitable organization in which such director serves as a trustee or director, and determined that none of those conditions existed. In addition, the Board considered whether any direct or indirect material relationship, beyond those factors that automatically compromise director independence, existed between either us and/or our management and/or any of their respective affiliates or family members or otherwise between each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated. For those directors for whom the Board determined there was a relationship, with respect to each of the most recent three completed fiscal years, the Board evaluated the following:

•
Charitable contributions to various non-profit organizations with which Messrs. Anton, Cowen, Esposito, Ross, Stokes or Ms. Harmon are affiliated and determined that the amount of the contribution to any such organization in each of the past three fiscal years was below the limits set forth in our independence standards;

•	Ms. Harmon's involvement with the Company's mortgage loan at Two MetroTech Center, one of the Company's office buildings; and

•	payments of less than $65,000 in the aggregate to charitable organizations honoring Messrs. Anton, Ross and Stokes.

The Board determined, for those directors identified as independent above, that any relationship that existed was not material and did not compromise that director's independence from management. Accordingly, all of these directors are independent under SEC and NYSE requirements, as well as our own Corporate Governance Guidelines.

Communications with the Board

Our Lead Director receives and responds to communications from shareholders and he, along with our other independent Board members, have met and may continue to meet with our shareholders from time to time.

We have established procedures to permit confidential and anonymous (if desired) submissions to the Lead Director regarding concerns about our conduct. Interested parties may make their concerns about us known to the independent or non-management directors by directly mailing Dr. Scott S. Cowen, the Lead Director, a statement of concerns marked “Confidential” and addressed as follows:

Dr. Scott S. Cowen, Lead Director
c/o General Counsel
“Confidential”
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

Code of Legal and Ethical Conduct

We require that all directors, officers and employees adhere to our Code of Legal and Ethical Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Legal and Ethical Conduct requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity.

We require management personnel and newly hired employees to acknowledge receipt and compliance with the Code of Legal and Ethical Conduct and annually distribute the Code of Legal and Ethical Conduct to all employees to request their review and written acknowledgment of compliance. In addition, those with supervisory duties are also required to acknowledge their responsibility for both informing and monitoring compliance with the Code of Legal and Ethical Conduct on the part of employees under their supervision.

The Board adopted a Senior Financial Officers Code of Ethical Conduct as an addendum to the Code of Legal and Ethical Conduct. The Senior Financial Officers Code of Ethical Conduct formalizes the general standards of honesty, integrity and judgment that we expect of all senior financial officers. We require all senior financial officers to annually acknowledge receipt of and compliance with the Senior Financial Officers Code of Ethical Conduct.

In addition, the Board adopted a Vendor Code of Conduct. The Vendor Code of Conduct formalizes the Company's expectations of its vendors and sets forth legal and ethical guidelines applicable to such vendors.

We have implemented an anonymous hotline monitored by an external, third-party firm. Our Audit Committee has adopted a policy statement entitled “Employee Complaint Procedures for Accounting and Auditing Matters” establishing procedures to investigate complaints.

Copies of the Code of Legal and Ethical Conduct and the Vendor Code of Conduct are available on the Company's website at www.forestcity.net.

Meetings and Committees of the Board of Directors

The Board

Our Board presently consists of seven independent members and six non-independent members, including five members of the Ratner families. The six non-independent Board members are members of management. Biographical information and information about the Board Committees on which our director nominees serve are set forth in the “Election of Directors” section of this proxy statement.

Effective at the 2012 annual meeting of shareholders held on June 13, 2012, the authorized size of the Board was reduced from fifteen (15) members to thirteen (13) and two then-current members of the Board, each having familial ties to the Company, concluded their service as members of the Board. Effective December 3, 2012, the Board of Directors appointed Kenneth J. Bacon to the Board to fill a vacancy left on the Board following the 2012 annual meeting of shareholders, resulting in a majority of independent members serving on the Board.

During the fiscal year ended January 31, 2013, our Board of Directors held four regular meetings and two special meetings. All directors attended at least 75% of the aggregate of the meetings of the Board and those Committees on which and during which time each independent director served. We have a policy that requires members of the Board to attend the annual meeting of shareholders when the annual meeting of shareholders coincides with a Board meeting. The exception to this attendance requirement is when the two meetings are not consecutively scheduled. Thirteen out of fourteen directors who were members of the Board at the time of the 2012 annual meeting of shareholders attended the 2012 annual meeting of shareholders.

The independent members of the Board meet in an executive session following each regularly scheduled Board meeting. Dr. Scott S. Cowen, as the appointed Lead Director in accordance with our Corporate Governance Guidelines, presides over all of these sessions.

Committees of the Board

The Board's policy is to conduct its specific oversight tasks through committees, with the objective of freeing the Board as a whole to focus on strategic business and significant risk oversight and matters that by law or good business practice require the attention of the full Board. Our Board has established three standing committees, functioning in the following areas:

•	audit and financial reporting;

•	management compensation, review of succession plan and progress, and review of diversity plan and progress; and

•	nominations, corporate governance and procedures for succession planning.

The following table indicates the members of each Board Committee during fiscal year ended January 31, 2013:

Name	Audit	Compensation	Corporate Governance and Nominating
Arthur F. Anton	Member	Member
Scott S. Cowen		Chair	Member
Michael P. Esposito, Jr.	Chair	Member	Member
Deborah L. Harmon		Member
Stan Ross	Member	Member
Louis Stokes		Member	Chair

Each of our standing Committees operates under a written charter that is reviewed and recommended by the Corporate Governance and Nominating Committee and approved by the Board. The Committee Charters for each of our standing Committees can be viewed on our website at www.forestcity.net. Each Board Committee is authorized to retain outside advisors.

Audit Committee: Our Audit Committee is presently composed of three nonemployee, independent directors. The Board has determined that each member of the Audit Committee qualifies as an audit committee “financial expert” in accordance with the requirements of Section 407 of the Sarbanes-Oxley Act of 2002 and the SEC rules implementing that section. The Audit Committee's purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the following:

•	the integrity of our financial statements, including our system of internal controls, accounting controls and disclosure controls;

•	our compliance with legal, ethical and regulatory requirements including, but not limited to, the requirements of the Sarbanes-Oxley Act of 2002;

•	the independent registered public accounting firm's qualifications and independence;

•	the performance of the independent registered public accounting firm and our internal audit function;

•	production of the Audit Committee's report, made pursuant to the Securities Exchange Act of 1934, to be included in the proxy statement relating to our annual meeting of shareholders; and

•	the oversight of enterprise risk management.

The Audit Committee meets with the independent registered public accounting firm on a quarterly basis and periodically as deemed necessary. In addition, the Audit Committee has implemented a policy for “Employee Complaint Procedures for Accounting and Auditing Matters,” which establishes procedures for the receipt, retention, treatment and internal investigation of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Our shareholders will have the opportunity to ratify the appointment of our independent registered public accounting firm at the Annual Meeting (see “Ratification of Independent Registered Public Accounting Firm” in this proxy statement). Although this ratification is not required by law, the Board believes that shareholders should have an opportunity to express their views on the subject.

The Audit Committee met eight times during the fiscal year ended January 31, 2013.

A copy of the Audit Committee Report is included elsewhere in this proxy statement. The Audit Committee Charter, as amended, is available on our website at www.forestcity.net.

Compensation Committee: Our Compensation Committee is presently composed of six nonemployee, independent directors. The Compensation Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to compensation matters by:

•	establishing and administering compensation of our senior management and our executive officers, including our Chairman of the Board; and

•	reviewing, at least annually, the goals, objectives and policies of our executive compensation plans;

•
overseeing succession planning activities including the review and evaluation, at least annually, of the succession plan for the Company and our senior executives and the Company's progress related to its succession planning;

•	reviewing, at least annually, the diversity plan and progress for the Company;

•
reviewing the total compensation for the chief executive officer and the other most highly compensated individuals included in the “Summary Compensation Table” in this proxy statement as well as certain senior executive officers of important business units and subsidiaries in light of the executive compensation goals and objectives;

•	administering our equity and other incentive plans and approving all awards under such plans for our executive officers;

•	monitoring the risk associated with our compensation programs;

•	reviewing advisory shareholder votes on executive compensation;

•	analyzing whether the work of any compensation consultants retained by the Compensation Committee raises any conflict of interest with the Company or otherwise impacts the consultant's independence;

•
in accordance with federal securities laws, reviewing the Compensation Discussion & Analysis prepared by our management and recommending the inclusion of such disclosure in the proxy statement relating to our annual meeting of shareholders;

•	periodically reviewing and providing guidance pertaining to benefits strategy and/or plans;

•	assisting the Board in monitoring and oversight of administrative responsibilities associated with benefit plans, which have been delegated to Company management; and

•	annually reviewing and approving the Company's salary increase budget.

The Compensation Committee also annually evaluates the performance of our chief executive officer based on objective and subjective criteria, including an assessment of business performance, accomplishment of long-term strategic objectives, and management development. See the “Compensation Committee Report” and “Compensation Discussion & Analysis - Independent Oversight of the Executive Compensation Program” sections in this proxy statement for additional information about the Compensation Committee and its activities, including information about its policies and procedures for the consideration and determination of executive compensation.

The Compensation Committee met six times during the fiscal year ended January 31, 2013.

A copy of the Compensation Committee Report is included in this proxy statement following the “Compensation Discussion & Analysis” section. The Compensation Committee Charter, as amended, is available on our website at www.forestcity.net.

Corporate Governance and Nominating Committee: Our Corporate Governance and Nominating Committee is composed of three nonemployee, independent directors. The Corporate Governance and Nominating Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to corporate governance matters, including the composition of the Board. As part of its responsibilities, the Committee considers and makes recommendations to the full Board with respect to the following matters:

•	identifying individuals qualified to become Board members and the director nominees for the next annual meeting of shareholders;

•	director nominees for each Committee;

•	our organizational and governance structure, including developing and recommending to the Board the Corporate Governance Guidelines applicable to us;

•	our Code of Legal and Ethical Conduct;

•	appropriate procedures for the succession planning for our senior executive officer positions;

•	evaluation of the Board and its Committees;

•	nonemployee Board member compensation and stock ownership requirements;

•	determination of which members of senior management qualify as officers subject to Section 16 of the Securities Exchange Act of 1934;

•	charitable contributions to non-profit organizations affiliated with non-employee directors;

•	director continuing education;

•	related party transactions;

•	the Audit Committee “financial expert” and the “financial literacy” of the Audit Committee members; and

•	independence of Audit Committee and Compensation Committee members.

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. The Corporate Governance and Nominating Committee may consider candidates recommended by shareholders, as well as from other sources, such as current directors or officers, professional search firms or other appropriate sources. The Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors, and the Corporate Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.

Third-party consultants are retained from time to time by the Corporate Governance and Nominating Committee to identify potential candidates. If retained, third-party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Committee in accordance with criteria furnished by the Committee. On occasion, at the request of the Chairman of the Committee, third-party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Committee.

Our Corporate Governance Guidelines contain Board membership criteria that apply to the Corporate Governance and Nominating Committee's recommended nominees for a position on our Board of Directors. Under these criteria, members of the Board shall demonstrate the qualities of integrity and high ethical standards, have the ability to communicate clearly and persuasively, express opinions, raise questions and make informed, independent judgments. A director shall possess knowledge, experience and skills in a minimum of one specialty area, such as: knowledge of the real estate industry (development, management, operations, marketing, competition, etc.); accounting and finance; corporate management; strategic planning; and international, legal or governmental expertise. The Committee considers other qualifications in recommending nominees for a position on the Board of Directors, including diversity in gender, ethnic background, geographic origin or personal and professional experience. The Company maintains a core value of diversity and inclusion and the Committee embraces this core value as one of the primary considerations in seeking director nominees. The willingness and ability to work with other members of our Board of Directors in an open and constructive manner and the ability to devote sufficient time to prepare for and attend Board meetings are required. Service on other boards of public companies should be limited to no more than three or four, subject to the Board of Directors' review.

The Committee has adopted a matrix approach that tracks each director's and director nominee's qualities and qualifications in a tabular format to assist the Committee in maintaining a well-rounded, diverse and effective Board of Directors. In addition, the matrix approach helps the Committee identify any qualities, qualifications and experience for potential director nominees that would help improve the composition of and add value to the Board of Directors.

Under our Code of Regulations, as amended, a shareholder must follow certain procedures to nominate an individual for election to our Board of Directors. To submit a recommendation for a director candidate to be considered for nomination, a shareholder must submit the requisite information listed below in writing and addressed as follows:

Louis Stokes, Chairman, Corporate Governance and Nominating Committee
c/o General Counsel
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

The written recommendation of a director candidate to be considered for nomination must include the following information:

•	the name, age, business address and residence of the person recommended as a director candidate;

•	the principal occupation or employment of the person;

•
any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the name and record address of the nominating shareholder;

•	the number of shares and class of common stock beneficially owned, for at least one year, by the nominating shareholder; and

•	a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

A holder of Class A Common Stock may only nominate a director to serve as a Class A director. Similarly, a holder of Class B Common Stock may only nominate a director to serve as a Class B director.

In order for a director candidate to be considered for nomination at our 2014 annual meeting of shareholders, the recommendation must be received by the Corporate Governance and Nominating Committee no later than the close of business on January 30, 2014.

The Corporate Governance and Nominating Committee met six times during the fiscal year ended January 31, 2013.

The Corporate Governance and Nominating Committee Charter, as amended, is available on our website at www.forestcity.net.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent directors. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries, and no director had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.

Compensation Discussion & Analysis

Executive Summary

We are a real estate company principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. Founded in 1920 and having been publicly-traded since 1960, we are headquartered in Cleveland, Ohio, with offices throughout the United States. As of January 31, 2013, we had approximately $10.6 billion in consolidated assets, 2,914 employees, annual revenues of $1.1 billion, and an equity market capitalization of $3.1 billion.

Our long-term success is attributable in large part to our highly talented and experienced employees as well as our core values which reinforce our Company's culture:

•	integrity and openness;

•	entrepreneurial spirit;

•	teamwork;

•	diversity and inclusion;

•	community involvement;

•	sustainability and stewardship; and

•	accountability.

Our executive compensation program is intended to support these values, reinforce our culture and drive long-term growth and value creation. The following discussion summarizes our executive compensation program's key objectives and primary components.

We designed our executive compensation program to meet the needs of our Company, our shareholders and our employees, and with the intent of achieving the following key objectives:
•	To focus senior management on key business objectives as reflected in our annual business plan and strategic plan that support our ultimate objective of maximizing long-term shareholder value.
•	To attract and retain highly-talented employees to lead our continued growth and success and to reward them for their contributions toward that success.
•	To provide competitive pay that is driven by performance and is closely-aligned with the interests of our shareholders.
•	To avoid encouraging unnecessary or excessive risk-taking.

In order to achieve these objectives, our executive compensation program includes the following primary components:
•	Competitive base salaries reflective of each executive's responsibility level and individual performance over time.	•	Performance-based annual incentives tied to the attainment of specified business objectives at the corporate, business unit, and/or individual levels.
•	Long-term incentives linked to strategic goals and long-term shareholder value creation.	•	Benefits that meet the needs of our employees and their families at a reasonable shared cost.

Our fiscal 2012 financial results relative to our fiscal 2011 results as described in our 2012 Annual Report on Form 10-K are shown below. The following table provides comparisons of some of the key financial metrics that we use in evaluating the Company's performance and which we consider when making compensation decisions:

Key Metric	Fiscal Year 2012	Fiscal Year 2011	Percentage Change 2011 - 2012

Funds From Operations ("FFO")	$267,408,000	$178,189,000	50.1%
FFO per Share	$1.27	$0.88	44.3%
Comparable Net Operating Income (“NOI”) from Rental Properties - pro-rata consolidation	$595,285,000	$576,871,000	3.2%
Stock Price - per Class A share at fiscal year-end	$16.91	$13.13	28.8%

FFO and Comparable NOI are non-Generally Accepted Accounting Principles (“GAAP”) measures that we believe provide our investors with additional information about our core businesses necessary to understand our operating results. FFO, as defined by the National Association of Real Estate Investment Trusts, is defined as net earnings excluding the following items:

•	Non-cash charges for real estate depreciation and amortization;

•	Gains and losses on sales of operating (rental) properties, divisions or other investments, net of tax;

•	Impairment of depreciable real estate, net of tax;

•	Extraordinary items, net of tax; and

•	Cumulative or retrospective effect of change in accounting principle (net of tax).

A reconciliation of FFO to net earnings (loss), the most comparable GAAP measure, is provided on page 50 of our 2012 Annual Report on Form 10-K.

Comparable NOI from Rental Properties is defined as NOI from properties opened and operated in both of the years compared. Management analyzes property NOI using the pro-rata consolidation method because it provides operating data at our ownership share, and we publicly disclose and discuss our performance using this method of consolidation to complement our GAAP disclosures. NOI is defined as:

•	Revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups);

•	Plus interest income;

•	Plus equity in earnings (loss) of unconsolidated entities (excluding gain on disposition and impairment of unconsolidated entities); and

•	Plus interest expense, gain (loss) on early extinguishment of debt, depreciation and amortization of unconsolidated entities.

A reconciliation of NOI to GAAP financial information is provided on page 8 of our 2012 Annual Report on Form 10-K and a reconciliation of Comparable NOI (full consolidation) to Comparable NOI (pro-rata consolidation) is provided in Annex A to this proxy statement.

Major Actions Taken With Respect to Our Compensation Programs

For 2012, the Compensation Committee engaged its independent compensation advisor, Pearl Meyer & Partners (“Pearl Meyer”) to review our executive compensation program's competitiveness, design, mix, metrics and targets. This resulted in substantive changes being made to the program for performance periods beginning February 1, 2012 which are summarized below. These actions were designed to support our key objectives for the program. A further detailed discussion of these actions is provided throughout this Compensation Discussion & Analysis (“CD&A”):

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Target Award Levels. As noted in last year's CD&A, David LaRue's annualized equivalent opportunity under the Long-Term Incentive Plan (“LTIP”) increased to 360% of base pay effective with the 2012 performance period. In early 2012, the Compensation Committee also approved an increase in the annualized LTIP award opportunities for Robert G. O'Brien, James A. Ratner and Ronald A. Ratner to 200% of base pay, consistent with benchmarking data provided by Pearl Meyer. Brian J. Ratner's annualized LTIP target decreased from 120% to 100% of base pay based on the benchmarking analysis conducted by Pearl Meyer and taking internal equity considerations into account.

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Short-Term Incentives. Named Executive Officers participating in the Executive Short-Term Incentive Plan (“STIP”) were provided with an annual incentive opportunity based on an adjusted FFO target which excluded the effect of Land Impairments (“adjusted FFO”). We used an FFO metric for 2012 to allow investors to more readily compare our results with those of other real estate organizations. For 2012, the Compensation Committee approved the use of a measure that provides each eligible executive with a STIP award opportunity equal to 1% of the excess, if any, of adjusted FFO over $200 million for the performance period, but not to exceed $1.2 million per eligible executive. The Compensation Committee is permitted to consider qualitative and/or quantitative factors in its use of negative discretion in determining the award amounts, if any, to be earned by each executive eligible under the STIP.

For fiscal year 2012, our adjusted FFO was $287.9 million resulting in the ability for an award of up to $878,960 per executive to be earned. The Compensation Committee however, applied negative discretion in determining the final awards earned by each eligible NEO. When assessing the amount of any award earned by each executive during 2012, the Compensation Committee considered target award amounts for comparable executive jobs in real estate, and where applicable, general industry, using data provided by Pearl Meyer, in addition to overall corporate objectives and individual objectives for each executive. The amounts paid under the STIP to each of our eligible NEOs for the 2012 performance period ranged from 86% to 146% of their base salary. The individual amounts earned and the criteria used by the Compensation Committee in determining each award, are discussed further in the “Short-Term Incentives” portion of the “Components of the Executive Compensation Program” section of this CD&A.

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Long-Term Incentives. Robert G. O'Brien, James A. Ratner and Ronald A. Ratner are eligible for a target annual LTIP award of 200% of base pay, of which one-third is to be provided in the form of stock options, one-third as performance shares and the remaining third pursuant to the cash-based portion of the LTIP (“Cash LTIP”). David J. LaRue's annual target LTIP percentage is 360% of base pay, also with an equal mix of stock options, performance shares and Cash LTIP. In his role as President of Forest City Texas, Inc., Brian J. Ratner's annual LTIP target is 100% of base pay, equally divided between restricted stock, performance shares and Cash LTIP. This mix of awards under the LTIP is designed to reinforce a strong pay for performance emphasis under our executive compensation program.

Changes were adopted for the performance period beginning in 2012. Notably, the frequency of grant opportunities under the Cash LTIP was changed. Previously, a new Cash LTIP cycle generally began once every four years with the target award opportunity set at four times the annualized equivalent target, multiplied by the average base pay over the cycle. Beginning with the 2012 cycle however, the Compensation Committee approved an approach whereby a new multi-year performance period will begin each year under the Cash LTIP. However, the target award that can be earned for each performance period will be calculated using one times the target annualized equivalent multiplied by the base pay of the participant as of the beginning date of the performance period.

This change in frequency of grant was made based on a review of practices at other companies by Pearl Meyer. Annual grants with rolling multi-year performance cycles allow corresponding performance goals to more closely align with then-current business plans and strategic priorities. Additionally, the Compensation Committee considered that use of a discrete four-year incentive period is more susceptible to being affected by a significant economic event. The Compensation Committee noted that a previous Cash LTIP cycle, which ran from 2008 through 2011, was impacted significantly by rapid changes in economic conditions beginning in mid-2008.

For the performance cycle beginning February 1, 2012 and ending December 31, 2015, the Compensation Committee approved the use of a measure that provides each eligible executive with a Cash LTIP award opportunity equal to 1% of the excess, if any, of cumulative adjusted FFO over $1 billion for the performance period, but not to exceed $1.5 million for any eligible executive. The Compensation Committee is permitted to consider qualitative and/or quantitative factors in its use of negative discretion in determining the award amounts, if any, to be earned by each executive eligible under the Cash LTIP.

Note the actual performance period associated with the Cash LTIP award opportunity beginning in 2012 is based on a 47-month performance period. This timeframe takes into consideration our Company's impending transition to a calendar year-end fiscal year, slated to occur during 2013 and the resulting 11-month transition period between February 1, 2013 and December 31, 2013.

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Equity Program Changes. Recognizing the importance of further alignment of our executive compensation program with shareholder interests, 2012 performance share grants made to each of our NEOs will vest based on the total shareholder return of our Class A Common Stock relative to companies in the National Association of Real Estate Investment Trusts All Equity REIT Index (“NAREIT Index”) for the period from February 1, 2012 through December 31, 2015. The Compensation Committee approved a vesting schedule which requires 60th percentile performance in terms of Forest City's total shareholder return relative to all Equity REITs in the NAREIT Index in order to earn a target performance share award. This is consistent with our desire to set meaningful, yet challenging goals, and to award relative outperformance in terms of long-term shareholder value creation.

Similar to the Cash LTIP award opportunity, performance share grants are based on an annualized equivalent percentage of the eligible NEO's base pay. A new performance cycle will begin each year and will generally run for a four-year period. Like the Cash LTIP performance period, the 2012 performance period associated with the performance share grant opportunity is based on a 47-month cycle to account for the impending change in our fiscal year-end.

During 2012, the Compensation Committee approved equity grants to LTIP participants under the Forest City Enterprises, Inc. 1994 Stock Plan, as amended and restated (“Stock Plan”), consistent with a value-based formula approach originally approved in 2008 and as modified this past year. The number of shares granted to NEOs, other senior executives and managers who participate in the LTIP, and our outside Directors, represented a run rate (defined as total shares issued divided by total common shares outstanding) of approximately 0.8%. This run rate includes an assumed target level performance share grant for participating executives.

In addition, during 2012 Robert G. O'Brien was granted 57,666 shares of restricted stock that will vest over four years, consistent with the vesting schedule used for plan-based equity awards. These shares were provided to promote retention and to provide an enhanced ownership stake.

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Stock Ownership Requirements. Effective March 14, 2013 the Board approved amendments to our Executive Stock Ownership Requirement Policy (“Ownership Policy”). David J. LaRue will now be required to hold a fixed number of 200,000 shares which represents the converted value of approximately five times his base salary. All of our NEOs and other key executives are subject to the amended Ownership Policy requirements. These share requirements will be recalibrated at least once every three years. In addition, executives who have not yet met the requirements of the Ownership Policy will be required to hold 50% of net-after-tax shares received from equity grants until they are in compliance. Executives covered under the amended Ownership Policy will have until December 31, 2018 to meet the requirements. Further information regarding the amended Ownership Policy is included in the “Additional Executive Compensation Policies” section of this CD&A.

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Risk Assessment. The Audit and Compensation Committees jointly reviewed the results of a risk analysis during early 2013 and concluded our compensation programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment is discussed in further detail under the “Plan Design as it Pertains to Risk” section of this CD&A.

We believe the compensation of David J. LaRue, Robert G. O'Brien, James A. Ratner, Ronald A. Ratner and Brian J. Ratner (our “Named Executive Officers” or “NEOs”) for fiscal year 2012 was consistent with our philosophy and overall performance.

Say on Pay Voting Results and Impacts

At the 2012 annual meeting of shareholders, our Company held our annual vote on the compensation of our NEOs (“Say on Pay Vote”). At that meeting, our shareholders passed a resolution approving the compensation of our NEOs, with approximately 99% of the shareholders entitled to vote and present at the 2012 annual meeting in person or by proxy voting in favor of the resolution, including the negative effect of abstentions. The Compensation Committee believes that this strong shareholder support is evidence that our executive compensation program is appropriately structured.

Our goal remains to provide competitive compensation opportunities that are aligned with overall performance and our annual and strategic business plans. Our executive management regularly discusses our business strategies with stakeholders to obtain their feedback and support, and then aligns our NEOs' compensation opportunities in support of these strategies.

During the past year the Compensation Committee approved changes to our executive compensation program to ensure pay opportunities remain competitive while supporting our goal of further strengthening the connection between pay for performance and its alignment with shareholder interests. As a result, the Compensation Committee reviewed and approved a compensation package that places substantial emphasis on variable and long-term incentive compensation and is also appropriately aligned with peer companies. Over 60% of David J. LaRue's target annualized total direct compensation opportunity is based on long-term incentives including equity, with at-risk pay comprising more than 80% of the total. Similarly, Robert G. O'Brien, James A. Ratner and Ronald A. Ratner each have an annualized total direct compensation opportunity in which at least half of their target is based on long-term incentives and equity, with at-risk pay comprising 75% of their total opportunity. Brian J. Ratner's opportunity differs from the other NEOs commensurate with his position as President of Forest City Texas, Inc. Approximately 35% of his annualized total direct compensation opportunity is based on long-term incentives and equity, with over half represented by at-risk pay. These numbers include a performance share grant received by each of our NEOs, which will vest based on the change in our stock price relative to that of a broad group of real estate companies over the 47-month performance period.

Several additional safeguards are in place to support strong governance practices, including our Ownership Policy which was recently amended, and a Clawback Policy for compensation recoupment. In late 2011, the Compensation Committee chose Pearl Meyer as its independent advisor. Pearl Meyer has been working with the Compensation Committee as part of a regular periodic structural review of our executive compensation programs in support of our desire to maintain strong pay for performance linkage, alignment with shareholder interests and greater transparency. Recent modifications to our executive compensation program resulted from this review.

Independent Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors administers our executive compensation program. The current members of the Compensation Committee are Scott S. Cowen (Chairman), Arthur F. Anton, Michael P. Esposito, Jr., Deborah L. Harmon, Stan Ross, and Louis Stokes. All members of the Compensation Committee are “outside directors” as defined under Internal Revenue Code Section 162(m) (“Section 162(m)”), “non‑employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent directors” under the NYSE listing standards.

In reviewing and designing the various components of our executive compensation program, the Compensation Committee periodically draws upon the expertise of our CEO and our Executive Vice President, Human Resources (“EVP-HR”) who typically attend the Compensation Committee meetings, as well as external consultants such as Pearl Meyer. Our CEO provides advice and counsel to the Compensation Committee regarding alignment of performance measures under our STIP and our LTIP relative to our annual business and strategic plans, may discuss the performance of key executives, including NEOs, who report to him in the determination of their incentive awards as well as any merit increases or pay adjustments, offers guidance and recommendations on succession and management planning activities and discusses the impact of design of our incentive programs (including equity awards) on our ability to attract and retain key personnel. Our EVP-HR provides information pertaining to our compensation programs and in connection with succession planning reviews. Our CFO, who attended the Compensation Committee meetings during fiscal year 2012 as requested, periodically provides an accounting and analysis of the financial results of performance measures under the STIP and the LTIP. Our General Counsel also attended meetings during the year as requested. The Compensation Committee meets in executive session when discussing and approving the compensation of the CEO and the Chairman.

The Compensation Committee has the authority to retain, oversee, terminate, and approve fees for any compensation consultant used to assist in the evaluation of compensation for executive officers and other members of senior management. It may also obtain advice and assistance from internal or external legal, accounting, or other advisors.

The Compensation Committee has retained Pearl Meyer to provide guidance on various aspects of our executive compensation program. Beginning in late 2011 and into early 2012, Pearl Meyer examined pay levels for key executives, reviewed our executive compensation program based on business strategy as well as competitive practices, and recommended changes which were implemented for the 2012 performance period. The Company also used Pearl Meyer to generate relative total shareholder return numbers in connection with the recent performance share grants. Pearl Meyer reports directly to the Compensation Committee, only provides compensation consulting services to the Company, and regularly participates in committee meetings. In 2013, the Compensation Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Pearl Meyer's work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.

The Compensation Committee periodically obtains ongoing independent legal and compensation design guidance and information from other sources, including publications from various consulting firms.

Our management is responsible for the preparation of this CD&A.

Executive Compensation Core Principles

We continue to use a set of core principles as outlined below, to guide the development and use of specific compensation elements and in support of the key objectives outlined in the Executive Summary section of this CD&A.

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Pay for performance alignment: Our executive compensation program emphasizes variable incentive pay tied to challenging performance goals, with no awards earned for results below designated levels. Senior executives and managers can earn significant incentive awards when outstanding Company, business unit and/or individual performance results are achieved and little or no awards when performance is below expected levels. Our decision to base vesting of performance shares on a performance metric relative to our peers is one example of how this translates into plan design.

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A majority of pay for top executives should be contingent on performance and tied to multiple time periods: We provide incentive award opportunities to our NEOs. Awards earned under the STIP are tied to our annual business plan and generally structured to maximize the tax deductibility of any payments to NEOs, with the Compensation Committee taking Company, business unit and/or individual performance, along with market target award levels provided by its compensation advisor, into account when determining any amounts earned. Similarly, the LTIP consists of performance components tied to long-term value creation. Awards under the cash-based portion of the LTIP will only be earned if, in the Compensation Committee's assessment, performance over a multi-year period of up to four years (generally consistent with our strategic planning cycle) warrants. Stock option awards under the LTIP will only have long-term value if our stock price appreciates between the time of grant and the time of exercise. Similarly, any performance share awards will only be earned if our relative total shareholder return meets or exceeds certain targets. Actual pay levels will vary with our performance results.

The following chart illustrates the percentage of the target 2012 annualized equivalent total direct compensation opportunity (defined as base salary plus target short-term and long-term incentive opportunities) for our NEOs. Benefits are excluded from the chart below since no formal target levels typically exist for these programs. As illustrated, approximately 35% to 65% of target total direct compensation is tied to long-term performance with approximately 18% to 30% tied to annual business results. Overall, a majority of target total direct compensation is “at-risk”, or not guaranteed pay, since it is tied to performance. Consistent with benchmark information, a greater percentage of David J. LaRue's target total direct compensation opportunity is appropriately tied to long-term incentives reflecting his role as President and CEO.

Not reflected in the target amounts shown above is a special equity award granted to Robert G. O'Brien. The “Equity” section discussed later in this CD&A contains further information regarding this award.

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Long-term incentives are emphasized to align executive and shareholder interests: As illustrated above, our executive compensation program places greater emphasis on long-term incentives as compared with short-term incentives, to focus senior management on long-term strategic goals and shareholder value creation. We currently use a combination of equity-based and cash-based long-term award vehicles to minimize potential shareholder dilution resulting from the sole use of equity plans.

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Total compensation should be fair, competitive and communicated: We operate in a very competitive industry and must ensure that our executive compensation program allows us to attract and retain senior management talent for continued growth and success. Pay levels are periodically reviewed to determine if they are externally competitive and internally equitable. We provide annual notification to participants of performance goals and corresponding award opportunities for the incentive compensation plans.

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Our executive compensation program should not encourage the taking of excessive risks that could be detrimental to the interests of our shareholders: Our use of short-term and long-term incentives, the award of different types of equity compensation and the use of different performance criteria do not encourage our NEOs and other senior executives to take unreasonable risks relating to our business. A formal risk assessment is reviewed annually by our Audit and Compensation Committees.

Target Executive Officer Pay Levels and Relevant Employment Market

We use targeted pay levels to reinforce core principles and key objectives under our executive compensation program: Our base salaries, short-term and long-term incentives are targeted competitively to attract and retain talented and experienced executives. Because of our emphasis on performance-based incentive compensation, actual total direct pay can be above or below targeted levels based on our actual versus planned performance results and level of stock price appreciation. For example, total direct compensation may be at or above the market 75th percentile when we achieve superior performance results, or well below the market median when goals are not met.

Relevant Employment Market for Executive Officers: The relevant employment market for executives is national and includes diversified real estate organizations, including publicly-traded and privately-held companies, with equity market capitalizations and/or total assets comparable to ours. Because we operate in 26 states and the District of Columbia, we consider geographic pay differentials when establishing base salaries for our executive officers and other senior executives and managers, as applicable.

In assessing pay competitiveness for our executive officers, we review published compensation surveys for the real estate industry (reflecting data for both public and private companies), including the:

•	National Association of Real Estate Investment Trusts (NAREIT) Compensation Survey;

•	National Multi-Housing Council's National Apartment Survey;

•	CEL & Associates National Real Estate Compensation and Benefits Survey; and

•	Mercer's Real Estate Compensation Survey and U.S. Benchmark Database.

We use survey data as a guide to benchmark the pay practices and levels for our executives relative to jobs with similar duties as described in the surveys. We review base salary, short-term and long-term incentive opportunities to determine if our pay practices remain in line with our overall executive pay strategy and key objectives. We also review proxy statement pay data for a designated group of publicly-traded industry peers as compiled by Pearl Meyer. We use all this information to compare base salary levels, review annual and long-term incentive opportunities and set compensation levels for our NEOs. The Compensation Committee uses this data to help determine whether our pay practices are competitive and our mix of pay components is appropriate in light of our strategic plans.

We periodically review the companies in our peer group for their similarity in sales, asset size and/or market capitalization. Given that we have diversified real estate holdings, we give significant consideration to ensure that the peer companies chosen represent a cross-section of the industry, including retail, office and residential development and management companies. Our most recent review consisted of the following peer group companies: Alexandria Real Estate Equities, Inc., Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Brookfield Office Properties, Inc., CBL & Associates Properties, Inc., DDR Corporation, Duke Realty Corporation, Equity Residential, Kimco Realty Corporation, Macerich Company, SL Green Realty Corp., UDR, Inc., and Vornado Realty Trust.

As of January 2013, total assets for this peer group ranged between $6.4 billion and $27.5 billion with Forest City's assets being between peer group median and the 75th percentile. The equity market capitalization for the peer group as of January 2013 ranged from between $3.5 billion and $17.8 billion with Forest City's market capitalization being below the 25th percentile. Forest City's net revenues were between the peer group median and the 75th percentile.

Components of the Executive Compensation Program

The table below provides a general overview of the primary components of our total rewards strategy within our executive compensation program. A more detailed description for each component follows.

Compensation Component	Component Objective	Paid in	Performance Linkage
Base Salary - Direct Compensation	Provide base pay commensurate with level of responsibility, experience and individual performance	Cash	Partially linked (merit increases tied to performance)
Short-Term Incentives - Direct Compensation	Align pay with achievement of short-term performance goals in support of annual business plan and strategic goals	Cash	Highly linked
Long-Term Incentives - Direct Compensation	Align pay with achievement of longer-term strategic goals and shareholder value creation, enhance retention of senior management, facilitate stock ownership	Cash Equity Compensation • Stock Options • Performance Shares • Restricted Stock	Highly linked
Benefits & Perquisites - Indirect Compensation	Provide for health, welfare and retirement needs	Health Care Life and Disability Retirement Plans Perquisites	Minimally or not linked

As noted in the descriptions of each component of our executive compensation program that follow, actual awards earned could differ from the annualized target levels.

Base Salary: Base salary is reflective of each executive's level of responsibility, experience, individual performance and contributions to our overall success. It also impacts annual and long-term incentive award opportunities that are expressed as a percentage of base salary.

Base salaries are targeted competitively consistent with our overall compensation philosophy and may be adjusted for senior executives and management within certain high cost of living locations (such as New York and California) to reflect geographic pay differentials. Given their locations, we do not apply a geographic pay differential to any of our current NEOs.

In determining base salary levels for executive officers other than the CEO, the Compensation Committee considers a number of factors including:

•	Pay practices of comparable real estate organizations;

•	CEO recommendations; and

•	An assessment of each executive's performance and their contributions toward our success.

The CEO's base salary is determined by examining pay practices at comparable real estate companies and based on the CEO's overall performance relative to objectives.

Consistent with their employment agreements, base salary amounts for certain NEOs in 2012 were as follows: David J. LaRue - $600,000; Robert G. O'Brien - $550,000; James A. Ratner - $450,000; and Ronald A. Ratner - $450,000. None of these NEOs received salary increases during 2012.

Brian J. Ratner does not have an employment agreement but his salary increased to $438,000 during 2012.

Short-Term Incentives: Named Executive Officers and other eligible senior executives and managers participate in the STIP. The STIP's primary objective is to motivate senior executives and managers to achieve specified business objectives over the short-term that lead to long-term value creation. Actual awards earned, if any, can be considerably above or below target levels based on our actual performance.

Our CEO, in consultation with other members of the senior management team, recommends a performance level that must be achieved for any payment to be earned under the STIP. For 2012, the maximum award under the STIP that could be earned by each NEO was 1% of the excess, if any, of adjusted FFO over $200 million, up to $1.2 million. Assuming this level is attained, the Compensation Committee then can exercise negative discretion to reduce the final award earned for each eligible executive officer, including our NEOs. The move to an FFO-based metric from Earnings Before Depreciation, Amortization and Taxes (“EBDT”) was made to allow for shareholders to more readily compare our results to Real Estate Investment Trust (“REIT”) companies.

Adjusted FFO for 2012 was $287.9 million resulting in an allowable award of approximately $879,000 for each participating executive. However, the Compensation Committee, through the exercise of its negative discretion, took a number of factors into consideration in determining the amounts actually awarded to each NEO.

The Compensation Committee exercised discretion to reduce the maximum amount of award that could be paid to each NEO for 2012, based on its subjective review of corporate and individual performance. In exercising its discretion, the Compensation Committee considered the following:

•	Our overall financial results, including that our:

◦	FFO per share was $1.27 or (44% higher than pro-forma fiscal year 2011 levels);

◦	Actual FFO was $267.4 million or 50% higher than pro-forma FFO levels for the previous fiscal year; and

◦	Comparable NOI from Rental Properties was 3.2% higher than fiscal 2011 results;

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Benchmark data for 2012, including survey information and peer group proxy data provided prior to the beginning of the fiscal year, suggested that the target annualized short-term incentive opportunity for each NEO other than Brian J. Ratner should be approximately 100% of base salary. Survey information suggested Brian J. Ratner's target annualized short-term opportunity should be approximately 80% of base salary commensurate with his job responsibilities;

•	The maximum award opportunity under the STIP has been 200% of the target award amount;

•	Our continued deleveraging of our balance sheet and improving debt metrics;

•	Internal equity factors; and

•	Individual performance factors noted below.

In determining the 2012 STIP award for David J. LaRue, the Compensation Committee considered the following factors:

•	Established execution framework for 2012-2015 Strategic Plan. Strategic drivers incorporated into overall business objectives;

•	Expanded capital diversity through the development of strategic capital partnerships;

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Defined significant changes in organizational structure and identified leaders for new or changed positions as part of a corporate operational excellence initiative. Continued integration of accounting services organization, procurement, shared development reporting, human resources and information technology functions;

•	Led succession planning review efforts regarding senior executives. Partnered with Chairman to assist in Board succession review;

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In full cooperation between Forest City Ratner Companies, LLC, our primary New York subsidiary ("FCRC") and FCE executives, completed comprehensive due diligence process and risk mitigation exercise related to a modular construction concept; and

•	Completed sale of 90% of Land portfolio targeted for disposition.

Robert G. O'Brien's 2012 STIP award amount was determined by the Compensation Committee after taking the following factors into account in his capacity as our Executive Vice President and CFO:

•	Led efforts to successfully execute on a $125 million offering of senior notes;

•	Strengthened the balance sheet by using proceeds from debt offering to redeem outstanding bonds due in 2015;

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Led efforts to successfully exchange over $200M in aggregate amount of liquidation preference of the Company's outstanding convertible perpetual preferred stock for common equity, reducing annual fixed charges;

•	Led a cross-organizational team to pursue new financial partners, resulting in the closing of a $400 million equity fund;

•	Oversaw the equity recapitalization of 8 Spruce Street, a major apartment building in the New York market;

•	Provided continued leadership and input for changes in public disclosures to enhance shareholder transparency;

•	Provided critical leadership for the execution of the Company's strategic plan, including the support of various operational excellence initiatives;

•	Led property level debt financings;

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Oversaw the renegotiation of the Company's revolving credit facility, extending the maturity, lowering the interest rate and improving the terms of the loan. This transaction closed in February, 2013; and

•	Led ongoing enterprise risk management activities.

James A. Ratner's 2012 STIP award was determined taking into account his accomplishments as Chairman, President and CEO of the Commercial Development Group and after consideration of the following factors:

•	The financial performance achieved by the Commercial strategic business unit;

•	Provided leadership to consolidate development operations of Commercial and Residential strategic business units;

•	Worked to transition new executive into role of COO of the Commercial strategic business unit;

•	Supervised Boston office in completing 230,000 sq. ft. commitment for a new building at University Park, in Cambridge, Massachusetts;

•	Provided leadership for the 2012-2015 strategic plan and led implementation of plan into the Commercial Group; and

•	Co-led efforts in a negotiated deal with the Port Authority of San Francisco on Pier 70.

As President and CEO of Forest City's Residential Group, Ronald A. Ratner's 2012 STIP award amount was determined by the Compensation Committee after consideration of the following factors:

•	The Residential Portfolio performed in the top quartile of its peer group;

•	Identified the opportunity and led the team in pursuing and closing on the multi-family investment fund with Arizona State Retirement System;

•	Provided oversight and executive leadership for the execution of the strategic disposition of the assets of the Land Division;

•	Oversaw results at Stapleton, whereby financial goals exceeded budget. Successfully opened The Aster Town Center, a new apartment property in Denver;

•	Worked with management to integrate the financial analysis and accounting services for both Residential and Commercial strategic business units' development groups; and

•	Provided oversight and direction leading to the successful initiation of the modular construction project in Brooklyn, New York.

In determining Brian J. Ratner's 2012 STIP award, the Compensation Committee considered the following:

•	Developed strategic plan for the Forest City Texas regional office;

•	Secured financing for the West Village multifamily project (380 units) in Dallas, Texas at a favorable rate and terms;

•	Closed on the West Village parcel and commenced construction in December 2012 as a result of these efforts;

•	Led team effort in ongoing construction of the Continental Building, a 200 unit adaptive re-use project in downtown Dallas; and

•	Led effort to secure zoning and financial incentives from the City of Frisco, Texas for the North Frisco project.

The actual award amounts earned by each Named Executive Officer (NEO) under the STIP for 2012, approved by the Compensation Committee, and paid in April 2013, were as follows:

Named Executive Officer	2012 STIP Award Earned	2012 STIP Award as a Percentage of Base Salary
David J. LaRue	$875,000	146%
Robert G. O'Brien	$800,000	145%
James A. Ratner	$610,000	136%
Ronald A. Ratner	$650,000	144%
Brian J. Ratner	$375,000	86%

The Compensation Committee alone determines awards payable under the STIP to the President and CEO. In determining the STIP Award amounts for Robert G. O'Brien, James A. Ratner, Ronald A. Ratner and Brian J. Ratner, the Compensation Committee weighed recommendations by our President and CEO.

Long-Term Incentives: Our long-term incentives align pay with long-term strategic goals and shareholder value creation. They also enhance our retention of senior executives and managers, and facilitate stock ownership. Our long-term incentives consist primarily of two components:

•	Cash awards; and

•	Equity provided through the use of stock options, restricted stock and/or performance shares.

Our NEOs and other senior executives and managers are currently eligible to receive long-term incentives. Under the LTIP, awards are granted annually. Stock options and restricted stock vest over a four-year period, while performance shares and cash-based awards are determined based on a multi-year performance cycle generally lasting four years. This promotes a balanced focus on objectives under the strategic plan in support of long-term value creation.

In determining award levels for NEOs, the Compensation Committee gives consideration to competitive market practice, employee responsibility level, and internal equity.

Beginning with the 2012 fiscal year, the annualized LTIP target for David J. LaRue was adjusted to 360% to reflect the first full year performance period following his promotion to President and CEO. In moving to this new target, the Compensation Committee determined it was consistent with peer group proxy and benchmark survey information for executives in comparable positions.

The increased target will also eliminate the need for annual discretionary equity grants being provided to Mr. LaRue in order to bring his target total direct compensation opportunity to competitive levels.

The annualized LTIP targets for Robert G. O'Brien, James A. Ratner and Ronald A. Ratner were each increased to 200% of base pay, consistent with benchmarking data obtained from Pearl Meyer. Additionally, and as noted earlier in this CD&A, adjustments were made to LTIP targets for other executives including Brian J. Ratner. These adjustments were approved by the Compensation Committee after a review of benchmark data provided by Pearl Meyer. Brian J. Ratner's annualized LTIP target was reduced from 120% to 100% effective with the 2012 fiscal year.

As reflected in the table below, the current annualized targeted mix of LTIP awards for David J. LaRue, Robert G. O'Brien, James A. Ratner and Ronald A. Ratner is one-third in the form of stock options, one-third in terms of annualized equivalent performance shares and one-third in an annualized equivalent performance cash award opportunity. This provides an appropriate balance between three performance-based components of the LTIP. Stock options will only provide value if our share price increases over time. Performance shares will only be earned if our total shareholder return relative to our peers warrants. Finally, the Cash LTIP will be dependent on attainment of certain financial goals, augmented by other quantitative and qualitative metrics the Compensation Committee deems appropriate. Brian J. Ratner's award opportunity is one-third in the form of annualized equivalent performance shares, one-third in restricted shares and one-third in the form of an annualized equivalent cash award opportunity, commensurate with his role as President of Forest City Texas, Inc. Actual awards earned, if any, can be considerably above or below target levels based on our actual versus planned performance relative to strategic goals and stock price appreciation.

	2012 Fiscal Year Target Annual Award Equivalents
Named Executive Officer	Total LTIP Award Percentage	Absolute Percentage in the form of Stock Options	Absolute Percentage in the form of annualized equivalent Performance Shares	Absolute Percentage in the form of Restricted Stock	Absolute Percentage in the form of annualized equivalent Cash LTIP (paid once at the end of the performance period)
David J. LaRue	360%	120.00%	120.00%	0.00%	120.00%
Robert G. O'Brien	200%	66.67%	66.67%	0.00%	66.67%
James A. Ratner	200%	66.67%	66.67%	0.00%	66.67%
Ronald A. Ratner	200%	66.67%	66.67%	0.00%	66.67%
Brian J. Ratner	100%	0.00%	33.33%	33.33%	33.33%

Cash

During 2012, the Compensation Committee adopted several changes relating to the Cash LTIP. First, the grant frequency was changed. Previously, a new Cash LTIP cycle was scheduled to begin once every four years with the target award opportunity set at four times the annualized equivalent target, multiplied by the average base pay over the cycle. For example, under the previous Plan, an executive with an annualized Cash LTIP target of 120% of base pay could have received one grant every four years with a targeted award value equal to 480% of their average base pay over the four-year period if target levels of performance were achieved. Under such an approach, the next four-year performance cycle would have begun after the end of the prior four-year cycle.

Beginning with the 2012 cycle however, the Compensation Committee approved an approach whereby a new four-year performance period will begin each year under the Cash LTIP. However, the target award that could be earned for each performance period will be calculated using the annualized equivalent multiplied by the base pay of the participant as of the beginning date of the performance period. In the example discussed in the preceding paragraph, the target award that could be earned for the February 1, 2012 to December 31, 2015 performance cycle would be 120%. A new cycle will then begin in each subsequent year and the performance period will encompass the ensuing four-year period. For example, our next cycle is scheduled to begin in 2013 and continue through the end of fiscal year 2016.

In making this change, the Compensation Committee considered benchmark data provided by Pearl Meyer, which suggested overlapping long-term incentive cycles are used by a significant number of companies. Annual grants also allow corresponding performance goals to more closely align with then-current business plans and strategic priorities. In making the change to overlapping long-term incentive cycles, the Compensation Committee also considered that the use of a discrete four-year incentive period is more susceptible to the effects of a significant economic event such as the rapid changes in economic conditions beginning in mid-2008 that significantly impacted the 2008-2011 Cash LTIP cycle.

2012 - 2015 Cash LTIP Performance Cycle

Our NEOs participate in the Cash LTIP with awards based on performance results of the Company over a related performance period. The 2012 ‑ 2015 Cash LTIP performance cycle for David J. LaRue, Robert G. O'Brien, James A. Ratner, Ronald A. Ratner and Brian J. Ratner began February 1, 2012 and will run through December 31, 2015. This 47-month performance period takes into consideration that the Company intends to move to a calendar year fiscal year-end during 2013. Executives are eligible to earn an incentive at the end of the performance period, provided the performance objective pertaining to adjusted FFO is met.

With the intention of qualifying any payments earned under the cash-based portion of the LTIP as performance-based under Section 162(m), the Compensation Committee approved a maximum award opportunity for each of these executives that would be equivalent to 1% of the excess, if any, of cumulative adjusted FFO over $1 billion for the performance period, but not to exceed $1.5 million per executive, and subject to the Compensation Committee's exercise of negative discretion in determining any final award earned. The actual amounts earned by each executive will be based on the aforementioned cumulative adjusted FFO performance level and take into account certain other qualitative and/or quantitative factors as determined by the Compensation Committee.

Equity

We typically grant equity awards under the LTIP following the release of full year earnings for the prior fiscal year. Equity awards may be granted to NEOs as well as other senior executives and managers of significant subsidiaries, as determined by the Compensation Committee, based on an evaluation of their duties and overall performance, including current and potential contributions to our success. We use different award tiers based on recommendations by Pearl Meyer that take into consideration market pay practices to determine the mix of equity opportunities.

The amount of equity granted in 2012 included the annualized equivalent dollar value based on the targeted percentages of pay for each executive as called for under our LTIP. The number of shares granted to NEOs, other senior executives and managers who participate in the LTIP, and our outside Directors represented a run rate (defined as total shares granted divided by total common shares outstanding) of approximately 0.8%. This run rate includes an assumed target level performance share grant for participating executives.

Stock Options and Restricted Stock

Stock options granted have an exercise price equal to the closing market price of our Class A Common Stock on the date of grant. The Compensation Committee has not, and does not intend to, grant stock options with an exercise price less than the closing market price of our Class A Common Stock on the grant date, reprice options or issue options with “reload” provisions. On March 14, 2013 the Board approved additional revisions to the Stock Plan which prohibit cash purchases of underwater options unless approved by the shareholders of the Company. The additional revisions to the Stock Plan also prohibit current payment of dividends on performance-based shares. These provisions are part of the Stock Plan proxy proposal to be voted on by shareholders at the Annual Meeting.

Stock options will only have value if our stock price appreciates from the time of grant to the time of exercise. To enhance employee retention, stock options and any restricted stock awards typically vest over a four-year period from the date of grant as follows:

•	25% after two years;

•	another 25% after three years; and

•	the remaining 50% after four years.

Stock options are exercisable for up to 10 years from the date of grant to allow executives to maximize pre-tax gains and focus them on long-term shareholder value creation. We use the Black-Scholes option pricing model to determine the number of options granted. As discussed earlier in this proxy statement, and as shown in the table contained under “Long-Term Incentives” in this section of the CD&A, equity awards are expressed as a targeted annualized percentage of pay.

Each of our NEOs, with the exception of Brian J. Ratner, is eligible for annual stock option grants. During the 2012 fiscal year, the Compensation Committee accepted a recommendation from Pearl Meyer to limit the use of stock options to our senior-most executives, including most of our NEOs. In lieu of stock options, a portion of Brian J. Ratner's LTIP award is provided in the form of annual restricted stock grants to further enhance retention and stock ownership. Restricted stock grants vest over a four-year period, consistent with stock options. Dividends may be paid on unvested time-based restricted stock, however we currently do not pay dividends on our common stock.

In addition, during 2012 we provided a discretionary grant of 57,666 shares of restricted stock to Robert G. O'Brien that will vest over four years, consistent with the vesting schedule used for plan-based equity awards. These shares, which are not part of our plan-based equity awards, were provided to further promote retention and to provide an enhanced ownership stake.

2012 - 2015 Performance Share Grant Opportunity Cycle

Each of our NEOs was provided with a performance share grant opportunity under which they are eligible to earn shares of our Class A Common Stock based on the performance of our Company over the 47-month performance period ending December 31, 2015. The actual number of performance shares earned will be determined using a shareholder metric relative to a group of peers. Total Shareholder Return, defined as change in stock price over the performance period plus any dividends paid, for Forest City's Class A Common Stock will be compared to that of companies which comprise the NAREIT Index. The shares earned can range from 0% to 200% of the target award amount, depending on actual relative performance. Any awards earned may be capped at target in the event Forest City's Stock outperforms the index but overall absolute total shareholder return is negative.

The Compensation Committee believed that the use of relative Total Shareholder Return as the sole performance metric for determining how many performance shares (if any) vest was appropriate since it effectively aligns the compensation of our senior officers, including our NEOs, with shareholder results, recognizing that shareholders have a number of other real estate companies in which they may invest. The Compensation Committee also considered that the use of a relative Total Shareholder Return metric for performance share vesting, coupled with those metrics used in calculating any Cash LTIP award, provides an appropriate balance between externally and internally focused long-term value creation measures for our LTIP.

Based on a recommendation by our President and CEO, the Compensation Committee approved the use of the following vesting schedule for the 2012 performance share grant:

Forest City's Total Shareholder Return Relative to the NAREIT All Equity REITs Index	Percentage of Target Performance Shares Earned
Below 40th Percentile	0% of target share amount will vest
40th Percentile	25% of target share amount will vest
50th Percentile	50% of target share amount will vest
60th Percentile	100% of target share amount will vest
75th Percentile or greater	200% of target share amount will vest

Under the approved grant, a target level of performance shares will only vest if our Company's relative Total Shareholder Return over the performance period places in the 60th percentile versus companies in the NAREIT Index. The use of the 60th percentile to vest in a target level award is consistent with our pay for performance philosophy and our desire to set meaningful yet challenging goals.

As with the Cash LTIP award opportunity, performance share grants are based on an annualized equivalent target percentage of each NEO's base pay. The resulting dollar amount is then divided by the closing price of Forest City's Class A Common Stock on the grant date to determine the target number of shares which a participating executive could earn. A new performance cycle will begin each year and will generally run for a four-year period.

The actual performance period associated with the performance share grant opportunity beginning in 2012 is based on a 47-month cycle, affected by our Company's impending transition to a calendar year-end fiscal year, slated to occur during 2013. Previously, the Company had granted performance shares once every four years with a front-loaded grant opportunity, using four times the executive's target annualized percentage of base salary. The Compensation Committee felt an annual grant of performance shares which generally vest over a subsequent four-year period was more appropriate, since a discrete four-year front-loaded award period is more susceptible to being affected by a significant economic event. The Compensation Committee also reserves the right to reduce the amount of any award earned regardless of the relative ranking of Forest City's Class A Common Stock to the NAREIT Index, in the event we outperform comparator companies but our absolute total shareholder return is negative over the performance period.

Accounting for Performance Shares

Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 requires expenses for awards that contain market conditions, including performance shares, to be accrued over the performance period. Furthermore, in determining the expense associated with a performance share award, the fair value of such awards must be determined based on a Monte Carlo simulation or comparable model that estimates the probability and corresponding award value associated with meeting market-based performance hurdles. This simulation is designed to provide a projected share price value at the end of the performance period for Forest City's Stock as well as for those companies in the NAREIT Index, and forms the basis upon which expense associated with the performance share grants is determined and subsequently reported in the Grants of Plan-Based Awards table.

Following the grant of performance shares in 2012, a Monte Carlo simulation was performed to determine the expense associated with these grants. Due in part to the relatively high historical volatility in Forest City's stock price versus comparator companies, the Monte Carlo simulation yielded a projected share price that was higher than the grant date value. The impact of this higher value is reflected in the Grants of Plan-Based Awards table in this proxy.

For example, David J. LaRue's performance share grant opportunity at target is based on 120% of his base salary. For the 2012 fiscal year performance share grants, this amounted to approximately $720,000 of value. Using a grant date closing price of $14.74 per share yielded a target award of 48,846 shares. However, given the results of the Monte Carlo simulation, the projected value and basis for expense recognition for each performance share was determined to be $20.74. Using this number multiplied by the 48,846 target award shares granted yields a projected value of approximately $1,013,000. The table below summarizes the plan-based value of the awards relative to the values yielded by the Monte Carlo simulation for each of our NEOs.

Named Executive Officer	Number of Target Performance Shares Granted for 2012 - 2015 Performance Period	Grant Date Value at Target based on closing price of Class A Common Stock on Date of Grant	Calculated Value based on Monte Carlo Simulation and as reported in Grants of Plan-Based Awards Table
David J. LaRue	48,846	$720,000	$1,013,066
Robert G. O'Brien	24,875	$366,667	$515,908
James A. Ratner	20,352	$300,000	$422,100
Ronald A. Ratner	20,352	$300,000	$422,100
Brian J. Ratner	9,905	$146,000	$205,430

Despite these differences in reported value resulting from the simulation, the Compensation Committee remains committed to the use of performance shares for our executive officers based on a relative total shareholder return measure. The Compensation Committee intends for the Monte Carlo simulation to be performed immediately prior to any future grant cycles to determine if an adjustment in the number of performance shares granted to eligible executives should be considered.

Total Target Value of Equity Grants

The approximate total target value of equity awards granted to our NEOs for 2012 is shown below (using the applicable Black-Scholes or grant date values).

Named Executive Officer	Approximate Value of Stock Options granted in 2012 under the LTIP using Grant Date Fair Values	Approximate Value of Performance Shares granted at Target in 2012 using Grant Date Stock Price	Approximate Value of Restricted Stock granted in 2012 under the LTIP using Grant Date Fair Values	Approximate Value of Discretionary Restricted Stock Grant provided in 2012 to promote retention and enhanced ownership
David J. LaRue	$720,000	$720,000	$—	$—
Robert G. O'Brien	$366,667	$366,667	$—	$850,000
James A. Ratner	$300,000	$300,000	$—	$—
Ronald A. Ratner	$300,000	$300,000	$—	$—
Brian J. Ratner	$—	$146,000	$146,000	$—

Benefits and Other Perquisites: Consistent with our pay for performance philosophy, we do not offer NEOs a large number of perquisites or supplemental benefits. Named Executive Officers as well as other members of senior management receive customary benefits such as group term life insurance. Likewise, these individuals are eligible to participate in a qualified 401(k) retirement plan, which provides for an employer matching contribution of up to $3,500 per year. We do not maintain a qualified defined benefit pension plan.

To supplement retirement benefits and enhance retention of senior executives, all NEOs also participate in an unfunded nonqualified supplemental retirement plan administered by the Compensation Committee, which historically provided for discretionary annual accruals that only begin to vest after 10 years of service, with full vesting after 15 years of service. Effective with the 2008 fiscal year, no new participants were admitted into this plan and no additional annual contributions will be made on behalf of NEOs and other senior executives and managers. All participating NEOs are fully vested in their benefits at this time.

We also provide our NEOs with an executive medical benefit and the premium cost associated with a long-term care policy. Each NEO is also offered a monthly auto allowance for personal use. Certain NEOs also receive reimbursements for club dues or parking allowances. The value of these items is included in the All Other Compensation column of the Summary Compensation Table.

Additionally, a death benefit is provided to David J. LaRue, Robert G. O'Brien, James A. Ratner and Ronald A. Ratner. The benefit is equal to five times the annual salary of each executive at the time of death and is paid to his designated beneficiaries in the form of salary continuation for a period of five years in the event the executive dies while in our employment. Further information on the value of these benefits is provided in the “Potential Payments upon Termination or Change of Control” section of this proxy statement. Brian J. Ratner is not eligible for this death benefit.

Additional Executive Compensation Policies

Stock Ownership Policy: The Compensation Committee adopted the Ownership Policy in 2010 to align our compensation programs more closely to shareholder interests.

Under the 2010 Ownership Policy our NEOs, with the exception of Brian J. Ratner, were required to maintain ownership in our Common Stock expressed as a multiple of their annual base salary. Our President and CEO David J. LaRue had an ownership requirement of five times his annual base salary. The ownership requirement for our CFO, Robert G. O'Brien, and for each of James A. Ratner and Ronald A. Ratner was three times annual base salary. Executives had five years from the implementation date of the 2010 Ownership Policy to acquire and maintain the required ownership levels. As of the most recent measurement date of July 1, 2012, Robert G. O'Brien, James A. Ratner and Ronald A. Ratner had each met their ownership requirements. David J. LaRue was close to meeting his requirements, but had until July 1, 2015 to do so.

On March 14, 2013, the Board approved amendments to the existing Ownership Policy to:

•	Increase the number of senior executives covered under the Policy, including Brian J. Ratner and various other senior executives;

•	Require covered executives during the initial five year compliance period to hold 50% of net-after-tax shares until they meet their ownership requirements;

•	Require covered executives after the initial five-year compliance period to hold 100% of net-after-tax shares if they have not met their requirements; and

•
Convert the target ownership values into a fixed number of shares using a 90-day average share price for our Class A Common Stock to minimize the impact of stock price volatility on calculated ownership levels. These fixed share amounts will be reviewed and reset at least once every three years by the Compensation Committee, which will also monitor compliance with ownership requirements on an annual basis.

These amendments were approved to further enhance the alignment of our senior executives' ownership interests with those of our shareholders and simplify administration, and will become effective January 1, 2014.

The following table lists the initial share requirements under the amended Ownership Policy for each Named Executive Officer:

Named Executive Officer	Multiple of Base Salary used to Determine Fixed Share Requirement	Fixed Share Ownership Requirement
David J. LaRue	5 times	200,000 shares
Robert G. O'Brien	3 times	100,000 shares
James A. Ratner	3 times	100,000 shares
Ronald A. Ratner	3 times	100,000 shares
Brian J. Ratner	1 times	25,000 shares

*The initial fixed share guidelines were based on a 90 day average closing price through 12/31/2012 of $15.63 per share.

Clawback Policy: Since 2011 we have maintained a recoupment policy for compensation paid to certain executive officers, including our NEOs, who are covered by the Ownership Policy under the following circumstances:

•
The payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements filed with the SEC, or the amount of the award was based upon the achievement of metrics which subsequently were determined to have been misstated;

•
The Compensation Committee determines, in its sole discretion, exercised in good faith, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement or caused or contributed to the misstatement of the metrics;

•	The misstatement was discovered within three years of the filing of the financials; and

•
The Compensation Committee determines, in its sole discretion, that it is in the best interests of our Company and its shareholders for the officer to repay or forfeit all or any portion of their compensation.

The Compensation Committee intends to periodically review our existing Clawback Policy and, as appropriate, conform it to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act after the SEC issues final guidance on this matter.

Employment Agreements: We have entered into employment agreements with David J. LaRue and Robert G. O'Brien. The agreements are each effective for a period of three years from June 10, 2011 and continue for additional periods of one year until termination by the Company or the covered officer pursuant to the conditions designated in the respective agreement, including by death, disability, by the Company with or without cause, by the executive with or without “good reason” or upon non-renewal of the then current employment term.

Under the agreements, Messrs. LaRue and O'Brien received initial base salaries of $600,000 and $550,000, respectively, subject to annual adjustments based upon the performance by the respective officers and Company, as well as industry standards. They remain eligible to participate in the executive versions of the STIP and the LTIP in accordance with the terms established by our Compensation Committee from time to time.

Subject to certain limitations contained in the employment agreements, Messrs. LaRue and O'Brien will be eligible for severance payments and benefits upon termination. Following termination, each officer generally will be entitled to:

•
The earned and unpaid portions of his annual base salary, incentive compensation under the STIP and LTIP for the last completed performance period prior to termination, and accrued and unused paid-time-off through the date of termination; and

•	Any other amounts or benefits required to be paid or provided or which he is eligible to receive.

Also, subject to the conditions set forth in the employment agreements, including the requirement to release all claims against the Company, following termination due to disability, by the Company without cause or by the executive for “good reason,” as defined in the employment agreements and summarized below, Messrs. LaRue and O'Brien generally shall be entitled to additional severance as more fully described under the “Other Benefits and Perquisites” portion of the “Potential Payments Upon Termination” section of this proxy statement.

“Good reason” is defined to include: 1) a material reduction in the responsibilities of a covered executive; or 2) a material reduction by the Company of the executive's base salary, targeted STIP or LTIP opportunity or a 10% or greater reduction in their total direct compensation opportunity; or 3) a material change in the geographic location for their job; or 4) a material breach of the agreement by our Company.

Pursuant to the employment agreements, Messrs. LaRue and O'Brien each agreed to certain non-solicitation and non-competition provisions applicable during the terms of their respective employments with the Company and for a two-year period following thereafter. In addition, the employment agreements also contain customary non-disparagement and confidentiality provisions applicable during and after the respective terms of their employment with the Company.

The employment agreements, however, do not contain change of control provisions nor do they provide for excessive perquisites or benefits. In addition, the agreements do not provide for tax gross-ups associated with severance payments.

The Compensation Committee approved the employment agreements with Messrs. LaRue and O'Brien to improve retention of our top two executives and to protect our Company in the event an individual executive decides to voluntarily terminate their employment for ”good reason.”

James A. Ratner and Ronald A. Ratner also have employment agreements that provide for a minimum base salary and death benefits and are renewable for one-year periods. In addition, the agreements for James A. Ratner and Ronald A. Ratner contain a non-compete provision.

Brian J. Ratner does not have an employment agreement with us.

Plan Design as it Pertains to Risk

The Audit and Compensation Committees reviewed the results of a risk assessment at a joint meeting in March 2013. The risk assessment was conducted by representatives of human resources and senior management in connection with the requirements set forth by the SEC to assess whether our compensation programs and policies encourage inappropriate risk-taking. The Compensation Committee's compensation advisor, Pearl Meyer, was also asked to review the prepared document and provided an independent analysis which concurred with management's assessment.

In conducting our analysis, we used materials provided by outside counsel and compensation consulting firms. We used a compensation risk scorecard to evaluate our executive compensation programs and policies relative to a number of risk factors including: pay opportunity; pay mix; performance goals, metrics and targets; external reference to peers and market practices; and use of appropriate checks and balances. Based on this review, the Committees concluded that our overall compensation approaches and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. In making this determination, the Committees considered that our compensation approaches are in line with competitive and best practices, are based on multiple measures tied to appropriate business results and are structured to encourage a balanced focus on both short-term and long-term performance without encouraging inappropriate risk-taking on the part of participants. Several specific examples of programs and policies designed to discourage inappropriate risk-taking include the use of incentive award opportunity caps, stock ownership guidelines and share holding requirements, and a clawback policy.

Tax and Accounting Implications

Deductibility of Executive Compensation: Section 162(m) limits the amount of compensation provided to certain executive officers that publicly-traded companies can deduct to $1.0 million per “covered employee” unless it qualifies as “performance-based” (as defined under Section 162(m)). In order to qualify as “performance-based”, compensation must be based solely on pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts. The Compensation Committee's policy with respect to Section 162(m) is to consider tax deductibility while also maintaining the flexibility to structure the executive compensation program to support Company and shareholder interests, even if some compensation is not fully tax deductible. The STIP and Cash LTIP, stock options and performance shares grants are all intended to qualify as performance-based compensation under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

Scott S. Cowen (Chairman)	Arthur F. Anton	Michael P. Esposito, Jr.
Deborah L. Harmon	Stan Ross	Louis Stokes

The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference, and shall not otherwise be deemed filed under such Acts.

Potential Payments upon Termination or Change of Control

The following discussion outlines the payments that would be provided to our NEOs in the event of termination, retirement, death, disability or change of control as of January 31, 2013.

Under our various plans described in the CD&A and below (with the exception of the Elective Deferred Compensation and Nonqualified Supplemental Retirement Plans), in order to be eligible for payment upon retirement, a NEO must be 65 years old and have served the Company or its subsidiaries for five or more years.

Effective March 14, 2013 the Board approved changes to the Stock Plan, subject to the approval of our shareholders at our Annual Meeting, which include a change of control provision. The Amended Plan provides that, in the event of a change of control, the Compensation Committee, in its sole discretion, may provide for or take such actions, if any, as it deems necessary or desirable with respect to any award that is outstanding as of the date of the change of control. Those actions could include, for example: (i) accelerated vesting, settlement and/or exercisability of an award, (ii) payment of cash in exchange for the cancellation of an award, (iii) cancellation of “underwater” option rights and/or appreciation rights without any payment therefore, or (iv) issuance of substitute awards that substantially preserve the value, rights and benefits of any affected awards.

Short-Term Incentive Plan

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$875,000	$875,000	$—	$875,000	$875,000	$—
Robert G. O'Brien	$—	$800,000	$800,000	$—	$800,000	$800,000	$—
James A. Ratner	$610,000	$—	$—	$—	$610,000	$610,000	$—
Ronald A. Ratner	$650,000	$—	$—	$—	$650,000	$650,000	$—
Brian J. Ratner	$—	$—	$—	$—	$375,000	$375,000	$—

No STIP payment would be earned under the Plan by any of our NEOs in the event of voluntary or involuntary termination during the 2012 performance period. Under the terms of the STIP, our NEOs or their estates would be eligible for a pro-rated payment upon retirement, death or disability if they terminated before the end of the performance period, with the final amount subject to application of negative discretion by the Compensation Committee. In terms of change of control, no specific payment trigger provisions exist under the STIP or in any employment agreements we have with our NEOs. For illustrative purposes we are assuming the triggering events would occur on the last day of the fiscal year, therefore resulting in an opportunity for a non-pro-rated payment, as determined by the Compensation Committee.

Under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be able to receive a STIP award upon termination due to disability, involuntary termination without cause or voluntary termination by the executive for ”good reason”, subject to an executed release of claims. This payment would be based on actual performance for the full cycle and would be pro-rated based on the number of days in the performance period the executive worked through their date of termination.

Cash-Based Long-Term Incentive Plan (2012 - 2015 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$183,830	$183,830	$—	$183,830	$183,830	$—
Robert G. O'Brien	$—	$93,617	$93,617	$—	$93,617	$93,617	$—
James A. Ratner	$76,596	$—	$—	$—	$76,596	$76,596	$—
Ronald A. Ratner	$76,596	$—	$—	$—	$76,596	$76,596	$—
Brian J. Ratner	$—	$—	$—	$—	$37,277	$37,277	$—

In the event of retirement, death or disability as of January 31, 2013, eligible NEOs would be able to earn a Cash LTIP award. In the event of death, the estate of the deceased would be eligible to receive such payment. Under the terms of the Plan, these termination reasons would normally result in a pro-rated award if the executive terminated prior to the completion of the cycle. In terms of change of control, no specific payment trigger provisions exist under the Cash LTIP or in any employment agreements we have with our NEOs. In terms of any of the termination reasons shown, the Compensation Committee retains discretion to reduce the amount of any award payment.

In the event of termination due to death or disability, the executives or their estates would have been eligible to receive 12/47ths of the payment if the event had occurred on January 31, 2013 since they had completed at least one year of the performance cycle. The payments shown would be subject to the Compensation Committee's discretion. We have assumed a pro-rated payment using the target award levels as shown under the "Long-Term Incentives" portion of the "Components of the Executive Compensation Program" section of this CD&A, and which were based on benchmark data for each position. For example, David J. LaRue's annualized target is 120% of base pay. In the event of death or disability, David J. LaRue or his estate would be able to receive 12/47ths of this target amount or $183,830 ($600,000 base salary multiplied by 120% target multiplied by 12/47ths). This amount, subject to Committee approval, would be paid within 60 days of the event.

In the event of retirement, the executive would be eligible for a pro-rated payment based on the actual results of the enabling formula as of the end of the cycle, subject to application of negative discretion by the Compensation Committee. Since we are early in the 47-month performance period, we assumed a level of performance would be achieved that would permit a target award to be earned. The Committee would ultimately have discretion in determining the award and any pro-rated amounts earned due to retirement would be payable at the end of the performance cycle and following certification of the results. As of January 31, 2013, only James A. Ratner and Ronald A. Ratner had met the definition of retirement, and hence were eligible for a pro‑rated Cash LTIP payment due to retirement.

For voluntary terminations or involuntary terminations with or without cause or due to change of control, the executive would not be eligible to receive a pro-rated award under the terms of the Cash LTIP if they terminated prior to the last day of the performance cycle.

Under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be able to receive a Cash LTIP award if they terminated due to disability, involuntarily without cause or voluntarily by the executive for “good reason” if their termination occurred within the second half of the performance cycle, subject to an executed release of claims. This payment would be based on actual performance for the full cycle and would be pro-rated based on the number of days in the performance period the executive worked through their date of termination. For illustrative purposes, we have assumed a pro-rated payment based on target performance would have been earned in the event of voluntary termination for good reason or involuntary termination without cause. In the event of termination due to disability, the provisions of the Stock Plan would have superseded those under the employment agreements for each of David J. LaRue and Robert G. O'Brien.

Equity Awards - Unvested Stock Options Granted 2009 to Present

Name	Termination Event
	Retirement (1)	Voluntary for Good Reason (2)	Involuntary without Cause (2)	Involuntary with Cause	Death (3)	Disability (2)	Change of Control
David J. LaRue	$0, forfeited	$260,615	$260,615	$0, forfeited	$0, forfeited	$260,615	$0, forfeited
Robert G. O'Brien	$0, forfeited	$177,610	$177,610	$0, forfeited	$0, forfeited	$177,610	$0, forfeited
James A. Ratner	$197,792	$0, forfeited	$0, forfeited	$0, forfeited	$197,792	$0, forfeited	$0, forfeited
Ronald A. Ratner	$197,792	$0, forfeited	$0, forfeited	$0, forfeited	$197,792	$0, forfeited	$0, forfeited
Brian J. Ratner	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited

(1)	All stock options accelerate vesting upon retirement as defined under the Stock Plan. An executive has remaining term of option life in which to exercise.

(2)
Per the terms of the Stock Plan and stock option agreements, all unvested options are forfeited. Notwithstanding the limitations in the Stock Plan and the stock option agreements, per the terms of the employment agreements for Messrs. LaRue and O'Brien, their unvested stock options would vest in the event of disability, involuntary termination without cause or voluntary termination by the executive for “good reason”, subject to an executed release of claims.

(3)
All stock options accelerate vesting upon death, provided the executive was at least age 65 at time of death. The executive's estate would have one year from date of the executive's death in which to exercise.

In terms of stock option awards, we determined the dollar value amounts shown above based on the intrinsic value of the unvested options using the closing price of our Class A Common Stock as of January 31, 2013. Upon retirement, eligible NEOs would vest in all stock options granted as part of the fiscal year 2009 through fiscal year 2012 grants. Named Executive Officers who terminated due to retirement would be able to exercise these options for the remaining period of their ten-year option life. In the event of their retirement as of this date, David J. LaRue, Robert G. O'Brien and Brian J. Ratner would not have vested in these shares since none had reached retirement eligibility.

In the event of death, unvested stock options would only accelerate provided the executive was retirement eligible. As of January 31, 2013, James A. Ratner and Ronald A. Ratner were retirement eligible and hence their unvested stock options would vest upon death. The estate of any deceased executive who is retirement eligible would have one year from the date of death in which to exercise any vested stock options. Unvested options held by David J. LaRue, Robert G. O'Brien and Brian J. Ratner would not vest upon death, since each of these executives were not retirement eligible as of January 31, 2013.

Under the terms of the Stock Plan, the stock option agreements and the employment agreements entered into with our NEOs, no options would vest solely upon change of control.

The exercise prices of outstanding options granted in 2011 was greater than our share price as of January 31, 2013; hence the intrinsic value of these options was zero. We have shown above the intrinsic values of any options granted during 2009, 2010 and 2012 which would have accelerated upon retirement or death or which would vest due to employment agreements, as of January 31, 2013.

Equity Awards - Restricted Stock

Name	Termination Event
	Retirement (1)	Voluntary for Good Reason (2)	Involuntary without Cause (3)	Involuntary with Cause (4)	Death (3)	Disability (3)	Change of Control (3)
David J. LaRue	$0, forfeited	$2,263,860	$2,263,860	$0, forfeited	$2,263,860	$2,263,860	$2,263,860
Robert G. O'Brien	$0, forfeited	$3,238,620	$3,238,620	$0, forfeited	$3,238,620	$3,238,620	$3,238,620
James A. Ratner	$143,363	$0, forfeited	$143,363	$0, forfeited	$143,363	$143,363	$143,363
Ronald A. Ratner	$143,363	$0, forfeited	$143,363	$0, forfeited	$143,363	$143,363	$143,363
Brian J. Ratner	$0, forfeited	$0, forfeited	$413,399	$0, forfeited	$413,399	$413,399	$413,399

(1)	All previously unvested restricted shares would vest provided the executive was of retirement age as defined under the Stock Plan, subject to Compensation Committee approval.

(2)
Per the terms of the Stock Plan and restricted stock agreements, all unvested restricted shares are forfeited. Notwithstanding the limitations in the Stock Plan and in the restricted stock agreements, per the terms of the employment agreements for David J. LaRue and Robert G. O'Brien, their unvested restricted shares would vest in the event of termination by the executive for “good reason”, subject to an executed release of claims.

(3)	Per terms of restricted stock agreements, all previously unvested restricted shares would vest.

(4)	Per the terms of the restricted stock agreements, all unvested restricted shares are forfeited.

All of our NEOs had unvested restricted stock as of January 31, 2013. The intrinsic value of unvested restricted stock that would vest in the event of retirement, involuntary termination without cause, death, disability or change of control is shown in the previous table. In the event of their retirement as of January 31, 2013, the shares of restricted stock of each of David J. LaRue, Robert G. O'Brien and Brian J. Ratner would not have vested, and would therefore be forfeited since none of these individuals had attained retirement eligibility.

Under the terms of the restricted stock agreements, all shares would vest in the event of a change of control as defined in those agreements. As noted earlier in the section, a change of control provision is being included in the amended Stock Plan which is being submitted for shareholder approval at the Annual Meeting in June.

Equity Awards - Performance Shares (2012 - 2015 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$—	$—	$—	$—	$—	$—
Robert G. O'Brien	$—	$—	$—	$—	$—	$—	$—
James A. Ratner	$—	$—	$—	$—	$—	$—	$—
Ronald A. Ratner	$—	$—	$—	$—	$—	$—	$—
Brian J. Ratner	$—	$—	$—	$—	$—	$—	$—

The terms of the performance share agreements covering the 2012 through 2015 performance period state that in the event of retirement, death or disability, our NEOs would be able to vest in a pro-rated performance share award, based on actual performance and determined at the end of the performance period. The agreement also states that in order to be eligible for a pro-rated performance share award, the retirement, death or disability event would have had to occur after February 1, 2013. Since the above table assumes the event would have occurred on January 31, 2013, each of the executives or their estates would not have been eligible to earn a pro-rated number of shares following the completion of the performance period due to retirement, death or disability.

For voluntary terminations or involuntary terminations with or without cause or due to change of control, the executive would not be eligible to receive a pro-rated share award under the terms of the Stock Plan or Performance Share Agreement if they terminated prior to the last day of the performance cycle.

Under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be able to receive an award of performance shares if they terminated due to disability, involuntarily without cause or voluntarily by the executive for “good reason” if their termination occurred within the second half of the performance cycle, subject to an executed release of claims. The number of performance shares vested would be based on actual performance for the full cycle and would be pro-rated based on the number of days in the performance period the executive worked through their date of termination. If David J. LaRue and Robert G. O'Brien had terminated involuntarily without cause or voluntarily due to “good reason” as of January 31, 2013, they would not have been eligible for a payment since they had not yet completed half of the performance cycle as of their termination date.

Elective Deferred Compensation

Name	Termination Event
	Retirement	Voluntary	Involuntary without Cause	Involuntary with Cause	Death (1)	Disability	Change of Control
David J. LaRue	$546,858	$546,858	$546,858	$546,858	$546,858	$546,858	$546,858
Robert G. O'Brien	$482,828	$482,828	$482,828	$482,828	$482,828	$482,828	$482,828
James A. Ratner	$315,170	$315,170	$315,170	$315,170	$315,170	$315,170	$315,170
Ronald A. Ratner	$1,100,597	$1,100,597	$1,100,597	$1,100,597	$1,100,597	$1,100,597	$1,100,597
Brian J. Ratner	$54,076	$54,076	$54,076	$54,076	$54,076	$54,076	$54,076

(1)	Paid to estate.

In the event of retirement, voluntary termination, involuntary termination with or without cause, death, disability or change of control, each of the participating NEOs, or their beneficiaries, would be eligible to receive their nonqualified deferred compensation balances, which include their elective deferrals plus any aggregate earnings, as indicated in the table above. In all circumstances, payments of elective deferrals will be paid in accordance with each NEO's election.

Nonqualified Supplemental Retirement Plan

Name	Termination Event
	Retirement (1)	Voluntary (1)	Involuntary without Cause (1)	Involuntary with Cause (2)	Death (3)	Disability (1)	Change of Control
David J. LaRue	$153,088	$153,088	$153,088	At discretion of Committee	$153,088	$153,088	$—
Robert G. O'Brien	$153,088	$153,088	$153,088	At discretion of Committee	$153,088	$153,088	$—
James A. Ratner	$462,215	$462,215	$462,215	At discretion of Committee	$462,215	$462,215	$—
Ronald A. Ratner	$460,947	$460,947	$460,947	At discretion of Committee	$460,947	$460,947	$—
Brian J. Ratner	$166,825	$166,825	$166,825	At discretion of Committee	$166,825	$166,825	$—

(1)	Paid if vested.

(2)	Paid at the discretion of the Compensation Committee.

(3)	Paid to estate if vested.

Nonqualified Supplemental Retirement Plan benefit payments would typically be made over a ten-year period. In the event of death, payment would be made in the form of a lump-sum. In case of an involuntary termination with cause, all or a portion of the supplemental retirement benefit may be forfeited at the discretion of the Compensation Committee. All NEOs had vested in this benefit as of January 31, 2013 and would be eligible to receive the payments shown. However, David J. LaRue, Robert G. O'Brien and Brian J. Ratner are under age 60 and do not qualify for commencement of any payments under this plan at this time.

Death Benefits

Name	Termination Event
	Retirement (1)	Voluntary (1)	Involuntary without Cause (1)	Involuntary with Cause (1)	Death (2)	Disability (1)	Change of Control (3)
David J. LaRue	$—	$—	$—	$—	$3,000,000	$—	$—
Robert G. O'Brien	$—	$—	$—	$—	$2,750,000	$—	$—
James A. Ratner	$—	$—	$—	$—	$2,250,000	$—	$—
Ronald A. Ratner	$—	$—	$—	$—	$2,250,000	$—	$—
Brian J. Ratner	$—	$—	$—	$—	$—	$—	$—

(1)	Ceases eligibility.

(2)	Equivalent to five year salary continuation paid to estate in the event of death while actively employed by the Company.

(3)	No payment.

In the event of death while employed by the Company, the estate of certain NEOs would be able to receive a death benefit equal to five years' worth of salary continuation as shown in the above table. Brian J. Ratner does not have a death benefit agreement with us.

Other Benefits and Perquisites

The Company maintains a severance plan with salary continuation benefits calculated based on years of service. The amounts shown in the table below for James A. Ratner, Ronald A. Ratner and Brian J. Ratner were calculated based on each NEO's tenure with our Company as of January 31, 2013. Under the severance plan, severance would only be paid for involuntary termination without cause.

In lieu of the severance benefits provided under the severance plan, per the terms of their employment agreements, David J. LaRue and Robert G. O'Brien shall be entitled to severance in the event of termination due to disability, involuntary termination without cause, or voluntary termination by the executive for “good reason.” Under these termination scenarios and subject to the execution of a release of claims, Messrs. LaRue and O'Brien would be eligible to receive the amounts shown in the table below. The employment agreements do not provide for tax gross-ups associated with severance payments.

The severance amounts shown in the following table reflect the severance amounts the NEO would be entitled to in the event of a termination on January 31, 2013.

Severance

Name	Termination Event
	Retirement	Voluntary for Good Reason (1)	Involuntary without Cause (1)(2)	Involuntary with Cause	Death	Disability (1)	Change of Control
David J. LaRue	$—	$2,736,034	$2,736,034	$—	$—	$2,736,034	$—
Robert G. O'Brien	$—	$2,539,580	$2,539,580	$—	$—	$2,539,580	$—
James A. Ratner	$—	$—	$900,000	$—	$—	$—	$—
Ronald A. Ratner	$—	$—	$900,000	$—	$—	$—	$—
Brian J. Ratner	$—	$—	$657,000	$—	$—	$—	$—

(1)	Per their employment agreements, the severance amounts shown for David J. LaRue and Robert G. O'Brien include the following:

Employment Agreement Provision	David J. LaRue	Robert G. O'Brien
Two Times Base Salary	$1,200,000	$1,100,000
Two times Average of Prior three years' STIP	$1,426,667	$1,330,000
Two times an amount equal to 12 monthly medical and dental COBRA premiums and long-term care premiums based on the level of coverage in effect for him immediately prior to the date of termination.	$109,367	$109,580

The severance amounts shown for Messrs. LaRue and O'Brien do not include the value of accelerated restricted stock or stock options as of January 31, 2013 on the basis of terminations resulting from disability, involuntarily without cause or voluntarily by the executive for “good reason”. We instead included these amounts in the “Equity Awards - Unvested Stock Options Granted 2009 to Present” and “Equity Awards - Restricted Stock” tables of this “Potential Payments Upon Termination or Change of Control” section of the proxy statement. Similarly, the value of any STIP or Cash LTIP amounts payable to Messrs. LaRue and O'Brien resulting from their employment agreements is shown in the “Short-Term Incentive Plan” and the “Cash-Based Long-Term Incentive Plan (2012 - 2015 Performance Cycle)” tables of this “Potential Payments Upon Termination or Change of Control” section of the proxy statement.

(2)
Per the terms of the severance plan for our associates, the severance amounts shown for James A. Ratner, Ronald A. Ratner and Brian J. Ratner are calculated on the basis of years of service with the Company.

Payment of premiums associated with executive medical and long-term care insurance would cease upon termination, retirement or death for James A. Ratner, Ronald A. Ratner and Brian J. Ratner. However, the executive and/or his surviving dependents could elect to continue coverage under each of these plans at their own expense. Continuation of medical, dental and vision coverage under COBRA would be available for a period of up to 18 months for all eligible associates including our NEOs.

Summary of All Potential Payments Upon Termination

The following table summarizes all payments to Named Executive Officers that we would have made for various termination events as of January 31, 2013. As noted previously, certain of these payments would have been earned by our executives as part of the completion of the performance period. These amounts are included in the totals below.

Name	Termination Event
	Retirement	Voluntary including for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$699,946	$7,019,285	$7,019,285	$546,858	$7,022,636	$7,019,285	$2,810,718
Robert G. O'Brien	$635,916	$7,485,343	$7,485,343	$482,828	$7,518,153	$7,485,343	$3,721,448
James A. Ratner	$1,805,135	$777,385	$1,820,748	$315,170	$4,055,135	$1,607,344	$458,533
Ronald A. Ratner	$2,629,294	$1,561,544	$2,604,907	$1,100,597	$4,879,294	$2,431,503	$1,243,960
Brian J. Ratner	$220,901	$220,901	$1,291,300	$54,076	$1,046,576	$1,046,576	$467,475

Executive Compensation Tables

The following tables present compensation information for our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)(4)		($)(5)	($)(6)	($)
						Annual	Long-Term

David J. LaRue President and Chief Executive Officer (PEO)	2012	$600,000	$—	$1,013,066	$719,994	$875,000	$—	$10,103	$70,209	$3,288,372
	2011	$561,683	$—	$1,239,992	$719,999	$835,000	$1,100,000	$6,851	$66,916	$4,530,441
	2010	$500,000	$150,000	$869,993	$359,997	$430,000	$—	$6,363	$58,946	$2,375,299

Robert G. O'Brien Executive Vice President and Chief Financial Officer (PFO)	2012	$550,000	$—	$1,365,905	$366,661	$800,000	$—	$9,170	$69,375	$3,161,111
	2011	$550,000	$—	$1,164,984	$494,994	$765,000	$900,000	$6,215	$62,615	$3,943,808
	2010	$500,000	$325,000	$969,989	$359,997	$430,000	$—	$5,776	$59,463	$2,650,225

James A. Ratner Executive Vice President	2012	$450,000	$—	$422,100	$299,997	$610,000	$—	$11,051	$73,271	$1,866,419
	2011	$450,000	$—	$90,000	$269,990	$625,000	$515,000	$7,412	$72,324	$2,029,726
	2010	$450,000	$150,000	$71,998	$365,991	$415,000	$—	$6,977	$67,340	$1,527,306

Ronald A. Ratner Executive Vice President	2012	$450,000	$—	$422,100	$299,997	$650,000	$—	$22,470	$72,542	$1,917,109
	2011	$450,000	$—	$90,000	$269,990	$625,000	$515,000	$15,204	$65,043	$2,030,237
	2010	$450,000	$150,000	$71,998	$365,991	$415,000	$—	$14,157	$62,043	$1,529,189

Brian J. Ratner Executive Vice President (1)	2012	$438,000	$236,000	$351,430	$—	$375,000	$—	$3,119	$67,027	$1,470,576
	2011	$394,746	$—	$101,270	$101,273	$560,000	$650,000	$2,082	$85,753	$1,895,124
	2010	$329,402	$—	$79,053	$79,052	$304,031	$—	$1,971	$57,874	$851,383

(1)	Brian J. Ratner was not a Named Executive Officer in 2010.

(2)
Represents the aggregate grant-date fair value of restricted stock awards and performance share awards computed in accordance with accounting guidance for share-based payments. The grant-date fair value of restricted stock awards is equal to the closing price of the Class A Common Stock on the date of grant. The grant-date fair value of performance shares, which have a market condition, is based on a Monte Carlo simulation. The amounts in this column for 2012 reflect performance share awards granted at target to all the Named Executive Officers during the year, and for Robert G. O'Brien and Brian J. Ratner it also reflects restricted stock awards having aggregate grant-date fair values of $849,997 and $146,000, respectively. At the maximum number of shares achievable, the aggregate grant-date fair value of the performance share awards would be: David J. LaRue - $2,026,132; Robert G. O'Brien - $1,031,815; James A. Ratner - $844,201; Ronald A. Ratner - $844,201; and Brian J. Ratner - $410,859.

(3)
Represents the aggregate grant-date fair value of stock options computed in accordance with accounting guidance for share-based payments. The fair value of stock options is estimated using the Black-Scholes option pricing model. The assumptions used in the fair value calculations are described in Note R, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2013, which are included in our Annual Report on Form 10-K filed with the SEC.

(4)
Represents the cash awards earned during the year shown under our STIP and LTIP by the Named Executive Officer. The awards are paid in the following year. The STIP and LTIP programs are discussed in greater detail in the CD&A section of this proxy statement.

(5)
Represents the amount of above-market earnings on the Named Executive Officer's nonqualified deferred compensation balances which are reported in the Nonqualified Deferred Compensation table included in this section of the proxy statement. The earnings credited to each Named Executive Officer's nonqualified deferred compensation accounts were earned at the same rates as all other participants in the same plans. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

Executive Compensation Tables (continued)

(6)	The detail of All Other Compensation is shown in the following table:

	David J.	Robert G.	James A.	Ronald A.	Brian J.
	LaRue	O'Brien	Ratner	Ratner	Ratner
All Other Compensation	($)	($)	($)	($)	($)

Matching contribution to 401(k) plan	$3,500	$3,500	$3,500	$3,500	$3,500
Imputed income of group term life insurance	$1,242	$2,322	$4,953	$5,509	$2,322
Auto allowance	$12,960	$12,960	$12,960	$12,960	$12,960
Executive medical insurance premiums	$46,351	$46,351	$46,351	$46,351	$46,351
Long-term care insurance premiums	$3,076	$3,175	$5,107	$4,222	$1,894
Club dues	$500	$225	$400	$—	$—
Parking allowance	$2,580	$842	$—	$—	$—
Total	$70,209	$69,375	$73,271	$72,542	$67,027

We entered into employment agreements with James A. Ratner and Ronald A. Ratner effective February 1, 2005, providing for annual salaries of $450,000 and $450,000, respectively. These agreements are automatically renewable for one-year terms unless otherwise terminated. These employment agreements provide that upon the death of such officer while in the employ of the Company, their beneficiary will receive an annual death benefit for five years equal to their annual base salary at time of death.

We entered into employment agreements with David J. LaRue and Robert G. O'Brien effective June 10, 2011. The agreements have an initial term of three years and then are automatically renewed for successive one-year periods. The agreements provide an annual base salary of at least $600,000 for David J. LaRue and $550,000 for Robert G. O'Brien. These agreements are discussed in greater detail in the CD&A section of this proxy statement. Both David J. LaRue and Robert G. O'Brien have separate death benefit agreements providing that upon their death while in the employ of the company, their beneficiary will receive an annual death benefit for five years equal to their annual salary.

For a discussion of the terms of the awards in the following table, see the CD&A section of this proxy statement.

Executive Compensation Tables (continued)

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (3)	($) (4)

David J. LaRue	4/11/2012	$—	$—	$—	12,211	48,846	97,692	—	—	$—	$1,013,066
	4/11/2012	$—	$—	$—	—	—	—	—	77,945	$14.74	$719,994
	STIP	$—	$—	$1,200,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,500,000	—	—	—	—	—	$—	$—

Robert G. O'Brien	4/11/2012	$—	$—	$—	6,218	24,875	49,750	—	—	$—	$515,908
	4/11/2012	$—	$—	$—	—	—	—	57,666	—	$—	$849,997
	4/11/2012	$—	$—	$—	—	—	—	—	39,694	$14.74	$366,661
	STIP	$—	$—	$1,200,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,500,000	—	—	—	—	—	$—	$—

James A. Ratner	4/11/2012	$—	$—	$—	5,088	20,352	40,704	—	—	$—	$422,100
	4/11/2012	$—	$—	$—	—	—	—	—	32,477	$14.74	$299,997
	STIP	$—	$—	$1,200,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,500,000	—	—	—	—	—	$—	$—

Ronald A. Ratner	4/11/2012	$—	$—	$—	5,088	20,352	40,704	—	—	$—	$422,100
	4/11/2012	$—	$—	$—	—	—	—	—	32,477	$14.74	$299,997
	STIP	$—	$—	$1,200,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,500,000	—	—	—	—	—	$—	$—

Brian J. Ratner	4/11/2012	$—	$—	$—	2,476	9,905	19,810	—	—	$—	$205,430
	4/11/2012	$—	$—	$—	—	—	—	9,905	—	$—	$146,000
	STIP	$—	$—	$1,200,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,500,000	—	—	—	—	—	$—	$—

(1)
The STIP cash award for the year ended January 31, 2013 does not have a threshold or target. The maximum award that can be earned by the Named Executive Officer under the STIP is 1% of the excess of adjusted FFO over $200 million, but not to exceed $1.2 million.

The LTIP cash award is for the performance period from February 1, 2012 through December 31, 2015. There is no threshold or target. The maximum award that can be earned by the Named Executive Officer is 1% of the excess of cumulative adjusted FFO for the performance period over $1 billion, but not to exceed $1.5 million.

(2)
The amounts shown in these columns relate to performance share awards granted in 2012 for the performance period from February 1, 2012 through December 31, 2015. The performance shares were granted at target and the ultimate number of shares earned can range from 0% to 200% depending upon the degree the performance goals are met at the end of the performance period. The performance metric is total shareholder return relative to our peers. The threshold level represents 25% of target and the maximum level represents 200% of target.

(3)	The exercise price of the stock options granted on April 11, 2012 was equal to the closing price of the underlying Class A Common Stock on the date of grant.

(4)
The grant-date fair value of the options ($9.2372 per share) was computed using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Note R, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2013, which are included in our Annual Report on Form 10-K filed with the SEC. The grant-date fair value of restricted stock awards was $14.74 per share, which equaled the closing price of the Class A Common Stock on the date of grant. The grant-date fair value of performance share awards (at target) was based on a Monte Carlo simulation.

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Option Awards (1)				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable as of January 31, 2013	Number of Securities Underlying Unexercised Options Unexercisable as of January 31, 2013	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	($)		(#) (2)	($) (3)	(#) (4)	($) (5)
David J. LaRue	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	28,059	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	7,015	7,015	$7.80	4/21/2019	22,836	$386,157	—	$—
	4/14/2010	9,008	27,027	$15.89	4/14/2020	41,064	$694,392	—	$—
	4/13/2011	—	64,277	$17.72	4/13/2021	69,977	$1,183,311	—	$—
	4/11/2012	—	77,945	$14.74	4/11/2022	—	$—	97,692	$1,651,972
Robert G. O'Brien	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	28,059	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	7,015	7,015	$7.80	4/21/2019	22,328	$377,566	—	$—
	4/14/2010	9,008	27,027	$15.89	4/14/2020	45,783	$774,191	—	$—
	4/13/2011	—	44,190	$17.72	4/13/2021	65,744	$1,111,731	—	$—
	4/11/2012	—	39,694	$14.74	4/11/2022	57,666	$975,132	49,750	$841,273
James A. Ratner	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	17,721	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	10,898	10,899	$7.80	4/21/2019	—	$—	—	$—
	4/14/2010	9,158	27,477	$15.89	4/14/2020	3,399	$57,477	—	$—
	4/13/2011	—	24,103	$17.72	4/13/2021	5,079	$85,886	—	$—
	4/11/2012	—	32,477	$14.74	4/11/2022	—	$—	40,704	$688,305
Ronald A. Ratner	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	17,721	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	10,898	10,899	$7.80	4/21/2019	—	$—	—	$—
	4/14/2010	9,158	27,477	$15.89	4/14/2020	3,399	$57,477	—	$—
	4/13/2011	—	24,103	$17.72	4/13/2021	5,079	$85,886	—	$—
	4/11/2012	—	32,477	$14.74	4/11/2022	—	$—	40,704	$688,305
Brian J. Ratner	4/6/2005	15,000	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	15,000	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	15,000	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	9,492	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	2,373	2,373	$7.80	4/21/2019	5,095	$86,156	—	$—
	4/14/2010	1,978	5,935	$15.89	4/14/2020	3,732	$63,108	—	$—
	4/13/2011	—	9,041	$17.72	4/13/2021	5,715	$96,641	—	$—
	4/11/2012	—	—	$—	—	9,905	$167,494	19,810	$334,987

(1)	All the option awards vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.

(2)	Represents restricted stock awards that vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.

(3)	The market value of shares is based on the closing price of our Class A Common Stock of $16.91 on January 31, 2013.

(4)
These stock awards represent performance share awards at maximum payout for the performance period February 1, 2012 through December 31, 2015. The vesting and actual payout of the performance shares will be determined at the end of the performance period.

(5)	The amounts in this column assume a maximum payout of the performance shares and use the closing price of our Class A Common Stock of $16.91 on January 31, 2013.

Executive Compensation Tables (continued)

Option Exercises and Stock Vested
For the Fiscal Year Ended January 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($) (1)

David J. LaRue	31,900	$53,147	35,344	$525,963
Robert G. O'Brien	43,200	$72,641	36,252	$539,328
James A. Ratner	27,000	$43,010	1,132	$16,731
Ronald A. Ratner	27,000	$42,894	1,132	$16,731
Brian J. Ratner	16,200	$26,058	5,115	$76,523

(1)	The value realized on vesting represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($) (1)	($) (2)	($) (3)	($)	($) (4)

David J. LaRue	$—	$—	$30,019	$—	$699,946
Robert G. O'Brien	$—	$—	$27,266	$—	$635,916
James A. Ratner	$—	$—	$33,200	$—	$777,385
Ronald A. Ratner	$—	$—	$66,914	$—	$1,561,544
Brian J. Ratner	$—	$—	$9,417	$—	$220,901

(1)
The Named Executive Officers may defer a portion of their annual salary, bonus or short-term incentive compensation, up to a maximum of $100,000 per year, under our elective deferred compensation plan for executives. Amounts deferred under this plan earn interest at a rate equal to the average of the Moody's Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody's Rates”). The rate is updated every calendar quarter using the first published Moody's rates of the new quarter. Interest rates ranged from 4.14% to 4.77% during the last fiscal year. Interest is credited to the executives' accounts biweekly and compounded quarterly. The cumulative deferrals and earnings thereon will be paid to the Named Executive Officers in accordance with the elections they made defining the time of payment and form of payment.

(2)
The Named Executive Officers participate in the Unfunded Nonqualified Supplemental Retirement Plan for a select group of executives and other members of management. The plan provides for the accrual of a discretionary contribution by us to the executive's account plus interest on the account balance. The Company suspended the discretionary contributions in 2008, and there have been no contributions since that time. Interest is credited as of February 1 of each year. The interest is computed on the beginning-of-year account balance at a rate equal to the average of the quarterly Moody's Rates used in our elective deferred compensation plan for executives (see note 1). The interest rate used for the last fiscal year was 4.44%. Participants in the plan become 50% vested in the accumulated benefits after 10 years of service and then 10% after each of the next five years of service until becoming 100% vested after 15 years of service. All of the Named Executive Officers are participants and are 100% vested. Benefits are payable in installments over a 10-year period upon the later of the date of termination or the attainment of age 60.

(3)
The amount of earnings reported in this column that are deemed to be above-market earnings are reported in the Summary Compensation Table, and are as follows: David J. LaRue - $10,103; Robert G. O'Brien - $9,170; James A. Ratner - $11,051; Ronald A. Ratner - $22,470; and Brian J. Ratner - $3,119.

(4)
Prior years' accumulation of executive contributions and our contributions included in this column have been reported in prior years' Summary Compensation Tables to the extent these Named Executive Officers were required to be disclosed. Accumulated earnings from prior years included in this column have not been reported in prior years' Summary Compensation Tables, except for above-market earnings.

Equity Compensation Plan Information

The information presented in the following table is as of January 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plan approved by security holders (1)	3,984,497	$35.62	3,290,529
Equity compensation plan not approved by security holders (2)	12,382	—	—
Total	3,996,879		3,290,529

(1)
Our Stock Plan was approved by the shareholders in 1994 and was last amended and restated by shareholder approval on June 16, 2010. The Compensation Committee of the Board of Directors administers the plan. Under the plan, we may award Class A stock options, restricted shares/units and performance shares to our employees and nonemployee directors. The maximum number of shares that may be awarded under the plan is 16,750,000. The maximum award to an individual during any calendar year is 400,000 stock options, 225,000 restricted shares/units and 100,000 performance shares. Anti-dilution provisions in the plan adjust the share maximums, outstanding awarded options and related exercise prices for stock splits or stock dividends. Each option grant has a maximum term of 10 years. The Compensation Committee determines vesting schedules for each award. Our Board of Directors approved additional amendments to the Stock Plan, subject to shareholders approval, as discussed in Proposal 5 on page 59.

(2)
This represents phantom shares of Class A Common Stock accumulated by our nonemployee directors under their deferred compensation plan. Their plan is described in the “Director Compensation” section of this proxy statement.

Proposal 2 - Approval (on an advisory, non-binding basis) of the compensation of the Company's Named Executive Officers

As required by Section 14A of the Securities and Exchange Act of 1934 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion & Analysis” (“CD&A”), we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals that lead to long-term value creation, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Please read the CD&A in this proxy statement for additional and more detailed descriptions of our executive compensation programs.

In support of these goals, during the past fiscal year, we made the following key decisions highlighted below.

•
Based on a review of our executive compensation program by the Compensation Committee's independent compensation advisor, Pearl Meyer, adjustments were made to the pay mix, metrics, targets and calibration schedules in further support of our pay for performance philosophy and to more closely align compensation with shareholder interests. While target awards under the STIP remained unchanged for our Named Executive Officers, the LTIP targets changed consistent with the results of a benchmarking review conducted by the compensation advisor. This resulted in an increase in David J. LaRue's annualized LTIP target to 360% of his base pay, while the targets for each of Robert G. O'Brien, James A. Ratner and Ronald A. Ratner were increased to 200% of base pay. Brian J. Ratner's annualized LTIP target was reduced to 100% of base pay commensurate with the review.

•
Following these changes, over 60% of David J. LaRue's target annualized total direct compensation opportunity is now based on long-term incentives including equity, with at-risk pay comprising more than 80% of the total. Similarly, Robert G. O'Brien, James A. Ratner and Ronald A. Ratner each have an annualized total direct compensation opportunity in which at least half of their target is based on long-term incentives and equity, with at-risk pay comprising 75% of their total opportunity. Brian J. Ratner's opportunity differs from the other Named Executive Officers commensurate with his position as President of Forest City Texas, Inc. Approximately 35% of his annualized total direct compensation opportunity is based on long-term incentives and equity, with over half represented by at-risk pay.

•
The Compensation Committee approved changes to the frequency of grants pertaining to the Cash LTIP and for performance shares. Previously, grants for these awards had typically been made once every four years with an award opportunity representing four times the annualized target. In lieu of making awards for a discrete four-year period, the Compensation Committee approved the use of overlapping cycles for the Cash LTIP and for performance shares beginning with the 2012 performance period. A new performance cycle and applicable grant opportunity will now begin each year and generally encompass the following four years. The target award has been adjusted to an annualized equivalent rather than front-loaded to represent a four-year amount. The Compensation Committee made this decision after considering practices at other companies and to more closely align performance goals with our strategic priorities and business plans, and conditions in effect at the time of each grant.

•
The Compensation Committee approved broader use of performance share grants not only for our Named Executive Officers, but also for other senior executives. In support of greater pay alignment with shareholder interests, the Compensation Committee adopted a relative total shareholder return metric (defined as change in stock price plus dividends paid) for vesting of the performance shares. The returns of Forest City's Class A Common Stock will be compared to those of all companies in the NAREIT All Equity REIT Index. After careful consideration, the Compensation Committee approved the adoption of a challenging goal that requires above median performance to vest in a target performance share grant. A target level of performance shares will vest only if Forest City's total shareholder return ranks in the 60th percentile relative to companies in the NAREIT Index for the 47-month period ending December 31, 2015. The use of a 47-month period reflects the Company's impending move to a calendar year-end fiscal year in 2013.

•
During 2012, the Compensation Committee approved equity grants to our Named Executive Officers, other senior executives and managers who participate in our Long-Term Incentive Plan. These grants were made in connection with a value-based percentage of pay formula approach that had been developed by the Compensation Committee's compensation advisor. The number of shares granted to Named Executive Officers and other senior executives and managers who participate in the LTIP, and our outside Directors represented a run rate (defined as total shares issued divided by total common shares outstanding) of approximately 0.8%. This run rate was within acceptable parameters for our industry as determined by benchmark data and shareholder advisory firms.

•
In early 2013 our Company adopted additional measures to further strengthen our governance practices. These included expanding the number of executives subject to stock ownership guidelines and adding stock holding requirements, and adopting changes to our Stock Plan (subject to approval by shareholders at our annual meeting), which include prohibiting all repricing of options and cash repurchases of underwater options without prior shareholder approval.

•
In early 2013, as well as in the two prior years, our Audit and Compensation Committees collectively reviewed the results of a risk analysis prepared by our management and which was separately reviewed by the Compensation Committee's independent compensation advisor, and concluded that our compensation programs and policies do not create inappropriate risks that are likely to have a material adverse effect on the Company. In arriving at this conclusion the Committees considered a number of risk factors as well as mitigation strategies that have been implemented, including compensation clawback provisions and the use of ownership requirements. The risk analysis is discussed in greater detail in the CD&A.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

As announced in our Current Report on Form 8-K filed with the SEC on June 14, 2011 and consistent with the shareholders' vote on the matter, the Board of Directors determined to hold an advisory vote to approve the compensation of our Named Executive Officers every year until the next vote on the frequency of such advisory vote, which is expected to occur at our 2017 annual meeting of shareholders.

The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy is required to approve this Proposal 2.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory, non-binding basis, the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL (ON AN ADVISORY, NON-BINDING BASIS) OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 3 - Approval of the Forest City Enterprises, Inc. Executive Short-Term Incentive Plan

(As Amended and Restated as of March 14, 2013)

At the Annual Meeting, our shareholders will be asked to approve an amendment and restatement of the Forest City Enterprises, Inc. Executive Short-Term Incentive Plan (the “STIP”).

Background

Section 162(m) of the Internal Revenue Code (the “Code”) generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.” Awards granted under the STIP are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code to the maximum extent possible. One requirement for compensation to qualify as “performance-based” is that the material terms of the performance goals under the compensation plan be disclosed to and approved by shareholders every five years. The STIP was most recently approved by our shareholders on June 19, 2008.

On March 14, 2013, our Board of Directors approved an amendment and restatement of the STIP, subject to shareholder approval at the Annual Meeting. In the event that our shareholders do not approve the amended and restated STIP, no further awards will be made under the STIP after the date of the Annual Meeting. Nonetheless, we retain the discretion to make awards outside of the STIP without regard to whether such awards would be deductible under Section 162(m) of the Code.

Summary of the STIP

The purpose of the STIP is to advance our interests and those of our shareholders and assist us in attracting and retaining executive officers and key employees by providing short-term cash incentives and financial rewards to them that generally are intended to be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Code. The principal features of the STIP are summarized below. The following summary of the STIP is qualified in its entirety by reference to the full text of the plan document, a copy of which is attached as Exhibit A to this proxy statement.

Administration; Amendment and Termination. The STIP is administered by our Compensation Committee, which has broad authority to administer and interpret the STIP and its provisions as it deems necessary and appropriate. Our Compensation Committee is composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Our Board of Directors has the right to amend or terminate the STIP at any time. Amendments to the STIP will require shareholder approval to the extent required to comply with applicable law.

Eligibility. Eligibility for participation in the STIP is limited to our Section 16 officers, as defined for securities law purposes, and other key employees, all as selected by the Compensation Committee in its sole discretion. At this time, we anticipate that no more than 15 officers and other key employees will participate in the amended and restated STIP.

Awards. Within 90 days after commencement of each performance period or, if earlier, by the expiration of 25% of a performance period, the Compensation Committee will (a) designate one or more performance periods, (b) select the participants for the performance periods, (c) establish performance objectives for each participant, and the relative weighting of each performance objective and (d) determine the payout formula for each participant. The maximum aggregate amount payable pursuant to any awards established for a participant in any one calendar year will be $2,000,000.

Performance Periods. A performance period is a period of time established by the Compensation Committee, in its sole discretion, within which the performance objectives are to be achieved.

Performance Objectives. The performance objectives will be established in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed, and may be made relative to the performance of other companies. The performance objectives shall be based on specified levels of or growth in or relative to peer company performance in one or more of the following criteria:

•	assets (e.g., net asset value);

•	capital (e.g., working capital);

•
cash flow (e.g., earnings before depreciation, amortization and deferred taxes (“EBDT”), operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or funds from operations (“FFO”));

•	liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio);

•	margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues);

•	productivity (e.g., productivity improvement);

•
profits (e.g., net income, operating income, earnings before taxes (“EBT”), earnings before interest and taxes (“EBIT”), EBDT, FFO, residual or economic earnings, earnings or EBDT per share - these profitability criteria could be measured subject to GAAP definitions);

•	sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and

•	stock price (e.g., stock price appreciation or total shareholder return).

In addition to the returns and ratios mentioned above, the management objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow).

When establishing the payout formula, the Compensation Committee may determine, within the time period described above, that only the threshold level relating to a performance objective must be achieved for awards to be paid under the STIP. Similarly, the Compensation Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the payout formula.

Determination and Certification of Awards. Participants must achieve the performance objectives in order to receive a performance award. The actual performance award granted to a participant will be determined by our Compensation Committee, which retains the authority to reduce the amount of a performance award in its sole discretion based on individual performance or for any other reason. The Compensation Committee will certify in writing as to the attainment of the performance objectives and the amount of any performance award.

Payment. Each award under the STIP shall be paid in cash. An award shall be paid only after written certification by our Compensation Committee as to the attainment of the performance goals and the amount of the award. Receipt of performance awards may be deferred under certain circumstances in accordance with a deferred compensation plan approved by our Compensation Committee.

Termination of Employment. A participant who terminates employment with us after completing at least one-half of a performance period due to retirement, disability or death shall be eligible to receive an award under the STIP pro-rated for the portion of the performance period prior to termination of employment. The amount of any such pro-rated award will be based either on the target award level (in the case of disability or death) or on the award that would have been earned based on actual performance through the end of the performance period (in the case of retirement). Subject to the discretion of our Compensation Committee to determine otherwise, if a participant's employment with us terminates during a performance period under any other circumstances, no award shall be payable under the STIP with respect to the performance period in which such termination occurs.

Clawback Policy. Awards granted under the STIP shall be subject to forfeiture or repayment to us pursuant to the terms of our Clawback Policy (as amended from time to time).

New Plan Benefits. The award, if any, that an individual may receive under the STIP is at the discretion of our Compensation Committee and therefore cannot be determined in advance.

Required Vote

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company present or represented at the meeting is required for approval of the amended and restated STIP. The Company has been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal and that such vote will be sufficient to approve such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE SHORT-TERM INCENTIVE PLAN AS AMENDED AND RESTATED, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4 - Approval of the Forest City Enterprises, Inc. Executive Long-Term Incentive Plan

(As Amended and Restated as of March 14, 2013)

At the Annual Meeting, our shareholders will be asked to approve an amendment and restatement of the Forest City Enterprises, Inc. Executive Long-Term Incentive Plan (the “LTIP”).

Background

Section 162(m) of the Code generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.” Awards granted under the LTIP are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code to the maximum extent possible. One requirement for compensation to qualify as “performance-based” is that the material terms of the performance goals under the compensation plan be disclosed to and approved by shareholders every five years. The LTIP was most recently approved by our shareholders on June 19, 2008.

On March 14, 2013, our Board of Directors approved an amendment and restatement of the LTIP, subject to shareholder approval at the Annual Meeting. In the event that our shareholders do not approve the amended and restated LTIP, no further long-term cash incentive awards will be made under the LTIP after the date of the Annual Meeting. Nonetheless, we retain the discretion to make awards outside of the LTIP without regard to whether such awards would be deductible under Section 162(m) of the Code.

Summary of the LTIP

The purpose of the LTIP is to advance our interests and those of our shareholders and assist us in attracting and retaining executive officers and key employees by providing long-term cash incentives and financial rewards to them that generally are intended to be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Code. The principal features of the LTIP are summarized below. The following summary of the LTIP is qualified in its entirety by reference to the full text of the plan document, a copy of which is attached as Exhibit B to this proxy statement.

Administration; Amendment and Termination. The LTIP is administered by our Compensation Committee, which has broad authority to administer and interpret the LTIP and its provisions as it deems necessary and appropriate. Our Compensation Committee is composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Our Board of Directors has the right to amend or terminate the LTIP at any time. Amendments to the LTIP will require shareholder approval to the extent required to comply with applicable law.

Eligibility. Eligibility for participation in the LTIP is limited to our Section 16 officers, as defined for securities law purposes, and other key employees, all as selected by the Compensation Committee in its sole discretion. At this time, we anticipate that no more than 15 officers and other key employees will participate in the amended and restated LTIP.

Awards. Within 90 days after the commencement of each performance period or, if earlier, by the expiration of 25% of a performance period, the Compensation Committee will (a) designate one or more performance periods, (b) select the participants for the performance periods, (c) establish the performance objectives for each participant, and the relative weighting of each performance objective, and (d) determine the payout formula for each participant. The maximum aggregate amount payable pursuant to any awards established for a participant for any one calendar year will be $3,000,000.

Performance Periods. A performance period is a period of time established by the Compensation Committee, in its sole discretion, within which the performance objectives are to be achieved.

Performance Objectives. The performance targets will be established in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed, and may be made relative to the performance of other companies. The performance objectives shall be based on specified levels of or growth in or relative to peer company performance in one or more of the following criteria:

•	assets (e.g., net asset value);

•	capital (e.g., working capital);

•
cash flow (e.g., earnings before depreciation, amortization and deferred taxes (“EBDT”), operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or funds from operations (“FFO”));

•
liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio); margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues); and productivity (e.g., productivity improvement);

•
profits (e.g., net income, operating income, earnings before taxes (“EBT”), earnings before interest and taxes (“EBIT”), EBDT, FFO, residual or economic earnings, earnings or EBDT per share - these profitability criteria could be measured subject to GAAP definitions);

•	sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and

•	stock price (e.g., stock price appreciation or total shareholder return).

In addition to the returns and ratios mentioned above, the management objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow).

When establishing the payout formula, the Compensation Committee may determine, within the time period described above, that only the threshold level relating to a performance objective must be achieved for awards to be paid under the LTIP. Similarly, the Compensation Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the payout formula.

Determination and Certification of Awards. Participants must achieve the performance objectives in order to receive a performance award. The actual performance award granted to a participant will be determined by our Compensation Committee, which retains the authority to reduce the amount of a performance award in its sole discretion based on individual performance or for any other reason. The Compensation Committee will certify in writing as to the attainment of the performance objectives and the amount of any performance award.

Payment. Each award under the LTIP shall be paid in cash. An award shall be paid only after written certification by our Compensation Committee as to the attainment of the performance goals and the amount of the award.

Termination of Employment. A participant who terminates employment with us after completing at least one year of a performance period due to retirement, disability or death shall be eligible to receive an award under the LTIP pro-rated for the portion of the performance period prior to termination of employment. The amount of any such pro-rated award will be based either on the target award level (in the case of disability or death) or on the award that would have been earned based on actual performance through the end of the performance period (in the case of retirement). Subject to the discretion of our Compensation Committee to determine otherwise, if a participant's employment with us terminates during a performance period under any other circumstances, no award shall be payable under the LTIP with respect to the performance period in which such termination occurs.

Clawback Policy. Awards granted under the LTIP shall be subject to forfeiture or repayment to us pursuant to the terms of our Clawback Policy (as amended from time to time).

New Plan Benefits. The award, if any, that an individual may receive under the LTIP is at the discretion of our Compensation Committee and therefore cannot be determined in advance.

Required Vote

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company present or represented at the meeting is required for approval of the amended and restated LTIP. The Company has been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal and that such vote will be sufficient to approve such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE LONG-TERM INCENTIVE PLAN AS AMENDED AND RESTATED, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 5 - Approval of the Forest City Enterprises, Inc. 1994 Stock Plan

(As Amended and Restated as of March 14, 2013)

General

The Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 16, 2010) (the “Current Plan”) was approved by our shareholders on June 16, 2010.

The Current Plan provides for the issuance of up to 16,750,000 shares of the Company's Class A Common Stock (the “Shares”). As of April 17, 2013, 14,585,359 Shares have been issued, 7,108,062 Shares are subject to outstanding awards and 2,164,641 Shares remain available for use under the Current Plan.

In order to continue the Company's ability to attract and retain employees and nonemployee directors, the Board of Directors of the Company (“Board”) approved amendments to the Current Plan by adopting the 1994 Stock Plan (As Amended and Restated as of March 14, 2013) (the “Amended Plan”), subject to shareholder approval. The principal changes from the Current Plan are to:

(i) increase the Shares available for issuance by 5,000,000;

(ii) extend the term during which awards may be granted under the Amended Plan until March 13, 2023;

(iii) remove the cap on the aggregate number of Shares that can be issued as Restricted Shares, or in payment of Restricted Stock Units or Performance Shares;

(iv) revise the limit on the aggregate number of Shares that can be issued pursuant to incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Code;

(v) revise the annual per-person limits on certain awards, including awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code; and

(vi) revise the list of management objectives that may be used with respect to certain awards that intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (“Qualified Performance-Based Awards”).

These changes will afford the Compensation Committee of the Board (“Compensation Committee”) more flexibility in structuring awards. They also support recent changes to our long-term incentive award mix, including the introduction of performance share grants to an expanded group of senior executives, and reduced emphasis on stock options below the senior executive level. Moreover, the Amended Plan will authorize the Compensation Committee, in its discretion, to grant (a) stock options that are intended to qualify as Incentive Stock Options, and (b) Performance Shares and other awards that are intended to be treated as Qualified Performance-Based Awards that are exempt from the $1 million limitation on the Company's Federal income tax deduction for compensation paid to certain “covered employees” under Section 162(m) of the Code. While we cannot predict with certainty the duration of the proposed shares reserve, based on current program provisions and levels of participation, the proposed additional shares plus the existing available shares are currently expected to fund three to four years of equity grants.

A summary description of the Amended Plan is set forth below. The following summary of the Amended Plan is qualified in its entirety by reference to the full text of the plan document a copy of which is attached as Exhibit C to this Proxy Statement.

Summary of the Amended Plan

General. Under the Amended Plan, the Compensation Committee is authorized to make awards of Option Rights, Restricted Shares, Restricted Stock Units, Appreciation Rights and Performance Shares. The terms applicable to awards of the various types, including those terms that may be established by the Compensation Committee when making or administering particular awards, are set forth in detail in the Amended Plan.

Awards of Restricted Stock Units and Performance Shares may be granted with dividend equivalent rights, in the Compensation Committee's discretion. However, in the case of an award that vests based on the achievement of management objectives specified by the Committee, any dividend equivalents or dividends shall be accumulated until the underlying award is earned and will not be paid if the management objectives are not satisfied. The Amended Plan also prohibits the award of dividend equivalents with respect to awards of Option Rights and Appreciation Rights.

The Amended Plan prohibits the “re-pricing” of Option Rights and Appreciation Rights (including the payment of cash in cancellation of “underwater” Option Rights and Appreciation Rights) without the further approval of shareholders.

Shares Available Under the Amended Plan. Subject to adjustment as provided in the Amended Plan, the number of Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares (and released from substantial risk of forfeiture), (iii) upon vesting of Restricted Stock Units or (iv) in payment of Performance Shares that have been earned under the Amended Plan may not exceed 21,750,000 in the aggregate. Such Shares may be Shares of original issuance or treasury shares or a combination of both.

The Amended Plan provides that only Shares covering awards that expire or are forfeited will again be available for issuance under the Amended Plan. Shares covered by an award granted under the Amended Plan will not be counted as used unless and until they are actually issued and delivered to a grantee. If any portion of the benefit provided by an award granted under the Amended Plan is paid in cash, the Shares that were covered by that award, to the extent settled in cash, will be available for issue or transfer under the Amended Plan. Shares tendered in payment of the Option Price of an Option Right will not be added to the aggregate plan limit. Shares withheld by the Company to satisfy tax withholding obligations will not be added to the aggregate plan limit. Shares that are repurchased by the Company with Option Right proceeds will not be added to the aggregate plan limit. All Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Shares will be considered issued or transferred pursuant to the Amended Plan.

Limitations on Specific Kinds of Awards. In addition to the general limitation on the number of Shares available under the Amended Plan, the Amended Plan provides for the following specific limits, subject to adjustment as provided in the Amended Plan: (i) the aggregate number of Shares actually issued and transferred by the Company upon the exercise of Incentive Stock Options will not exceed 21,750,000; (ii) no grantee may be granted Option Rights or Free-standing Appreciation Rights, in the aggregate, for more than 500,000 Shares during any calendar year; (iii) no grantee may be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units or Performance Shares, in the aggregate, for more than 500,000 Shares during any calendar year; and (iv) the aggregate grant date fair value of all awards granted to any single nonemployee director during any single calendar year shall not exceed $250,000.

The Current Plan imposes a separate limit of 5,400,000 Shares on the aggregate number of Shares that may be issued as Restricted Shares and in payment of Restricted Stock Units and Performance Shares. If the Amended Plan is approved by shareholders, there will no longer be a separate limit on the aggregate number of Shares that may be issued as Restricted Shares and in payment of Restricted Stock Units and Performance Shares, and Shares may be issued pursuant to those awards subject to the other limitations set out in the Amended Plan.

Eligibility. Nonemployee directors, officers, including officers who are members of the Board, and other employees of the Company and its subsidiaries, may be selected by the Compensation Committee to receive benefits under the Amended Plan. As of the date of this proxy statement, there are seven nonemployee directors and approximately 200 officers and other employees who would be eligible to participate in the Amended Plan.

Option Rights. The Compensation Committee may grant Option Rights, which entitle the grantee to purchase a specified number of Shares at a price not less than the market value on the date of grant. The option price is payable in cash, by the transfer to the Company of nonforfeitable unrestricted Shares owned by the grantee having a value at the time of exercise equal to the option price, by any other legal consideration the Compensation Committee may deem appropriate, or by a combination of such payment methods. To the extent permitted by law, any grant of Option Rights may provide for the deferred payment of the option price on the sale of some or all of the Shares obtained from the exercise. The Compensation Committee may condition the exercise of Option Rights on the achievement of management objectives.

Option Rights granted under the Amended Plan may be Option Rights that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code or Option Rights that are not intended to so qualify (“Nonqualified Stock Options”) or combinations thereof . Incentive Stock Options may only be granted to grantees who are officers or other key employees of the Company or any of its subsidiaries.

No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with the Company or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the event of retirement, death or disability or a Change of Control of the Company or similar event. The Amended Plan defines retirement as termination of employment with the Company or a subsidiary after age 65 or older and after five or more years of continuous service with the Company or a subsidiary of the Company (“Retirement”). Unless otherwise determined by the Compensation Committee at the date of grant, the Option Rights will immediately become exercisable upon the Retirement of the grantee and will remain exercisable until ten years from the date of grant. Successive grants may be made to the same grantee whether or not Option Rights previously granted remain unexercised.

Restricted Shares. An award of Restricted Shares involves the immediate transfer by the Company to a grantee of ownership of a specific number of Shares in consideration of the performance of services. The grantee is entitled immediately to voting, dividend and other ownership rights in such Shares but the Compensation Committee may require that any dividends be automatically deferred and reinvested in additional Restricted Shares. The grant or sale of Restricted Shares may be made without additional consideration or in consideration of a payment by the grantee that is less than current market value per share, as the Compensation Committee may determine.

Restricted Shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three years (which period may lapse on a pro-rated, graded or cliff basis) to be determined by the Compensation Committee on the date of grant. An example would be a provision that the Restricted Shares would be forfeited if the grantee ceased to serve the Company as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of Retirement, death or disability of the grantee or a Change of Control of the Company. Unless otherwise determined by the Compensation Committee at the date of grant, the Restricted Shares will immediately become nonforfeitable upon the Retirement of the Grantee. Any grant of Restricted Shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such Shares. Any such grant must also specify, with respect to such management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

Restricted Stock Units. An award of Restricted Stock Units constitutes an agreement by the Company to deliver Shares or cash to the grantee in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral period as the Compensation Committee may specify. Awards of Restricted Stock Units may be made without additional consideration or in consideration of a payment by the grantee that is less than the market value per Share at the date of grant. Restricted Stock Units must be subject to a deferral period, as determined by the Compensation Committee at the date of grant, except that the Compensation Committee may provide for the earlier termination of such period in the event of Retirement, death or disability of the grantee or of a Change of Control of the Company. Unless otherwise determined by the Compensation Committee at the date of grant, the deferral period will immediately lapse upon the Retirement of the Grantee. Any grant of Restricted Stock Units may specify management objectives which, if achieved, will result in termination or early termination of the deferral period. Any such grant must also specify, with respect to such management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

During the deferral period, the grantee has no right to transfer any rights under his or her award, has no rights of ownership in the Restricted Stock Units and no right to vote them. Each grant or sale of Restricted Stock Units will specify the time and manner of payments of Restricted Stock Units that have been earned. Any grant or sale may specify the amount payable with respect to the Restricted Stock Units may be paid by the Company in cash, Shares or any combination of cash and Shares. The right to elect among alternatives may either be granted to the grantee or retained by the Compensation Committee.

Appreciation Rights. Appreciation Rights represent the right to receive from the Company an amount, determined by the Compensation Committee and expressed as a percentage not exceeding 100 percent, of the difference between the base price established for such Appreciation Rights and the market value of the Shares on the date the Appreciation Rights are exercised. Appreciation Rights can be tandem (i.e., granted with Option Rights to provide an alternative to exercise of the Option Rights) or freestanding. Tandem Appreciation Rights may only be exercised at a time when the related Option Right is exercisable and the spread is positive, and requires that the related Option Right be surrendered for cancellation. Free-standing Appreciation Rights must have a base price per Right that is not less than the fair market value of the Shares on the date of grant, must specify the period of continuous employment that is necessary before such Appreciation Rights become exercisable (except that they may provide for the earlier exercise of the Appreciation Rights in the event of Retirement, death or disability of the grantee or a change of control of the Company) and may not be exercisable more than ten years from the date of grant. Unless otherwise determined by the Compensation Committee at the date of grant, the free-standing Appreciation Rights will immediately become exercisable upon the Retirement of the Grantee and will remain exercisable until ten years from the date of grant. Any grant of Appreciation Rights may specify that the amount payable by the Company on exercise of an Appreciation Right may be paid in cash, in Shares or in any combination thereof, and may either grant to the recipient or retain in the Compensation Committee the right to elect among those alternatives. Any grant of Appreciation Rights may specify management objectives that must be achieved as a condition to exercise such rights.

Performance Shares. A Performance Share is a bookkeeping equivalent to one Share. Under a grant of Performance Shares, the Compensation Committee identifies one or more management objectives that must be met within a specified period of at least one year. The specified performance period may be subject to earlier termination in the event of Retirement, death or disability of the recipient or a change of control of the Company. The Compensation Committee must also establish a minimum level of acceptable achievement for the grantee. If, by the end of the performance period, the grantee has achieved the specified management objectives, the grantee will be deemed to have fully earned the Performance Shares. If the grantee has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the grantee earns a portion of the Performance Shares in accordance with a predetermined formula. Each grant of Performance Shares will specify the time and manner of the payment of Performance Shares that have been earned. Any grant of Performance Shares will specify whether payment of Performance Shares may be made in cash, Shares or any combination of cash and Shares. The right to elect among alternatives may either be granted to the grantee or retained by the Compensation Committee. Any grant of Performance Shares may specify that the number of Shares issued in payment of Performance Shares that have been earned may not exceed maximums specified by the Compensation Committee on the date of grant.

Management Objectives. The Compensation Committee must establish management objectives for grantees who receive awards of Performance Shares and may also establish management objectives for grantees who receive awards of Option Rights, Restricted Shares, Restricted Stock Units or Appreciation Rights. Such management objectives may be described either in terms of Company-wide objectives or objectives that are related to performance of the individual grantee or the division, subsidiary, department, region or function within the Company or a subsidiary in which the grantee is employed. The management objectives may be relative to the performance of other companies or an index. The management objectives applicable to any Qualified Performance-Based Award to a “covered employee” within the meaning of Section 162(m) of the Code will be based on specified levels of, or growth in, one or more of the following criteria:

•	assets (e.g., net asset value);

•	capital (e.g., working capital);

•
cash Flow (e.g., EBDT [earnings before depreciation, amortization and deferred taxes], operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or FFO [funds from operations]);

•	liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio);

•	margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues);

•	productivity (e.g., productivity improvement);

•
profits (e.g., net income, operating income, EBT [earnings before taxes], EBIT [earnings before interest and taxes], EBDT, FFO, residual or economic earnings, earnings or EBDT per share - these profitability criteria could be measured subject to GAAP definitions);

•	sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and

•	stock price (e.g., stock price appreciation or total shareholder return).

In addition to the returns and ratios mentioned above, the performance objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow).

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified

Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Change of Control. The Amended Plan provides that, in the event of a Change of Control, the Compensation Committee, in its sole discretion, may provide for or take such actions, if any, as it deems necessary or desirable with respect to any award that is outstanding as of the date of the Change of Control. Those actions could include, for example: (i) accelerated vesting, settlement and/or exercisability of an award, (ii) payment of cash in exchange for the cancellation of an award, (iii) cancellation of “underwater” Option Rights and/or Appreciation Rights without any payment therefor, or (iv) issuance of substitute awards that substantially preserve the value, rights and benefits of any affected awards.

For purposes of the Amended Plan, a “Change of Control” generally means that any of the following events has occurred: (i) the Company merges itself, or is merged or consolidated with, another corporation and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving corporation immediately after the transaction are directly or indirectly beneficially owned in the aggregate by the former shareholders of the Company; (ii) all or substantially all the assets of the Company are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such corporation or person immediately after the sale or transfer is directly or indirectly beneficially held in the aggregate by the former shareholders of the Company; (iii) a person becomes the beneficial owner of (a) 15% or more but less than 35% of the voting power of the then-outstanding voting securities of the Company without prior approval of our Board, or (b) 35% or more of the voting power of the then-outstanding voting securities of the Company; other than an acquisition that is made by any subsidiary of the Company, an employee benefit plan of the Company or any subsidiary, or any person or group of which employees of the Company or a subsidiary control a greater than 25% interest, unless our Board determines that such person or group is making a “hostile acquisition”; or (iv) a majority of the members of our Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who either was a member of the Board on the date of shareholder approval of the Amended Plan or was nominated for or elected to the Board by a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

Transferability. Unless the Compensation Committee determines that transfers can be made to members of a grantee's immediate family as explained below, no Option Right, Restricted Share, Restricted Stock Unit, Appreciation Right or Performance Share under the Amended Plan is transferable by a grantee other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, only the grantee (or the grantee's guardian or legal representative in the event of the grantee's legal incapacity) may exercise Option Rights or Appreciation Rights during the grantee's lifetime.

The Compensation Committee may specify that part or all of the Shares that are (i) to be issued or transferred by the Company upon exercise of Option Rights or Appreciation Rights or upon payment under any grant of Restricted Stock Units or Performance Shares or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer in the case of Restricted Shares, will be subject to further restrictions on transfer.

The Compensation Committee may determine that Option Rights (other than Incentive Stock Options), Restricted Shares, Restricted Stock Units, Stock Appreciation Rights or Performance Shares may be transferable by a grantee, without payment of consideration therefor by the transferee, only to any one or more members of the grantee's immediate family; provided, however, that (i) no such transfer will be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee will be subject to the same terms and conditions hereunder as the grantee. The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant or grantee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than fifty percent of the voting interests.

Adjustments. The Compensation Committee must make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights, Restricted Shares, Restricted Stock Units, Appreciation Rights or Performance Shares granted hereunder, in the price per share applicable to such Option Rights and Appreciation Rights and in the kind of shares covered thereby, as the Compensation Committee, in its sole discretion, exercised in good faith, may determine are equitably required to prevent dilution or enlargement of the rights of grantees that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. With respect to each adjustment contemplated by the foregoing sentence, no such adjustment must be made to the extent that such adjustment would cause an award to violate the provisions of Section 409A of the Code. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. The Compensation Committee shall also make or provide for such adjustments in the numbers of Shares specified in Shares available limits set further in the Amended Plan as the Compensation Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above. However, any such adjustment to the number specified in the limit with respect to Incentive Stock Options will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to qualify.

Administration. The Amended Plan will be administered by the Compensation Committee of the Board (or subcommittee thereof), which shall consist of not less than three members of the Board, each of whom shall (i) meet all applicable independence requirements of the NYSE, or if the Shares are not traded on the NYSE, the principal national securities exchange on which the Shares are traded, (ii) be a “nonemployee director” within the meaning of Rule 16b-3 and (iii) be an “outside director” within the meaning of Section 162(m) of the Code.

A majority of the Compensation Committee will constitute a quorum, and the acts of the members of the Compensation Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Compensation Committee in writing, will be the acts of the Compensation Committee. Subject to the provisions of the Amended Plan, the Compensation Committee may interpret the Amended Plan and prescribe, amend and rescind rules and regulations relating to it. The interpretation of any provision of the Amended Plan by the Compensation Committee shall be final and conclusive.

Within the limits of the provisions of the Amended Plan, the Compensation Committee shall have the plenary authority to determine (i) the employees to whom awards hereunder shall be granted, (ii) the number of Shares subject to each award under the Amended Plan; provided that, if the award is an Incentive Stock Option, the aggregate fair market value of the Shares (as determined at the time the option is granted) which become exercisable in any calendar year for any employee shall not exceed $100,000, (iii) the form (Incentive Stock Options, Nonqualified Stock Options, Restricted Shares, Restricted Stock Units or Performance Shares) and amount of each award granted, (iv) the provisions of each agreement relating to an award under the Amended Plan, and (v) the limitations, restrictions and conditions applicable to any such award. In making such awards the Compensation Committee shall take into consideration the performance of each eligible employee and nonemployee director. The determinations of the Compensation Committee on all matters regarding the Amended Plan shall be final and conclusive.

Duration. No further awards may be granted under the Current Plan after June 15, 2020. If shareholders approve the Amended Plan, the term will be extended so that no grant may be made under the Amended Plan after the date which is one day prior to the tenth anniversary of the amendment and restatement of the Amended Plan. As a result, if our shareholders approve the Amended Plan, no grants may be made under the Amended Plan after March 13, 2023. However, all grants made on or before that date will continue in effect after that date subject the terms of those grants and the Amended Plan.

Amendment and Termination. The Amended Plan may be amended from time to time or suspended or terminated by the Compensation Committee. However, any amendment that must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NYSE or, if the Shares are not traded on the NYSE, the principal national securities exchange upon which the Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Without limiting the generality of the foregoing, the Compensation Committee may amend the Amended Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

General. The closing price of the Shares on April 17, 2013, on the NYSE was $17.30 per Share.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended Plan based on Federal income tax laws in effect on January 1, 2013. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Grantees

Nonqualified Stock Options. In general, (i) no income will be recognized by a grantee at the time a Nonqualified Stock Option is granted; (ii) at the time of exercise of a Nonqualified Stock Option, ordinary income will be recognized by the grantee in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of Shares acquired pursuant to the exercise of a Nonqualified Stock Option, appreciation

(or depreciation) in value of the Shares after the date of exercise will be treated as either a short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

Incentive Stock Options. Generally, no income generally will be recognized by a grantee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in an alternative minimum tax liability. If Shares are issued to the grantee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such grantee within two years after the date of grant or within one year after the transfer of such Shares to the grantee, then upon sale of such Shares, any amount realized in excess of the option price will be taxed to the grantee as a long-term capital gain and any loss sustained will be a long-term capital loss.

However, if Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the grantee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Shares at the time of exercise (or, if less, the amount realized on the disposition of such Shares if a sale or exchange) over the option price paid for such Shares. Any further gain (or loss) realized by the grantee generally will be taxed as a short-term or long-term capital gain (or loss) depending on the holding period.

Restricted Shares. The recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by any amount paid by the grantee for such Restricted Shares) at such time as the Shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of grant of the Shares will have taxable ordinary income on the date of grant of the Shares equal to the excess of the fair market value of such Shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Shares. If a Code Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the grantee.

Restricted Stock Units. A grantee generally will not recognize income upon the grant of Restricted Stock Units. Any subsequent transfer of unrestricted Shares and/or cash in satisfaction of such grant will generally result in the grantee recognizing ordinary income at the time of transfer, in an amount equal to the fair market value of the Shares, and the amount of cash, received by the grantee.

Appreciation Rights. No income will be recognized by a grantee in connection with the grant of a tandem Appreciation Right or a freestanding Appreciation Right. When the Appreciation Right is exercised, the grantee normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Shares received on the exercise.

Performance Shares. No income generally will be recognized upon the grant of Performance Shares. Upon payment in respect of the earn-out of Performance Shares, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of any unrestricted Shares and the amount of any cash received.

Tax Consequences to the Company or Subsidiary

To the extent that a grantee recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the grantee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the grantees. The Amended Plan and any grants made under the Amended Plan shall be administered in a manner consistent with this intent. In any case, however, a grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her for his or her account in connection with the Amended Plan and grants under the Amended Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the grantee harmless from any or all of such taxes or penalties.

Future Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be granted in the future under the Amended Plan because the grant of awards under the Amended Plan is within the discretion of the Compensation Committee.

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of an additional 5,000,000 Shares under the Amended Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Amended Plan by our shareholders.

Required Vote

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company present or represented at the meeting is required for the proposed amendment and restatement. The Company has been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal and that such vote will be sufficient to approve such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1994 STOCK PLAN AS AMENDED AND RESTATED, AS DISCLOSED IN THIS PROXY STATEMENT.

Certain Relationships and Related Transactions

We require each of our directors and executive officers to complete a questionnaire on an annual basis, which includes questions regarding related person transactions. In addition, we have a formal policy with respect to related person transactions that requires the Corporate Governance and Nominating Committee to review and approve any transaction greater than $120,000 in which we were or will be a participant and in which a related person had or will have a direct or indirect material interest. Related persons include any of our executive officers, directors or nominees for director and their immediate family members, any shareholder owning in excess of 5% of our Common Stock or an entity in which any of the foregoing has a substantial ownership interest. In reviewing and approving a related person transaction, the Corporate Governance and Nominating Committee considers, among other things, if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. All related person transactions are disclosed to the Corporate Governance and Nominating Committee.

The Compensation Committee, comprised solely of independent directors and which uses the advice of outside counsel and compensation consultants, annually reviews the salaries and incentives paid to the executive officers disclosed under the section entitled “Family Relationships” below.

The transactions with Bruce C. Ratner and his affiliates set forth below were contemplated as part of the restructuring of the ownership interests held by Bruce C. Ratner and the conditions under which such transactions would take place were provided for in a master contribution and sale agreement (the “Master Contribution and Sale Agreement”). Because of the importance and nature of the Master Contribution and Sale Agreement, the transaction was specifically reviewed and approved during the year ended January 31, 2007 by a special committee of the Board comprised solely of independent directors.

Transactions with RMS Investment Corp.: We paid approximately $261,000 as total compensation during the fiscal year ended January 31, 2013 to to RMS Investment Corp. (“RMSIC”), a company engaged in property management and leasing, controlled by the four children of Charles A. Ratner, the Chairman of our Board; the two children of James Ratner, our Executive Vice President who served as our Director until June 2012; the two children of Ronald Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, president of Forest City Washington, Inc. and our Director; Brian J. Ratner, our Executive Vice President and Director; the four children of Ruth Miller, the deceased sister of Albert B. Ratner, a Co-Chairman Emeritus of our Board; and Samuel H. Miller, a Co-Chairman Emeritus of our Board, as trustee. Joan K. Shafran, who served as our Director until June 2012, also has a small ownership interest in RMSIC. RMSIC managed and provided leasing services to Golden Gate, a 361,000 square-foot Cleveland-area specialty retail shopping center, during the fiscal year ended January 31, 2013. The rate of compensation consists of a management fee of four percent of all tenant rentals, plus a lease fee of one to six percent of rental income of all new and renewed leases. Management believes these fees are comparable to that which other management companies would charge.

Employment Agreements: In addition to the employment agreements with certain Named Executive Officers as disclosed in the narrative section to the Summary Compensation Table elsewhere in this proxy statement, we entered into an employment agreement with Charles A. Ratner, our Chairman of the Board, effective February 28, 2005 and amended on November 9, 2006, which provides for an annual salary of $500,000 and provides that upon the death of Mr. Ratner while actively employed with the Company, his beneficiary will receive an annual death benefit for five years equal to his annual base salary at the time of death. Effective January 1, 1999, we entered into employment agreements with Albert B. Ratner and Samuel H. Miller, who serve as our Co-Chairman Emeritus of the Board, effective January 1, 1999, which provide for an annual salary of $475,000 and $425,000, respectively. Effective November 9, 2006, we entered into an employment agreement with Bruce C. Ratner, our Executive Vice President and Director, which provides for an annual salary of $450,000. The employment agreements are renewable annually. Although Charles A. Ratner, Albert B. Ratner and Samuel H. Miller do not participate in a formal bonus plan, an annual bonus may be awarded on a discretionary basis as reviewed by the Compensation Committee. Bruce C. Ratner is eligible to receive a bonus and equity-based awards commensurate with other senior management executives. During the fiscal year ended January 31, 2013, Messrs. A. Ratner and Miller each received a bonus of $100,000. During the fiscal year ended January 31, 2013, Charles A. Ratner and Bruce C. Ratner did not receive any cash bonuses or equity-based awards. Each of the foregoing individuals is also eligible for benefits and perquisites on the same basis as other senior management.

Family Relationships: Deborah Ratner Salzberg, daughter of Albert B. Ratner, who serves as a Co-Chairman Emeritus of our Board, and sister of Brian J. Ratner, our Executive Vice President and Director, is a Director. Deborah Ratner Salzberg is employed as president of Forest City Washington, Inc., one of our subsidiaries. During the fiscal year ended January 31, 2013, Deborah Ratner Salzberg earned a salary of $352,000 and an annual incentive (STIP) of $321,425. She is also eligible for equity awards on the same basis as other senior management.

James LaRue, brother of David J. LaRue, is employed as asset manager of Forest City Commercial Management, Inc., one of our subsidiaries. Kevin L. Ratner and Jonathan Ratner, sons of Charles A. Ratner, are employed, respectively, as president of Forest City Residential West, Inc., one of our subsidiaries, and as vice president-sustainable initiatives. None of these individuals are executive officers of the Company. The compensation, perquisites and benefits provided to these three individuals were substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the fiscal year ended January 31, 2013, each of James LaRue, Kevin L. Ratner and Jonathan Ratner earned compensation, including perquisites and benefits, paid by the Company in excess of $120,000, but none earned as much as the lowest compensated Named Executive Officer as disclosed in the "Summary Compensation Table" section of this proxy statement.

Transactions With Bruce C. Ratner and His Affiliates: During the fiscal year ended January 31, 2007, we entered into the Master Contribution and Sale Agreement with Bruce C. Ratner pursuant to which the parties agreed to restructure their ownership interests in a total of 30 retail, office and residential operating properties and certain service companies that were owned jointly by us and Mr. Ratner. Pursuant to the Master Contribution and Sale Agreement, Mr. Ratner, certain individuals and entities affiliated with him (“BCR Entities”) and certain entities affiliated with Forest City (“FCE Entities”) either contributed their interests in these operating properties and service companies to Forest City Master Associates III, LLC (“Master III”), a limited liability company that is owned jointly by the FCE Entities and the BCR Entities but is controlled by us, or in some cases, the BCR Entities transferred their interests for cash consideration.

In connection with the Master Contribution and Sale Agreement, the parties and their respective affiliates also entered into several additional related agreements, including a Registration Rights Agreement, a Tax Protection Agreement and the Master III Operating Agreement. Under the Master III Operating Agreement, we issued Mr. Ratner and the BCR Entities 3,894,232 Class A Common Units (“Units”) in Master III. In July 2008, certain of the BCR Entities exchanged 247,477 of the Units for cash and shares of our Class A Common Stock. During the year ended January 31, 2013, the BCR Entities received an annual preferred payment of $44,532 and no dividends on the remaining Units, of which amount, Mr. Ratner's interest was $11,997.

Under the terms of the Master Contribution and Sale Agreement we agreed with Mr. Ratner and the BCR Entities to a method for valuing and possibly restructuring certain properties that were under development. Each of the development projects shall remain owned jointly until the individual development project has been completed and achieves “stabilization.” When a development project achieves “stabilization,” it will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once each project's value has been determined, we may, in our discretion, cause that project to be contributed to Master III in exchange for additional Units, sold to Master III for cash, sold to the third party or remain jointly owned by us and Mr. Ratner.

During 2008, two of the development properties, New York Times, an office building located in Manhattan, New York, and Twelve MetroTech Center, an office building located in Brooklyn, New York, achieved stabilization, and, in accordance with the terms of the Master Contribution and Sale Agreement, we elected to cause the respective FCE Entities to acquire the interest of the BCR Entities in those two properties for cash. Under the terms of the redemption agreements the applicable BCR Entities assigned their interests in the two projects to the respective FCE Entities and will receive approximately $121,000,000 over a 15-year period. One of the FCE Affiliates also agreed to indemnify one of the BCR Entities against taxes payable by it by reason of a subsequent sale or other disposition of one of the properties. The tax indemnity expires on December 31, 2014. During the year ended January 31, 2013, the Company paid a redemption distribution installment payment in connection with the New York Times building of $10,000,000, of which amount Mr. Ratner's interest was $1,213,000.

Four remaining development properties continue to be owned or otherwise pursued jointly by the relevant FCE Entities and BCR Entities and have been or are being developed on the same terms and conditions provided for in their existing operating agreements. The operating agreements generally require the FCE Entities to provide all equity contributions for the properties on behalf of the FCE Entities and BCR Entities and entitle the FCE Entities to a preferred return on the outstanding balance of such advances made on behalf of the BCR entities prior to the BCR Entities sharing in cash distributions.

During 2011, two development properties, DKLB BKLN (formerly 80 DeKalb), an apartment building in Brooklyn, New York, and East River, a retail center in Manhattan, New York, reached stabilization and remain jointly owned by us and Mr. Ratner. No payments were made to the BCR Entities or Mr. Ratner in connection with these properties during the year ended January 31, 2013.

During 2012, one development property, 8 Spruce Street, an apartment building in New York, New York, was substantially completed, but did not reach “stabilization.” The operating agreement provides that the BCR Entities will receive a development fee equal to one and one-half percent (1.5%) of the adjusted development cost upon substantial completion of a project. During the year ended January 31, 2013, certain BCR Entities, of which Bruce C. Ratner is a 100% owner, received a development fee payment for the substantial completion of 8 Spruce Street of $11,650,000.

Non-Compete Arrangement: Pursuant to his employment agreement entered into on November 9, 2006, Bruce C. Ratner agreed that during his employment with us, and for a two year period following thereafter, he will not engage in any activity that competes with our business. If we terminate Mr. Ratner's employment without cause, the two year period will be reduced to one year. Mr. Ratner also agreed that he will not directly or indirectly induce any of our employees, or any of our affiliates, to terminate their employment or other relationships with us and will not employ or offer employment to any person who was employed by us or our subsidiaries unless such person has ceased to be employed by us or our affiliates for a period of at least one year. Mr. Ratner owns, and will continue to own, a certain property that was not transferred to us. This property may be managed, developed, expanded, operated and sold independently of our business. Should Mr. Ratner sell the property, he may purchase additional property, to effectuate a Section 1031 tax deferred exchange under the Internal Revenue Code, with the prior approval of the Audit Committee. Except for this property, any potential purchase of property to effect a tax-deferred transaction or any transaction approved by the Audit Committee, Mr. Ratner will engage in all business activities of the type conducted by us only through and on behalf of us, as long as he is employed by us.

Apartment Leases: Bruce C. Ratner has leased three apartments at 8 Spruce Street, one of the Company's apartment buildings in New York, New York. The first lease commenced December 1, 2011 at a rate of $5,500 per month and was terminated on July 21, 2012. The second lease commenced March 15, 2012 for a one-year term at a rate of $12,800 per month and was recently renewed for an additional two-year term at a rate of $13,312 per month with an option to renew. The third lease will commence May 15, 2013 for a one-year term at a rate of $6,700 per month with an option to renew. In connection with the leases, Mr. Ratner received licenses to occupy the apartments for three-month periods preceding the commencement of the initial leases. In connection with the two-year renewal lease, Mr. Ratner received a one-month credit towards his rent. The lease rates and terms, including the three-month licenses to occupy and one-month credit upon renewal, are consistent with the lease rates, terms and promotions available to the general public in effect at the time the leases were entered into. The aggregate amount of lease payments due from Mr. Ratner to the Company on or after the beginning of the Company's 2012 fiscal year is approximately $573,176.

Contract for Corporate Social Responsibility Services: During 2012, we engaged BrownFlynn, Ltd for various services relating to our corporate social responsibility communications and reporting. Barbara Brown, sister of Robert G. O'Brien, our Executive Vice President and Chief Financial Officer, is a principal and co-owner of BrownFlynn. The aggregate amount due to BrownFlynn since the beginning of the Company's 2012 fiscal year is approximately $149,100.

Section 16(a) Beneficial Ownership Reporting/Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in ownership of common shares and other equity securities of ours. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended January 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

Proposal 6 - Ratification of Independent Registered Public Accounting Firm

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should have the opportunity to express their views. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP has indicated that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting to respond to appropriate questions from shareholders. Their representative will also have the opportunity to make a statement at the meeting.

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the eleven months ending December 31, 2013. We have been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal. If such shares are voted for approval, the vote will be sufficient to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the accounting, financial reporting, data processing, regulatory and internal control environments.

The Audit Committee has received and reviewed the written disclosures and letter of independence from PricewaterhouseCoopers, LLP, Forest City's independent registered public accounting firm, as required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence, Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of other non-audit services provided to Forest City by PricewaterhouseCoopers, LLP is compliant with maintaining their independence.

The Audit Committee has discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of Forest City's accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380, “Communication with Audit Committees”), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Forest City's audited financial statements as of and for the year ended January 31, 2013, management's report on the design and effectiveness of our internal controls over financial reporting as of January 31, 2013, and the independent registered public accounting firms audit of internal control over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management's report on the design and effectiveness of internal controls over financial reporting be included in Forest City's Annual Report on Form 10-K for the year ended January 31, 2013, as filed with the SEC.

Michael P. Esposito, Jr. (Chairman)	Arthur F. Anton	Stan Ross

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Registered Public Accounting Firm Fees and Services

The Audit Committee of the Board of Directors considers and pre-approves any audit, non-audit and tax services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.

The aggregate fees billed (or expected to be billed) to us for professional services rendered by PricewaterhouseCoopers LLP, all of which have been approved by the Audit Committee, for the years ended January 31, 2013 and 2012, are as follows:

	Year Ended January 31,
	2013	2012

Audit fees	$3,541,591	$2,719,844
Audit-related fees	1,465,409	1,655,156
Tax fees	162,200	397,793
All other fees	14,779	28,681

Total	$5,183,979	$4,801,474

Audit fees: Professional services relating to audits of our annual consolidated financial statements and internal controls over financial reporting, reviews of our quarterly SEC filings, issuance of comfort letters, consents and income tax provision procedures.

Audit-related fees: Audit and other assurance services relating to individual real estate properties that are required primarily under loan or partnership agreements. There were no fees for services relating to financial information design and implementation.

Tax fees: Professional services relating primarily to tax compliance and consulting fees.

All other fees: Other fees include professional services related to the development and implementation of an enterprise risk management program during the years ended January 31, 2013 and 2012 and annual subscriptions to research tools.

Shareholder Proposals for 2014 Annual Meeting

Any shareholder proposals intended to be presented at our 2014 annual meeting of shareholders must be received by us at the address below on or before December 31, 2013 for inclusion in our proxy statement and form of proxy relating to the 2014 annual meeting of shareholders.

Proposals of shareholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2014 annual meeting (“Non-Rule 14a-8 Proposals”) must be received by us by March 16, 2014, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2014 annual meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a‑8 Proposals received by us after March 16, 2014.

Shareholder proposals should be submitted to:

Geralyn M. Presti
Executive Vice President, General Counsel and Corporate Secretary
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

Other Business

We do not anticipate that matters other than those described in this proxy statement will be brought before the meeting for action, but if any other matters properly come before the meeting of which we did not receive notice prior to March 15, 2013, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geralyn M. Presti
Geralyn M. Presti, Secretary

Cleveland, Ohio
April 30, 2013

Forest City Enterprises, Inc. and Subsidiaries

Annex A - Reconciliation of Comparable Net Operating Income (Full Consolidation) to Comparable Net Operating Income (Pro-Rata Consolidation)

	Net Operating Income (in thousands)
	Year Ended January 31, 2013				Year Ended January 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$231,901	$6,809	$—	$225,092	$227,382	$6,852	$—	$220,530	2.0%	2.1%
Total	240,552	7,617	3,021	235,956	238,112	9,179	7,801	236,734
Office Buildings
Comparable	245,086	8,286	—	236,800	238,415	6,424	—	231,991	2.8%	2.1%
Total	245,441	8,620	6,264	243,085	245,903	7,021	9,602	248,484
Hotels	10,975	—	—	10,975	9,977	—	1,885	11,862
Land Sales (1)	40,201	—	—	40,201	43,491	(782)	684	44,957
Other (2)	(35,953)	(253)	822	(34,878)	(4,285)	1,959	2,070	(4,174)
Total Commercial Group
Comparable	476,987	15,095	—	461,892	465,797	13,276	—	452,521	2.4%	2.1%
Total	501,216	15,984	10,107	495,339	533,198	17,377	22,042	537,863
Arena	(960)	277	—	(1,237)	(10,652)	(4,567)	—	(6,085)
Residential Group
Apartments
Comparable	136,141	2,748	—	133,393	126,870	2,520	—	124,350	7.3%	7.3%
Total	148,237	3,554	4,103	148,786	128,845	2,354	5,481	131,972
Subsidized Senior Housing	18,740	354	—	18,386	14,531	(65)	—	14,596
Military Housing	29,369	1,021	—	28,348	29,314	920	—	28,394
Land Sales	—	—	—	—	204	16	—	188
Other (2)	(6,372)	(614)	—	(5,758)	(3,788)	541	—	(4,329)
Total Residential Group
Comparable	136,141	2,748	—	133,393	126,870	2,520	—	124,350	7.3%	7.3%
Total	189,974	4,315	4,103	189,762	169,106	3,766	5,481	170,821
Total Rental Properties
Comparable	613,128	17,843	—	595,285	592,667	15,796	—	576,871	3.5%	3.2%
Total	690,230	20,576	14,210	683,864	691,652	16,576	27,523	702,599
Land Development Group	17,271	2,516	—	14,755	11,298	1,461	—	9,837
The Nets	(4,672)	—	—	(4,672)	(26,814)	—	—	(26,814)
Corporate Activities	(53,944)	—	—	(53,944)	(53,837)	—	—	(53,837)
Grand Total	$648,885	$23,092	$14,210	$640,003	$622,299	$18,037	$27,523	$631,785

AA-1

FOREST CITY ENTERPRISES, INC.

Exhibit A

EXECUTIVE SHORT-TERM INCENTIVE PLAN
(As Amended and Restated as of March 14, 2013)

PREAMBLE

The Forest City Enterprises, Inc. Executive Short-Term Incentive Plan, as previously amended and restated, is hereby amended and restated in its entirety as set forth below (the “Plan”). The Plan is filed in the Company's proxy statement for the annual meeting held on June 13, 2013. The purpose of the Plan is to advance the interests of the Company and its shareholders and assist the Company in attracting and retaining key employees by providing short-term cash incentives and financial rewards to such key employees that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. This Plan is subject to shareholder approval with respect to amounts that may become payable under the Plan for Awards (defined below) granted after the date of shareholder approval of the Plan at the 2013 annual meeting of shareholders of the Company, and no such Awards shall be granted hereunder if such shareholder approval is not obtained.

ARTICLE I
DEFINITIONS

1.1         Award means an annual cash award of incentive compensation pursuant to the Plan.

1.2         Code means the Internal Revenue Code of 1986, as amended.

1.3         Committee means the Compensation Committee of the Board of Directors of the Company, or their designee consisting of members appointed from time to time by the Board of Directors of the Company, and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Code Section 162(m). The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Code Section 162(m).

1.4         Company means Forest City Enterprises, Inc., an Ohio corporation, or its successors.

1.5         Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Company's Long Term Disability Plan, or any similar plan or program sponsored by a subsidiary or branch of the Company.

1.6         Key Employees means Board-appointed officers of the Company who are designated by the Board as “Section 16 officers” and other key employees of the Company and its subsidiaries.

1.7         Participant means a Key Employee who is selected by the Committee to participate in the Plan.

1.8        Payout Formula means the objective formula established by the Committee for determining Awards for a Performance Period based on the level of achievement of the Performance Objectives for the Performance Period.

1.9        Performance Objectives means the measurable performance objective or objectives established pursuant to the Plan for Participants, which may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the Participant is employed, and may be made relative to the performance of other companies. The Performance Objectives shall be based on specified levels of or growth in or relative to peer company performance in one or more of the following criteria: assets (e.g., net asset value); capital (e.g., working capital); cash flow (e.g., earnings before depreciation, amortization and deferred taxes (“EBDT”), operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or funds from operations (“FFO”)); liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio); margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues); productivity (e.g., productivity improvement); profits (e.g., net income, operating income, earnings before taxes (“EBT”), earnings before interest and taxes (“EBIT”), EBDT, FFO, residual or economic earnings, earnings or EBDT per share - these profitability criteria could be measured subject to GAAP definitions); sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and stock price (e.g., stock price appreciation or total shareholder return). In addition to the returns and ratios mentioned above, the performance objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except if such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Performance Objectives or minimum acceptable level of achievement.

1.10         Performance Period means a period of time established by the Committee, in its sole discretion, within which the Performance Objectives relating to an Award are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

1.11         Plan means this Forest City Enterprises, Inc. Executive Short-Term Incentive Plan.

1.12        Retirement means termination of employment with the Company or an affiliated company when a Participant is age 65 or older with five or more years of continuous service.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1         Eligibility and Participation. The Committee shall select Key Employees of the Company who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award. A Key Employee who is a Participant for a given Performance Period is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period.
ARTICLE III
TERMS OF AWARDS

3.1         Awards. Within 90 days after the commencement of each Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will (a) designate one or more Performance Periods, (b) select the Participants for the Performance Periods, (c) establish the Performance Objectives for each Participant, and the relative weighting of each Performance Objective, and (d) determine the Payout Formula for each Participant. The Performance Objectives, the weighting of the Performance Objectives and the Payout Formulas need not be uniform with respect to any or all Participants. Participants must achieve the Performance Objectives established by the Committee in order to receive an Award under the Plan. However, when establishing the Payout Formula, the Committee may determine, within the time period set forth above, that only the threshold level relating to a Performance Objective must be achieved for Awards to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula. Notwithstanding the foregoing, the maximum aggregate amount payable pursuant to any Awards established for a Participant in any one calendar year will be $2,000,000.

3.2         Discretionary Adjustment. The Committee may not increase the amount payable under the Plan or with respect to an Award pursuant to Section 3.1, but retains the authority to reduce the amount in its sole discretion based on individual performance or any other reason.

3.3         Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the Performance Objectives and the amount of the Award.

3.4         Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent.

3.5         Timing of Payment. Except as otherwise provided pursuant to Section 4.2(a), payment of Awards will be made following the end of the Performance Period and after determination of and certification of the Award, but in no event more than two and one half months after the later of (a) the end of the Performance Period or (b) the end of the calendar year in which the Performance Period ends, unless the Participant has submitted a valid election to defer receipt of the Award in accordance with the terms and conditions of a deferred compensation plan approved by the Committee.

ARTICLE IV
NEW HIRES, PROMOTIONS AND TERMINATIONS

4.1        New Participants During the Performance Period. Unless otherwise determined by the Committee and subject to Section 5.3 hereof, if an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, subject to adjustments under Section 3.2 hereof, and prorated for the portion of the Performance Period following the date of eligibility for the Plan.

4.2        Retirement, Disability or Death. Unless otherwise determined by the Committee, a Participant who terminates employment with the Company during a Performance Period, and after at least one-half of such Performance Period has elapsed, due to Retirement, Disability or death shall be eligible to receive an Award in accordance with this Section 4.2, subject to adjustments under Section 3.2 hereof, and pro-rated for the portion of the Performance Period prior to termination of employment.

(a) Disability or Death. Any pro-rated Award pursuant to this Section 4.2 on account of a Participant's termination of employment due to Disability or death shall be determined based upon the target Award level and shall be paid within sixty (60) days following termination of employment. Awards payable in the event of death shall be paid to the Participant's estate.

(b) Retirement. Any pro-rated Award pursuant to this Section 4.2 on account of a Participant's termination of employment due to Retirement shall be determined based upon actual performance through the end of the applicable Performance Period (subject to adjustments under Section 3.2 hereof) and shall be paid at the same time that Awards are paid to other Participants for such Performance Period in accordance with Section 3.5 hereof.

4.3         Termination of Employment. If a Participant's employment with the Company and its affiliates terminates during a Performance Period under any circumstances other than those set forth in Section 4.2 hereof, then, unless otherwise determined by the Committee, no Award shall be payable to such Participant with respect to such Performance Period.

ARTICLE V
MISCELLANEOUS

5.1         Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.2         Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant's lifetime only to the Participant, or, if permissible under applicable law, to the Participant's legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

5.3         Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its shareholders, and the Participants. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and this Plan shall be interpreted and operated consistent with that intention.

5.4         Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

5.5         No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6        Clawback Policy. Notwithstanding any other provision of the Plan to the contrary, any Award granted hereunder shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery (or “clawback”) policy maintained by the Company from time to time, as such policy may be amended, including, but not limited to, any amendment adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities Exchange Commission or applicable securities exchange.

5.7        Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

5.8        Amendment or Termination of the Plan. The Board of Directors of the Company reserves the right to amend or terminate the Plan at any time with respect to future Awards to Participants. Amendments to the Plan will require shareholder approval to the extent required to comply with applicable law, including the exemption under Code Section 162(m).

5.9        Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

5.10        Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

FOREST CITY ENTERPRISES, INC.

Exhibit B

EXECUTIVE LONG-TERM INCENTIVE PLAN
(As Amended and Restated as of March 14, 2013)

PREAMBLE

The Forest City Enterprises, Inc. Executive Long-Term Incentive Plan, as previously amended and restated (“Plan”), is hereby amended and restated in its entirety as set forth herein. The purpose of the Plan is to advance the interests of the Company and its shareholders and assist the Company in attracting and retaining key employees by providing long-term cash incentives and financial rewards to such key employees that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The Plan is subject to shareholder approval with respect to amounts that may become payable under the Plan for Awards (defined below) granted after the date of shareholder approval of the Plan at the 2013 annual meeting of shareholders of the Company, and no such Awards shall be granted hereunder if such shareholder approval is not obtained.

ARTICLE I
 DEFINITIONS

1.1         Award means an award of long-term cash incentive compensation pursuant to the Plan.

1.2        Plan means the Forest City Enterprises, Inc. Cash Long-Term Incentive Plan.

1.3         Code means the Internal Revenue Code of 1986, as amended.

1.4         Committee means the Compensation Committee of the Board of Directors of the Company, or their designee consisting of members appointed from time to time by the Board of Directors of the Company, and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Code Section 162(m). The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Code Section 162(m).

1.5         Company means Forest City Enterprises, Inc., an Ohio corporation, or its successors.

1.6         Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Company's Long Term Disability Plan, or any similar plan or program sponsored by a subsidiary or branch of the Company.

1.7        Key Employees means Board-appointed officers of the Company who are designated by the Board as “Section 16 officers” and other key employees of the Company and its subsidiaries.

1.8        Participant means a Key Employee who is selected by the Committee to participate in the Plan.

1.9        Payout Formula means the objective formula established by the Committee for determining Awards for a Performance Period based on the level of achievement of the Performance Objectives for the Performance Period.

1.10        Performance Objectives means the measurable performance objective or objectives established pursuant to the Plan for Participants, which may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the Participant is employed, and may be made relative to the performance of other companies. The Performance Objectives shall be based on specified levels of or growth in or relative to peer company performance in one or more of the following criteria: assets (e.g., net asset value); capital (e.g., working capital); cash flow (e.g., earnings before depreciation, amortization and deferred taxes (“EBDT”), operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or funds from operations (“FFO”)); liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio); margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues); productivity (e.g., productivity improvement); profits (e.g., net income, operating income, earnings before taxes (“EBT”), earnings before interest and taxes (“EBIT”), EBDT, FFO, residual or economic earnings, earnings or EBDT per share - these profitability criteria could be measured subject to GAAP definitions); sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and stock price (e.g., stock price appreciation or total shareholder return). In addition to the returns and ratios mentioned above, the performance objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except if such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Performance Objectives or minimum acceptable level of achievement.

1.11        Performance Period means a period of time established by the Committee, in its sole discretion, within which the Performance Objectives relating to an Award are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

1.12        Plan means this Forest City Enterprises, Inc. Executive Long-Term Incentive Plan.

1.13        Retirement means termination of employment with the Company or an affiliated company when a Participant is age 65 or older with five or more years of continuous service.

ARTICLE II
 ELIGIBILITY AND PARTICIPATION

2.1        Eligibility and Participation.  The Committee shall select Key Employees of the Company who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award. A Key Employee who is a Participant for a given Performance Period is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period.

ARTICLE III
TERMS OF AWARDS

3.1        Awards.  Within 90 days after the commencement of each Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will (a) designate one or more Performance Periods, (b) select the Participants for the Performance Periods, (c) establish the Performance Objectives for each Participant, and the relative weighting of each Performance Objective, and (d) determine the Payout Formula for each Participant. The Performance Objectives, the weighting of the Performance Objectives and the Payout Formulas need not be uniform with respect to any or all Participants. Participants must achieve the Performance Objectives established by the Committee in order to receive an Award under the Plan. However, when establishing the Payout Formula, the Committee may determine, within the time period set forth above, that only the threshold level relating to a Performance Objective must be achieved for Awards to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula. Notwithstanding the foregoing, the maximum aggregate amount payable pursuant to any Awards established for a Participant in any one calendar year will be $3,000,000.

3.2        Discretionary Adjustment.  The Committee may not increase the amount payable under the Plan or with respect to an Award pursuant to Section 3.1, but retains the authority to reduce the amount in its sole discretion based on individual performance or any other reason.

3.3        Certification.  Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the Performance Objectives and the amount of the Award.

3.4        Form of Payment.  Each Award under the Plan shall be paid in cash or its equivalent.

3.5        Timing of Payment.  Except as otherwise provided pursuant to Section 4.2(a), payment of Awards will be made following the end of the Performance Period and after determination of and certification of the Award, but in no event more than two and one half months after the later of (a) the end of the Performance Period or (b) the end of the calendar year in which the Performance Period ends.

ARTICLE IV
NEW HIRES, PROMOTIONS AND TERMINATIONS

4.1        New Participants During the Performance Period.  Unless otherwise determined by the Committee and subject to Section 5.3 hereof, if an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, subject to adjustments under Section 3.2 hereof, and prorated for the portion of the Performance Period following the date of eligibility for the Plan.

4.2        Retirement, Disability or Death.  Unless otherwise determined by the Committee, a Participant who terminates employment with the Company during a Performance Period and at least one year after the beginning of such Performance Period due to Retirement, Disability or death shall be eligible to receive an Award in accordance with this Section 4.2, subject to adjustments under Section 3.2 hereof, and pro-rated for the portion of the Performance Period prior to termination of employment.

(a) Disability or Death. Any pro-rated Award pursuant to this Section 4.2 on account of a Participant's termination of employment due to Disability or death shall be determined based upon the target Award level and shall be paid within sixty (60) days following termination of employment. Awards payable in the event of death shall be paid to the Participant's estate.

(b) Retirement. Any pro-rated Award pursuant to this Section 4.2 on account of a Participant's termination of employment due to Retirement shall be determined based upon actual performance through the end of the applicable Performance Period (subject to adjustments under Section 3.2 hereof) and shall be paid at the same time that Awards are paid to other Participants for such Performance Period in accordance with Section 3.5 hereof.

4.3        Termination of Employment.  If a Participant's employment with the Company and its affiliates terminates during a Performance Period under any circumstances other than those set forth in Section 4.2 hereof, then, unless otherwise determined by the Committee, no Award shall be payable to such Participant with respect to such Performance Period.

ARTICLE V
MISCELLANEOUS

5.1        Withholding Taxes.  The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.2        Nontransferability.  No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant's lifetime only to the Participant, or, if permissible under applicable law, to the Participant's legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

5.3        Administration.  The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its shareholders, and the Participants. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and this Plan shall be interpreted and operated consistent with that intention.

5.4        Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

5.5        No Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6        Clawback Policy. Notwithstanding any other provision of the Plan to the contrary, any Award granted hereunder shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery (or “clawback”) policy maintained by the Company from time to time, as such policy may be amended, including, but not limited to, any amendment adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities Exchange Commission or applicable securities exchange.

5.7        Employment at Will.  Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

5.8        Amendment or Termination of the Plan.  The Board of Directors of the Company reserves the right to amend or terminate the Plan at any time with respect to future Awards to Participants. Amendments to the Plan will require shareholder approval to the extent required to comply with applicable law, including the exemption under Code Section 162(m).

5.9         Non-Exclusivity of Plan.     Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

5.10        Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

FOREST CITY ENTERPRISES, INC.

Exhibit C

1994 STOCK PLAN
(As Amended and Restated as of March 14, 2013)

1.    PURPOSE

The purpose of the 1994 Stock Plan (As Amended and Restated as of March 14, 2013) shall be to enhance the attraction, retention and motivation of Nonemployee Directors and employees, including officers, executives and other employees who are members of the Company's management team who, in the judgment of the Committee, can contribute materially to the Company's success by awarding these employees and Nonemployee Directors the opportunity to receive Option Rights, Restricted Shares, Restricted Stock Units, Appreciation Rights and Performance Shares. The Plan is also intended to foster within these employees and Nonemployee Directors an identification with ownership and shareholder interests.

2.    DEFINITIONS
Unless the context of the applicable section clearly indicates otherwise, the terms below, when used within the Plan, shall have the meaning set forth in this Section 2.

A.	APPRECIATION RIGHT means a right granted pursuant to Section 9 of the Plan, including a Free-standing Appreciation Right and a Tandem Appreciation Right.

B.	BASE PRICE means the price to be used as the basis for determining the Spread upon the exercise of a Free-standing Appreciation Right.

C.	BOARD OF DIRECTORS or BOARD means the Board of Directors of the Company.

D.	CHANGE OF CONTROL means if at any time any of the following events has occurred:

(1)
the Company merges itself, or is merged or consolidated with, another corporation and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving corporation immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former shareholders of the Company immediately prior to such transaction;

(2)
all or substantially all the assets accounted for on the Consolidated Balance Sheet of the Company are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such corporation or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former shareholders of the Company immediately prior to such transaction or series of transactions;

(3)
a person, within the meaning of Section 3(a)(9) or 13(d)(13) (as in effect on the date of the award) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of (a) 15% or more but less than 35% of the voting power of the then-outstanding voting securities of the Company without prior approval of the Company's Board, or (b) 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (i) any Subsidiary of the Company (ii) any employee benefit plan of the Company or any Subsidiary or (iii) any person or group of which employees of the Company or of any Subsidiary control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition”; or

(4)
a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on March 14, 2013 or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

E.	CODE means the Internal Revenue Code of 1986, as amended from time to time.

F.	COMPANY means Forest City Enterprises, Inc.

G.	COMPENSATION COMMITTEE or COMMITTEE means the Compensation Committee of the Board of Directors, as described in Section 3-A of the Plan.

H.	COVERED EMPLOYEE means a Grantee who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code.

I.
DATE OF GRANT means the date specified by the Committee on which a grant of Option Rights or Stock Appreciation Rights or a grant or sale of Restricted Shares, Restricted Stock Units or Performance Shares shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

J.	DEFERRAL PERIOD means the period of time during which Restricted Stock Units are subject to deferral limitations under Section 8 of the Plan.

K.	FREE-STANDING APPRECIATION RIGHT means an Appreciation Right granted pursuant to Section 9 of the Plan that is not granted in tandem with an Option Right or similar right.

L.
GRANTEE means an employee of the Company or a Subsidiary or a Nonemployee Director to whom an Option Right, Appreciation Right, or an award of Restricted Shares, Restricted Stock Units or Performance Shares has been granted under the Plan.

M.	INCENTIVE STOCK OPTIONS means Option Rights that are intended to qualify as “Incentive Stock Options” under Section 422 of the Code or any successor provision.

N.
MANAGEMENT OBJECTIVES means the measurable performance objective or objectives established pursuant to the Plan for Grantees who have received grants of Performance Shares or, when so determined by the Committee, received grants of Option Rights, Restricted Shares, Restricted Stock Units or Appreciation Rights pursuant to the Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Grantee is employed. The Management Objectives may be made relative to the performance of other companies. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee shall be based on specified levels of or growth in or relative to peer company performance in one or more of the following criteria:

(1)	Assets (e.g., net asset value);

(2)	Capital (e.g., working capital);

(3)
Cash Flow (e.g., EBDT [earnings before depreciation, amortization and deferred taxes], operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or FFO [funds from operations]);

(4)	Liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio);

(5)	Margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues);

(6)	Productivity (e.g., productivity improvement);

(7)
Profits (e.g., net income, operating income, EBT [earnings before taxes], EBIT [earnings before interest and taxes], EBDT, FFO, residual or economic earnings, earnings or EBDT per share - these profitability criteria could be measured subject to GAAP definitions);

(8)	Sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and

(9)	Stock price (e.g., stock price appreciation or total shareholder return).
In addition to the returns and ratios mentioned above, the management objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow).

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which we conduct our business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

O.	MARKET VALUE PER SHARE means the fair market value of the Shares as determined by the Committee from time to time.

P.	NONEMPLOYEE DIRECTOR means a member of the Board who is not an employee of the Company or any Subsidiary.

Q.	NONQUALIFIED STOCK OPTIONS means options which do not qualify as Incentive Stock Options within the meaning of Section 422(b) of the Code or any successor provision.

R.	OPTION PRICE means the purchase price payable upon the exercise of an Option Right.

S.	OPTION RIGHT means an option to purchase a Share or Shares upon exercise of an option granted pursuant to Section 6 of the Plan.

T.
PERFORMANCE PERIOD means, in respect of a Performance Share, a period of time established pursuant to Section 10 of the Plan within which the Management Objectives relating to such Performance Share are to be achieved.

U.	PERFORMANCE SHARE means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 10 of the Plan.

V.	PLAN means the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of March 14, 2013).

W.	QUALIFIED PERFORMANCE-BASED AWARD means any award or portion of an award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

X.
RESTRICTED SHARES means Shares granted or sold pursuant to Section 7 of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 7 has expired.

Y.	RESTRICTED STOCK UNIT means a bookkeeping entry reflecting an award made pursuant to Section 8 of the Plan of the right to receive Shares or cash at the end of a specified Deferral Period.

Z.
RETIREMENT means termination of employment with the Company or a Subsidiary at age 65 or older and after five or more years of continuous employment with the Company or a Subsidiary. Approved absence or leave from the Company or a Subsidiary shall not be considered an interruption of employment for purposes of the Plan.

AA.	RULE 16b-3 means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect), as in effect from time to time.

BB.	SHARES means shares of the Company's Class A Common Stock, $0.33-l/3 par value.

CC.
SPREAD means, in the case of an Option Right, the excess of the Market Value per Share of the Shares on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the surrendered Option Right, in the case of a Free-standing Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Option Price specified in the related Option Right.

DD.
SUBSIDIARY means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Grantee for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

EE.	TANDEM APPRECIATION RIGHT means an Appreciation Right granted pursuant to Section 9 of the Plan that is granted in tandem with an Option Right.

FF.	Wherever used herein, unless indicated otherwise, words in the masculine form shall be deemed to refer to females as well as to males.

3.	ADMINISTRATION
A.    COMPENSATION COMMITTEE
The Plan shall be administered by the Compensation Committee. The Committee shall be composed of not less than three members of the Board, each of whom shall (i) meet all applicable independence requirements of the New York Stock Exchange, or if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange on which the Shares are traded, (ii) be a “nonemployee director” within the meaning of Rule 16b-3 and (iii) be an “outside director” within the meaning of Section 162(m) of the Code. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.
B.    DETERMINATIONS
Within the limits of the provisions of the Plan, the Committee shall have the plenary authority to determine (i) the employees to whom awards hereunder shall be granted, (ii) the number of shares subject to each award under the Plan; provided that, if the award is an incentive stock option, the aggregate fair market value of the shares (as determined at the time the option is granted) which become exercisable in any calendar year for any employee shall not exceed $100,000, (iii) the form (Incentive Stock Options, Nonqualified Stock Options, Restricted Shares, Restricted Stock Units, Appreciation Rights or Performance Shares) and amount of each award granted, (iv) the provisions of each agreement relating to an award under the Plan, and (v) the limitations, restrictions and conditions applicable to any such award. In making such awards the Committee shall take into consideration the performance of each eligible employee and Nonemployee Director. The determinations of the Committee on all matters regarding the Plan shall be final and conclusive.
C.    INTERPRETATION
Subject to the provisions of the Plan, the Committee may interpret the Plan, and prescribe, amend and rescind rules and regulations relating to it. The interpretation of any provision of the Plan by the Committee shall be final and conclusive.

4.	ELIGIBILITY

All awards under the Plan may be granted under the Plan to employees of the Company or any Subsidiary and Nonemployee Directors, as determined by the Committee, based upon the Committee's evaluation of employees' and Nonemployee Directors' duties and their overall performance including current and potential contributions to the Company's success. Generally, the group of eligible employees includes officers, senior executives, directors who are also employees, and any other members of the Company's management team or other employees deemed appropriate by the Committee. All determinations by the Committee as to the identity of persons eligible to be granted awards hereunder shall be conclusive.

5.	SHARE AWARDS UNDER THE PLAN
A.    FORM
Awards under the Plan shall be granted in the form of Incentive Stock Options, Nonqualified Stock Options, Restricted Shares, Restricted Stock Units, Appreciation Rights or Performance Shares as herein defined in Section 2.

B.	SHARES SUBJECT TO THE PLAN

(i)
The aggregate number of Shares that may be issued or transferred (a) upon the exercise of Option Rights or Appreciation Rights, (b) as Restricted Shares (and released from all substantial risks of forfeiture), (c) upon the vesting of Restricted Stock Units or (d) in payment of Performance Shares that have been earned under the Plan during the term of the Plan may not exceed 21,750,000, 5,000,000 of which are being added, subject to shareholder approval, by this March 14, 2013 amendment and restatement of the Plan) Shares (plus any Shares relating to awards that expire or are forfeited or cancelled), subject to adjustments described in Section 12-A. Such Shares may be Shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Grantee. Without limiting the generality of the foregoing, if any portion of the benefit provided by an award granted under the Plan is paid in cash, the Shares that were covered by that award will, to the extent settled in cash, be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 5-B: (a) Shares tendered in payment of the Option Price of an Option Right shall not be added to the aggregate plan limit described above; (b) Shares withheld by the Company to satisfy tax withholding obligations shall not be added to the aggregate plan limit described above; (c) Shares that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate plan limit described above; and (d) all Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Shares, shall be considered issued or transferred pursuant to the Plan.

(iii)	Notwithstanding anything in this Section 5-B, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12-A of this Plan:

(a)	The aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 21,750,000 Shares.

(b)	No Grantee will be granted Option Rights or Free-standing Appreciation Rights, in the aggregate, for more than 500,000 Shares during any calendar year.

(c)	No Grantee will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units or Performance Shares in the aggregate, for more than 500,000 Shares in any calendar year.

(d)
Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the Date of Grant in accordance with applicable financial accounting rules) of all awards granted to any single Nonemployee Director during any single calendar year shall not exceed $250,000.

6.	OPTION RIGHTS

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to eligible employees or Nonemployee Directors of options to purchase Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

A.	Each grant shall specify the number of Shares to which it pertains subject to the limitations set forth in Section 5-B of the Plan.

B.	Each grant shall specify an Option Price per Share, which may not be less than the Market Value per Share on the Date of Grant.

C.
Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Shares owned by the Grantee (or other lawful consideration) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

D.
To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Shares to which such exercise relates.

E.	Successive grants may be made to the same Grantee whether or not any Option Rights previously granted to such Grantee remain unexercised.

F.
Each grant shall specify the period or periods of continuous service by the Grantee with the Company or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of Retirement, death or disability, a Change of Control or other similar transaction or event. Unless otherwise determined by the Committee at the Date of Grant, the Option Rights shall immediately become exercisable upon the Retirement of the Grantee and shall remain exercisable until 10 years from the Date of Grant.

G.	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such Option Rights.

H.
Option Rights grants under the Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) Nonqualified Stock Options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Grantees who, as of the Date of Grant, are officers or other key employees of the Company or any Subsidiary.

I.	No Option Right shall be exercisable more than 10 years from the Date of Grant.

J.	Each grant of Option Rights shall be evidenced by an agreement, which shall contain such terms and provisions, consistent with the Plan, as the Committee may approve.

K.	Notwithstanding any other provision of this Plan, in no event may any Option Right provide for the payment of dividend equivalents.
7.    RESTRICTED SHARES
The Committee may also authorize the grant or sale to eligible employees or Nonemployee Directors of Restricted Shares. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

A.
Each such grant or sale shall constitute an immediate transfer of the ownership of Shares to the Grantee in consideration of the performance of services, entitling such Grantee to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

B.	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Grantee that is less than the Market Value per Share at the Date of Grant.

C.
Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject, except (if the Committee shall so determine) in the event of Retirement, death or disability or a Change of Control or other similar transaction or event, for a period of not less than 3 years to be determined by the Committee at the Date of Grant (which period may lapse on a pro-rated, graded, or cliff basis as determined by the Committee), to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

D.
Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

E.
Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares and each such grant shall specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

F.
Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided that any dividends with respect to Restricted Shares that vest based on the achievement of Management Objectives shall be accumulated until such award is earned, and the dividends shall not be paid if the Management Objectives are not satisfied.

G.
Each grant or sale of Restricted Shares shall be evidenced by an agreement that shall contain such terms and provisions, consistent with the Plan, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power executed by the Grantee in whose name such certificates are registered, endorsed in blank and covering such Shares.

8.    RESTRICTED STOCK UNITS
The Committee may also authorize the granting or sale of Restricted Stock Units to eligible employees or Nonemployee Directors. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

A.
Each such grant or sale shall constitute the agreement by the Company to deliver Shares or cash to the Grantee in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify.

B.	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Grantee that may be less than the Market Value per Share at the Date of Grant.

C.
Each such grant or sale shall be subject, except (if the Committee shall so determine) in the event of Retirement, death or disability or a Change of Control or other similar transaction or event, to a Deferral Period of not less than 3 years, as determined by the Committee at the Date of Grant. Unless otherwise determined by the Committee at the Date of Grant, the Deferral Period shall immediately lapse upon the Retirement of the Grantee.

D.	During the Deferral Period, the Grantee shall have no right to transfer any rights under his or her award and will have no voting rights.

E.
Any grant of Restricted Stock Units may specify Management Objectives which, if achieved, will result in termination or early termination of the Deferral Period applicable to such Restricted Stock Units and each such grant shall specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Stock Units payable upon termination of the Deferral Period if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

F.
Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Shares or in any combination thereof and may either grant to the Grantee or retain in the Committee the right to elect among those alternatives.

G.	Each grant or sale of Restricted Stock Units shall be evidenced by an agreement containing such terms and provisions, consistent with the Plan, as the Committee may approve.

H.
Each grant or sale of Restricted Stock Units may provide the Grantee with dividend equivalents, on either a current or deferred or contingent basis, and either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related award agreement; provided that dividend equivalents with respect to Restricted Stock Units that vest based on the achievement of Management Objectives shall be accumulated until such award is earned, and the dividend equivalents shall not be paid if the Management Objectives are not satisfied.

9.    APPRECIATION RIGHTS
The Committee may also authorize grants to Grantees of Appreciation Rights. An Appreciation Right shall be a right of the Grantee to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

A.
Any grant may specify that the amount payable upon the exercise of an Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Grantee or reserve to the Committee the right to elect among those alternatives.

B.	Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

C.
Any grant may specify (i) a waiting period or periods before Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.

D.
Any grant may specify that an Appreciation Right may be exercised only in the event of Retirement, death or disability of the Grantee or a Change of Control of the Company or other similar transaction or event.

E.
Each grant shall be evidenced by an agreement, which shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

F.	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.

G.
Regarding Tandem Appreciation Rights only: Each grant shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation.

H.	Notwithstanding any other provision of this Plan, in no event may any Appreciation Right provide for the payment of dividend equivalents.

I.	Regarding Free-standing Appreciation Rights only:

(i)	Each grant shall specify in respect of each Free-standing Appreciation Right a Base Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant.

(ii)	Successive grants may be made to the same Grantee regardless of whether any Free-standing Appreciation Rights previously granted to such Grantee remain unexercised.

(iii)
Each grant shall specify the period or periods of continuous employment of the Grantee by the Company or any Subsidiary that are necessary before the Free-standing Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of Retirement, death or disability of the Grantee or a change in control of the Company or other similar transaction or event. Unless otherwise determined by the Committee at the Date of Grant, the Free-standing Appreciation Rights shall immediately become exercisable upon the Retirement of the Grantee and shall remain exercisable until 10 years from the Date of Grant.

(iv)	No Free-standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
10.    PERFORMANCE SHARES
The Committee may also authorize the granting of Performance Shares that will become payable to a Grantee upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

A.
Each grant will specify the number of Performance Shares to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

B.
The Performance Period with respect to each Performance Share will be such period of time (not less than one year), as will be determined by the Committee at the time of grant which may be subject to earlier lapse or other modification in the event of the Retirement, death or disability of a Grantee, or a Change of Control of the Company or other similar transaction or event.

C.
Any grant of Performance Shares will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Performance Shares that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares will specify that, before the Performance Shares will be earned and paid, the Committee must certify that the Management Objectives have been satisfied.

D.
Each grant will specify the time and manner of payment of Performance Shares that have been earned. Each grant will specify that the amount payable with respect thereto may be paid by the Company in cash, in Shares or in any combination thereof and may either grant to the Grantee or retain in the Committee the right to elect among those alternatives.

E.	Any grant of Performance Shares may specify that the amount payable or the number of Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant.

F.	Each grant of Performance Shares will be evidenced by an agreement and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

G.
Each grant Performance Shares may provide the Grantee with dividend equivalents, either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related award agreement; provided that any such dividend equivalents shall be accumulated until the Performance Shares are earned, and the dividend equivalents shall not be paid if the Management Objectives are not satisfied.

11.    DURATION
No awards may be granted under this Plan after March 13, 2023, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of the Plan.
12.    MISCELLANEOUS
A.    ADJUSTMENTS IN THE EVENT OF CHANGE IN COMMON STOCK

The Committee shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights, Restricted Shares, Restricted Stock Units, Appreciation Rights or Performance Shares granted hereunder, in the price per share applicable to such Option Rights and Appreciation Rights and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Grantees that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. With respect to each adjustment contemplated by the foregoing sentence, no such adjustment shall be made to the extent that such adjustment would cause an award to violate the provisions of Section 409A of the Code. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. The Committee shall also make or provide for such adjustments in the numbers of Shares specified in Section 5-B of the Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12-A; provided, however, that any such adjustment to the number specified in Section 5-B(iii)(a) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to qualify.
B.    TRANSFERABILITY

(i)
Except as provided in Section 12-B(iii) below, no Option Right, Restricted Share, Restricted Stock Unit, Appreciation Right or Performance Share granted under the Plan will be transferable by a Grantee other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Grantee's lifetime only by him or her or by his or her guardian or legal representative.

(ii)
The Committee may specify at the Date of Grant that part or all of the Shares that are (a) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or upon payment under any grant of Restricted Stock Units or Performance Shares or (b) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of the Plan, will be subject to further restrictions on transfer.

(iii)
The Committee may determine that Option Rights (other than Incentive Stock Options), Restricted Shares, Restricted Stock Units, Performance Shares or Appreciation Rights may be transferable by a Grantee, without payment of consideration therefor by the transferee, only to any one or more members of the Grantee's immediate family; provided, however, that (a) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (b) any such transferee shall be subject to the same terms and conditions hereunder as the Grantee. For the purposes of this Section 12-B, the term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant or Grantee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.

C.	APPLICATION OF PROCEEDS
The proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.
D.     WITHHOLDING TAXES
Upon the issuance of any Shares or any payment made or benefit realized by a Grantee under the Plan, the Company shall have the right to require the Grantee to remit to the Company an amount payable in cash, money order, certified check or cashier's check that is sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate(s) for shares of common stock or any payment or benefit.
The Committee, in its sole discretion, may permit or require the Grantee to pay such taxes through the withholding of Shares otherwise deliverable to such Grantee or the delivery to the Company of Shares otherwise acquired by the Grantee. In no event, however, shall the Company accept Shares for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Committee, a Grantee or such other person may surrender Shares owned by the Grantee to satisfy any tax obligations resulting from any such transaction.
E.     RIGHT TO TERMINATE EMPLOYMENT
Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Grantee the right to continue in the employment of the Company or any Subsidiary or service as a Nonemployee Director or affect any right which the Company has to terminate any Grantee's employment or other service at any time.

F.	GOVERNING LAW
The Plan and all grants and awards and actions taken thereunder shall be construed and its provisions enforced and administered in accordance with the internal substantive laws of Ohio, except to the extent that such laws may be superseded by any federal laws.
G.     AWARDS NOT TREATED AS COMPENSATION UNDER BENEFIT PLANS
No awards under the Plan shall be considered as compensation under any employee benefit plan of the Company, except as specifically provided in any such plan or as otherwise determined by the Board of Directors.
H.    ELIMINATION OF FRACTIONAL SHARES
If, under any provision of the Plan or formula used to calculate award levels of Option Rights, Restricted Shares, Restricted Stock Units, Appreciation Rights or Performance Shares, the number so computed is not a whole number, such number of shares shall be rounded down to the next whole number.
I.    PROHIBITION OF RE-PRICING
Except for adjustments made pursuant to Sections 12-A or 13, neither the Board nor the Committee will, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price. No Option Right or Appreciation Right will be cancelled and replaced with an award having a lower Option Price or Base Price, or for another award, or for cash without further approval of the shareholders of the Company, except as provided in Sections 12-A or 13. Furthermore, no Option Right or Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another award without further approval of the shareholders of the Company. This Section 12-I is intended to prohibit the re-pricing of “underwater” Option Rights or Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Sections 12-A or 13.
J.    CLAWBACK POLICY
Notwithstanding any other provision of the Plan to the contrary, any award granted hereunder shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery (or “clawback”) policy maintained by the Company from time to time, as such policy may be amended, including, but not limited to, any amendment adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities Exchange Commission or applicable securities exchange.
13.    CHANGE OF CONTROL
In the event of a Change of Control, the Committee, in its sole discretion, may provide for or take such actions, if any, as it deems necessary or desirable with respect to any award that is outstanding as of the date of the Change of Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an award; (b) the payment of a cash amount in exchange for the cancellation of an award; (c) the cancellation of Option

Rights and/or Appreciation Rights without payment therefor if the Market Value per Share on the date of the Change of Control does not exceed the Option Price or Base Price per Share of the applicable awards; and/or (d) the issuance of substitute awards that substantially preserve the value, rights and benefits of any affected awards.
14.    COMPLIANCE WITH SECTION 409A OF THE CODE

A.
To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantees. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

B.
Neither a Grantee nor any of a Grantee's creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Grantee or for a Grantee's benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Grantee to the Company or any of its affiliates.

C.
If, at the time of a Grantee's separation from service (within the meaning of Section 409A of the Code), (i) the Grantee shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

D.
Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Grantee or for a Grantee's account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Grantee harmless from any or all of such taxes or penalties.

15.    EFFECTIVE DATE/APPROVAL BY SHAREHOLDERS

A.
The Plan is amended and restated as provided herein effective as of March 14, 2013, subject to approval of the Plan by the Company's shareholders at the Company's 2013 annual meeting of shareholders to the extent required by applicable law and the rules of the New York Stock Exchange.

B.
Except as otherwise provided herein, all awards granted prior to March 14, 2013, shall be governed by the terms of the Plan in effect prior to such date, and all awards granted during the period beginning on March 14, 2013, and ending prior to approval of the Plan by the Company's shareholders in accordance with Section 15-A shall be subject to the provisions of Section 5-B of the Plan in effect immediately prior to March 14, 2013.

16.    AMENDMENT AND TERMINATION OF THE PLAN
The Plan may be amended from time to time or suspended or terminated by the Committee; provided, however, that any amendment that must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Without limiting the generality of the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

FOREST CITY ENTERPRISES, INC.
1100 TERMINAL TOWER
50 PUBLIC SQUARE
CLEVELAND, OH 44113
ATTN: LINDA KANE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M57027-P38407 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FOREST CITY ENTERPRISES, INC. CLASS A

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" THE FOLLOWING:	For All	Withhold All	For All Except
1. The election of four (4) directors, each to hold office until the next annual shareholders' meeting and until his or her successor shall be elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Arthur F. Anton
02) Scott S. Cowen
03) Michael P. Esposito, Jr.
04) Stan Ross

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:	For	Against	Abstain
2. The approval (on an advisory, non-binding basis) of the compensation of the Company's Named Executive Officers.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:			
3. The approval of the amendment and restatement of the Executive Short-Term Incentive Plan.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:			
4. The approval of the amendment and restatement of the Executive Long-Term Incentive Plan.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:			
5. The approval of the amendment and restatement of the 1994 Stock Plan.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:			
6. The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013.	☐	☐	☐

NOTE: In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

A

M57028-P38407

Forest City Enterprises, Inc. Class A

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2013**

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class A Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 13, 2013, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOREST CITY ENTERPRISES, INC.
1100 TERMINAL TOWER
50 PUBLIC SQUARE
CLEVELAND, OH 44113
ATTN: LINDA KANE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M57029-P38407

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST CITY ENTERPRISES, INC. CLASS B

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" THE FOLLOWING:

	For All	Withhold All	For All Except
1. The election of nine (9) directors, each to hold office until the next annual shareholders' meeting and until his or her successor shall be elected and qualified.	☐	☐	☐

Nominees:

01) Kenneth J. Bacon
02) Deborah L. Harmon
03) David J. LaRue
04) Brian J. Ratner
05) Bruce C. Ratner
06) Charles A. Ratner
07) Deborah Ratner Salzberg
08) Ronald A. Ratner
09) Louis Stokes

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

	For	Against	Abstain
5. The approval of the amendment and restatement of the 1994 Stock Plan.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

	For	Against	Abstain
6. The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013.	☐	☐	☐

NOTE: In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

B

M57030-P38407

Forest City Enterprises, Inc. Class B

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2013

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class B Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 13, 2013, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE